      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 1999

                                                      REGISTRATION NO. 333-50995
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                          AMENDMENT NO. 2 ON FORM S-4
                                       TO


                       REGISTRATION STATEMENT ON FORM S-1
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

PHOENIX COLOR CORP.               DE                2732                22-2269911
PCC EXPRESS, INC.                 DE                4713                32-2038306
PHOENIX (Md.) REALTY, LLC         MD                6519                   None
TECHNIGRAPHIX, INC.               MD                2732                55-1504959

   (Exact Name of Each     (State or Other    (Primary Standard      (I.R.S. Employer
      Registrant as        Jurisdiction of       Industrial       Identification Number)
Specified in Its Charter)  Incorporation or  Classification Code
                            Organization)          Number)

                           --------------------------


                          540 WESTERN MARYLAND PARKWAY
                              HAGERSTOWN, MD 21740
                                 (301) 733-0018
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                                             WITH A COPY TO:
              LOUIS LASORSA, PRESIDENT                              ANDREW J. GOODMAN, ESQ.
            540 WESTERN MARYLAND PARKWAY                        BRESLER, GOODMAN & UNTERMAN, LLP
                HAGERSTOWN, MD 21740                                    521 FIFTH AVENUE
                   (301) 733-0018                                      NEW YORK, NY 10175
                                                                         (212) 661-2150

    (Name, Address Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent for Service)

                         ------------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the effective date of the Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                           PROPOSED
                                                                       PROPOSED            MAXIMUM
            TITLE OF EACH CLASS                                        MAXIMUM            AGGREGATE           AMOUNT OF
            OF SECURITIES TO BE                  AMOUNT TO BE     OFFERING PRICE PER       OFFERING          REGISTRATION
                 REGISTERED                       REGISTERED             NOTE               PRICE                FEE
10 3/8% Senior Subordinated Notes due 2009..     $105,000,000            100%            $105,000,000             $
Subsidiary Guarantees of the 10 3/8% Senior
  Subordinated Notes due 2009...............         (1)                 (1)                 (1)                 (1)
Total.......................................     $105,000,000            100%            $105,000,000         $16,402(2)


(1) Each Registrant other than Phoenix Color Corp. is a subsidiary of Phoenix Color Corp. and is unconditionally guaranteeing payment of the 10 3/8% Senior Subordinated Notes due 2009. Pursuant to Rule 457 (n) under the Securities Act of 1933, no registration fee is required with respect to these guarantees.

(2) The Company paid a filing fee of $13,570 with the filing of the Registration Statement on April 24, 1998.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    SUBJECT TO COMPLETION, DATED MAY 5, 1999


PROSPECTUS

                                     [LOGO]

                               OFFER TO EXCHANGE
                 ITS 10 3/8% SENIOR SUBORDINATED NOTES DUE 2009
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
               FOR UP TO $105,000,000 AGGREGATE PRINCIPAL AMOUNT
         OF ITS OUTSTANDING 10 3/8% SENIOR SUBORDINATED NOTES DUE 2009

THE EXCHANGE NOTES:

    - The terms of the 10 3/8% Senior Subordinated Notes due 2009 which we will issue and which have been registered under the Securities Act (we call these the "exchange notes") will be substantially identical to the outstanding 10 3/8% Senior Subordinated Notes which we issued on February 2, 1999 (we call these the "old notes"), except for the elimination of certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.

    - We will pay interest on the exchange notes twice a year, on February 1 and August 1, beginning August 1, 1999.

    - We cannot redeem the exchange notes before February 1, 2004. After that date, we may redeem them at certain specified prices. However, until February 1, 2002, we can redeem up to 25% of the exchange notes at 110.375% of their face amount, plus interest, with money we raise in one or more public equity offerings.

    - If we experience certain changes of control, we must offer to purchase the exchange notes at 101% of their face amount, plus interest.

GUARANTEES:


    Each of our subsidiaries is jointly, severally and unconditionally guaranteeing payment in full of the exchange notes on an unsecured, senior subordinated basis.


THE EXCHANGE OFFER:

    - We are offering to exchange the exchange notes for the old notes in the exchange offer described in this prospectus.

    - Our exchange offer will expire at 5:00 p.m., New York City time, on   ,
      1999, unless extended.

    - Our completion of the exchange offer is subject to customary conditions, which we may waive.

    - Upon our completion of the exchange offer, all old notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of exchange notes.

    - Tenders of outstanding old notes may be withdrawn at any time prior to the expiration of the exchange offer.

    - The exchange of notes will not be a taxable exchange for federal income tax purposes.

    - We do not intend to list the exchange notes on any national securities exchange or NASDAQ.

    - We will not receive any cash proceeds from the exchange offer.

NOTICE TO INVESTORS:

    - You should consider carefully the risk factors described in the "Risk Factors" section of this prospectus before tendering your old notes in the exchange offer.

    - NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS MAY    , 1999.

    Each broker-dealer that receives exchange notes for its own account must confirm that it will deliver a prospectus in connection with any resale of the exchange notes. The accompanying letter of transmittal states that, by so confirming and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer receiving exchange notes for old notes it acquired as a result of market-making or other trading activities may use this prospectus for an offer to resell, a resale or other re-transfer of the exchange notes. We have agreed that, for a period of one year after the expiration date of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such transactions.

    We have not authorized any person to make a statement that differs from the statements in this prospectus. If any person makes a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, the exchange notes in any state where such offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

    This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

                               TABLE OF CONTENTS


                                                                                           PAGE
                                                                                           -----
Prospectus Summary....................................................................           4
Risk Factors..........................................................................          14
Use of Proceeds.......................................................................          20
Capitalization........................................................................          21
Selected Historical Consolidated Financial Data.......................................          22
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................          24
Business..............................................................................          29
Management............................................................................          37
Principal Stockholders................................................................          41
Certain Transactions..................................................................          42
Description of Senior Credit Facility.................................................          42
Description of Exchange Notes.........................................................          44
Certain U.S. Federal Income Tax Considerations........................................          64
The Exchange Offer....................................................................          68
Plan of Distribution..................................................................          75
Legal Matters.........................................................................          76
Experts...............................................................................          76
Available Information.................................................................          76
Index to Financial Statements.........................................................         F-1

                      WHERE YOU CAN FIND MORE INFORMATION

    This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the exchange notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer. Since these summaries may not contain all of the information that you may find important, you should review the full text of these documents. We have filed certain of these documents as exhibits to the registration statement.

    In addition, we have agreed that, even though the SEC may not require us to do so, for so long as any notes remain outstanding, we will furnish to noteholders and the trustee for the noteholders, and will file with the SEC all such information, documents and reports as are specified in Section 13 or 15(d) of the Securities Exchange Act.

    You should direct any request for information to our Chief Financial Officer at least 10 business days before you tender your exchange notes in the exchange offer. Our mailing address and telephone number are:

                              Phoenix Color Corp.
                          540 Western Maryland Parkway
                              Hagerstown, MD 21740
                                 (301) 733-0018

                              CAUTIONARY STATEMENT
                      REGARDING FORWARD LOOKING STATEMENTS

    Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "estimate", "anticipate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or other "forward-looking" information. Although we believe that our assumptions, plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that our plans, intentions or expectations will be achieved. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this prospectus. The risk factors noted in the "Risk Factors" section and other factors referred to throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                        CERTAIN MARKET AND INDUSTRY DATA


    The market data and industry forecasts that we refer to in this prospectus were obtained from publicly available information, industry publications and, as noted, management estimates. While we believe this data, information and estimates to be materially correct, we have not verified and cannot guarantee them.


                              USE OF CERTAIN TERMS

    Unless the context otherwise requires, as used in this prospectus, the terms "we," "our," "Phoenix Color," "Company" or "Issuer" refer to Phoenix Color Corp. and its subsidiaries. The term "old notes" refers to the 10 3/8% Senior Subordinated Notes due 2009 that we issued on February 2, 1999, the term "exchange notes" refers to the 10 3/8% Senior Subordinated Notes due 2009 that have been registered under the Securities Act of 1933 and that we are offering in exchange for the old notes as described in this prospectus, and the term "notes" refers collectively to the old notes and the exchange notes.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THE PROSPECTUS AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. BEFORE MAKING YOUR INVESTMENT DECISION, AND IN ORDER TO FULLY UNDERSTAND THE EXCHANGE OFFER, YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS (INCLUDING THE "RISK FACTORS" SECTION) AND THE OTHER DOCUMENTS TO WHICH IT REFERS.

                              PHOENIX COLOR CORP.


    We believe we are the largest North American independent printer of book components, which we supply to publishers and book manufacturers. Our book components primarily include book jackets, paperback covers and pre-printed case covers which are glued to hardboard and used for hardcover books. We also produce book components such as illustrations, endpapers and inserts. We recently expanded our capabilities and now manufacture complete books in juvenile and educational book markets not being serviced by our principal book manufacturing customers. We serve over 200 customers, including some of the largest firms in publishing and book printing, such as Simon & Schuster, HarperCollins, Penguin Putnam, Random House, McGraw-Hill, Time Warner, Microsoft, Walt Disney and R.R. Donnelley.


    Producing complete books requires both the printing of text and the manufacture of book components. Publishers often demand high-quality, intricate book covers. Specialized equipment, materials and finishes are needed to produce these covers, and many leading publishers rely on specialty printers such as Phoenix Color to supply book components, and use other commercial printers to print text and assemble books.

    We intend to increase our net sales and EBITDA by expanding our current book components business and by using our newest production facility to offer complete book manufacturing for children's books and educational workbooks. We believe our long-standing reputation with our publishing customers for producing quality book components will enable us to attract orders for the manufacture of complete books. Based on comments and new orders from a number of our customers, we believe our book manufacturing plans are being well-received.


    We were founded in 1979 by 15 industry veterans. From 1994 through 1998, and including our 1996 acquisition of New England Book Holding Corporation ("NEBC"), our net sales increased at a compound annual rate of 20.5%. For 1994, 1995, 1996, 1997 and 1998, our net income was, respectively, $3.2 million, $3.7 million, $1.4 million, $4.5 million and $1.0 million. On a pro forma basis reflecting two acquisitions completed in 1999, our net sales were $127.9 million and our EBITDA was $21.1 million for the year ended December 31, 1998.


    Our growth and profitability are a result of (1) consistently providing superior customer service and product quality, (2) expanding our product line and (3) continually adding state-of-the-art manufacturing capacity. In developing our business, we emphasize:

    - Technologically advanced prepress and manufacturing equipment and efficient production techniques;

    - A computerized management information system which links all of our facilities and customers and furnishes immediately available operating data;

    - Fast turnaround times made possible by our state-of-the-art manufacturing equipment, strategic location of our seven plants near major delivery points and the use of our own delivery trucks;

    - Long-term relationships with suppliers of important raw materials such as paper, laminating film and ink; and

    - A highly motivated sales force which emphasizes customer training and educational programs.

                             COMPETITIVE STRENGTHS

    We attribute our strong historical results and positive growth outlook to the following factors:


    LEADING MARKET POSITION IN SPECIALIZED MARKET NICHE. We believe Phoenix Color is the largest independent book component manufacturer in North America. We supply book components to multiple segments of the book market, such as general interest (including best sellers), juvenile, education, religious and business books. These books are distributed through retail bookstores, mass market retailers and increasingly via the internet. We estimate that, of the approximately $400 million in annual book component sales, Phoenix Color with 1998 pro forma net sales of $127.9 million (including two 1999 acquisitions) has a leading 30% market share, and the next closest competitor has approximately a 15% share. Based on our industry experience, we believe that the next three largest book component manufacturers collectively possess approximately a 15% share of the overall market.


    WELL-ESTABLISHED CUSTOMER BASE. We serve over 200 customers, including some of the largest firms in publishing and book printing, such as Simon & Schuster, HarperCollins, Penguin Putnam, Random House, McGraw-Hill, Time Warner, Microsoft, Walt Disney and R.R. Donnelley. We have serviced many of these customers since our inception, due, we believe, to our ability to supply, on a timely and consistent basis, the high quality products needed by our customers.

    STATE-OF-THE-ART PRODUCTION FACILITIES. Phoenix Color is a technological leader in book component production due to its continual investment in technologically advanced prepress, printing and finishing equipment. Our modern facilities enable us to provide quality products with a high level of automation and a low number of manufacturing employees. Our proprietary Phoenix Colornet-Registered Trademark- system allows the electronic transfer of digital files through equipment installed by us at customer locations, resulting in reliable, consistently color-accurate, remote digital proofing. As a result of our investment in modern manufacturing facilities, we believe we consistently offer our customers the most modern and complete line of printing and finishing facilities and the shortest work-order turnaround time in the industry.

    POSITIVE OPERATING RESULTS. We have grown steadily since our 1979 founding and, over the five-year period ended December 31, 1998, generated a compound annual growth rate in net sales of 20.5%, through internal growth and the NEBC acquisition.

    DIVERSIFIED PRODUCT MIX. We believe we service the broadest range of book market segments of any book component manufacturer in North America, including general interest, juvenile, educational, business, book club and religious categories. Since each segment of the book market generally experiences yearly fluctuations, our supplying of book components for a broad range of market segments enables us to offset decreases in one segment with increases in other segments.

    PROFESSIONAL SALES AND MARKETING. Our direct sales force is highly trained and is located in seven offices throughout the United States. New sales representatives participate in a three-month manufacturing and sales orientation program, including spending at least two weeks in a working pressroom. All sales personnel are required to participate annually in a two-week continuing education program. We market our services by providing regular training and educational programs in printing processes and technology to publishing house personnel and by participating in publishers' trade shows.

    MANAGEMENT CONTINUITY AND OWNERSHIP. Current senior management has operated the Company since its early years and through multiple economic cycles and stages of growth. Active management owns, directly and indirectly through participation in an Employee Stock Bonus and Ownership Plan, 52.8% of the Company's total common stock and 73.0% of its voting common stock.

BUSINESS STRATEGY

    The key elements of our business strategy are to:


    MAINTAIN PRODUCTION EFFICIENCY AND QUALITY. Our goal is to remain the leading North American supplier of book components by maximizing production efficiency and offering superior quality and rapid turnaround times. We continue to invest our financial, management and personnel resources in highly automated production equipment, digital file transfer and network communications, real-time operating information systems and management controls.


    EXPAND INTO COMPLEMENTARY AREAS OF BOOK MANUFACTURING. We are expanding our business to include complete book manufacturing of children's books and educational workbooks in order to provide one-stop shopping for our publishing customers. These are market segments in which we believe we can obtain orders from existing customers and attract new customers who may be under-serviced. Our publishing customers have indicated they want us to supply these complete books which are not being produced by our principal book manufacturing customers.


    ENHANCE SALES AND MARKETING PROGRAMS. We have a direct sales force of 30 representatives and we intend to expand its size to 40 or 45 representatives over the next 18 months. We plan to use our increased sales force to capture a greater share of business from existing publishing customers and to solicit new customers, such as smaller regional publishers. We also intend to continue our customer training and educational programs in printing processes and technologies in efforts to reach a larger segment of the book publishing market.


    PURSUE STRATEGIC ACQUISITIONS. The book printing industry is facing consolidation because of the need for, and the high cost of, modern production plants. We believe there are attractive acquisition opportunities among book component and book printing companies, and we will continue to seek potential acquisition targets whose geographic location, customer base and type of business will complement ours. We expect that our management expertise, modern production technology, single-source purchasing relationships and financial resources will help us to achieve revenue growth and further economies of scale through the acquisition of other companies.

                              MID-CITY ACQUISITION


    On January 4, 1999, we acquired Mid-City Lithographers, Inc. (which we call "Mid-City"), a specialty component printer located in Lake Forest, Illinois, for a total purchase price of $12.5 million. Mid-City supplies components primarily to the elementary and high school textbook segment of the book publishing market. Mid-City was merged into the Company at the closing, and we believe the Mid-City acquisition will be complementary to our core business by adding a significant customer base in the elementary and high school textbook market. This market tends to be more active during the first half of the year while other market segments serviced by Phoenix Color are more active in the second half. For the year ended December 31, 1998, Mid-City's net sales were $14.2 million and its EBITDA was $1.0 million, on an unaudited basis.


                           TECHNIGRAPHIX ACQUISITION

    On February 12, 1999, we acquired TechniGraphix, Inc. (which we call "TechniGraphix") for a purchase price of $7.3 million. TechniGraphix is a producer of print-on-demand books located in Dulles, Virginia. Instead of using offset or other press equipment requiring inked plates and set-up time to manufacture books, TechniGraphix uses high-speed digital printing equipment to reproduce book text directly from digitally stored files. On-demand printing technology is suitable and cost-effective for smaller book production runs. With on-demand printing, a publisher's titles need never be considered "out-of-print." For the year ended December 31, 1998, TechniGraphix's net sales were $6.3 million and its EBITDA was $1.1 million, on an unaudited basis.

                         SUMMARY OF THE EXCHANGE OFFER

The Exchange Offer......  We are offering to exchange $1,000 principal amount of our exchange notes for each $1,000 principal amount of old notes. As of the date of this prospectus, $105,000,000 in aggregate
                          principal amount of old notes are outstanding.

                          Both the exchange notes and the old notes are issued under an indenture dated February 2, 1999 with Chase Manhattan Trust
                          Company, National Association, as trustee.

                          We have registered the exchange notes under the Securities Act and they are substantially identical to the old notes, except for the elimination of certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.

Resale of the Exchange
  Notes.................  Based on interpretations by the SEC set forth in certain no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that

                          - you are acquiring the exchange notes in the ordinary course of business;

                          - you are not participating, do not intend to participate, and have no arrangement or understanding with any person to
                            participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                          - you are not an "affiliate" of ours.

                          If our belief is inaccurate and you transfer any exchange notes without delivering a prospectus meeting the requirements of the
                          Securities Act or without an exemption from registration of your exchange notes from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify you against, such liability.

                          Each broker-dealer that is issued exchange notes for its own account in exchange for old notes which were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act, in connection with any resale of the exchange notes. The accompanying letter of transmittal states that, by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.
                          A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the exchange notes. We have agreed that, for a period of one year after the expiration of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such transactions. We believe that no registered holder of the old

                          notes is an affiliate (as such term is defined in Rule 405 of the
                          Securities Act) of ours.

                          The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any
                          jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Accrued Interest on the
  Exchange Notes and the
  Old Notes.............  Interest on the exchange notes will accrue from the last interest payment date on which interest was yet paid on the old notes, or, if no interest was paid on the old notes, from the date of issuance of the old notes (February 2, 1999). Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes.

No Minimum Condition....  We are not conditioning the exchange offer on the tender of any minimum aggregate principal amount of old notes.

Expiration Date.........  The exchange offer will expire at 5:00 p.m., New York City time,
                          on            , 1999, unless we decide to extend the exchange
                          offer.

Withdrawal Rights.......  You may withdraw your tender at any time prior to 5:00 p.m., New
                          York City time, on the expiration date.

Conditions to the
  Exchange Offer........  The exchange offer is subject to customary conditions, which we may waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any
                          conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any such condition occurs. See "The Exchange Offer-- Conditions."

Procedures for Tendering
  Old Notes.............  If you are a holder of old notes who wishes to accept the exchange offer, you must:

                          - complete, sign and date the accompanying letter of transmittal, or a facsimile thereof, and mail or otherwise deliver such documentation, together with your old notes to the exchange agent at the address set forth under "The Exchange
                            Offer--Exchange Agent;" or

                          - arrange for the Depository Trust Company to transmit certain required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

                          By tendering your old notes, in either manner, you will be representing, among other things, that:

                          - you are acquiring the exchange notes in the ordinary course of business;

                          - you are not participating, do not intend to participate, and have no arrangement or understanding with any person to
                            participate, in the

                            distribution of the exchange notes issued to you in the
                            exchange offer; and

                          - you are not an "affiliate" of ours.

Special Procedures for
  Beneficial Owners.....  If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact such registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of
                          transmittal and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures............  If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed on time, you may tender your old notes according to the guaranteed delivery procedures set forth in "The Exchange
                          Offer--Guaranteed Delivery Procedures."

Use of Proceeds.........  We will not receive any proceeds for the issuance of the exchange notes in the exchange offer. We will pay all our expenses
                          incurred in connection with the exchange offer.

Federal Income Tax
  Consequences..........  We anticipate that the exchange of notes in the exchange offer will not be a taxable event for federal income tax purposes. See
                          "Certain U.S. Federal Income Tax Considerations."

Effect on Holders of Old
  Notes.................  As a result of this exchange offer, we will have fulfilled an obligation under the registration rights agreement dated as of
                          February 2, 1999 between our Company and First Union Capital
                          Markets Corp., and, accordingly, there will be no increase in the interest rate on the old notes. If you do not tender your old notes in the exchange offer:

                          - you will continue to hold the old notes and will be entitled to all the rights and limitations applicable to the old notes under the indenture governing the notes, except for any rights under the registration rights agreement that terminate as a result of the completion of the exchange offer; and

                          - you will not have any further registration or exchange rights and your old notes will be subject to certain restrictions on transfer.

                          Accordingly, the trading market for untendered old notes could be adversely affected.

Shelf Registration
  Statement.............  Under certain limited circumstances, certain holders of old notes may require us to file a shelf registration statement under the
                          Securities Act, which would cover resales of old notes by such holders.

Exchange Agent..........  Chase Manhattan Trust Company, National Association is serving as exchange agent in connection with the exchange offer, and is also trustee under the indenture. See "The Exchange Offer--Exchange
                          Agent."

                                TERMS OF THE EXCHANGE NOTES

Exchange Notes
  Offered...............  $105 million aggregate principal amount of 10 3/8% Senior
                          Subordinated Notes due 2009.

Issuer: ................  Phoenix Color Corp.

Maturity Date: .........  February 1, 2009

Interest Payment
  Dates: ...............  February 1 and August 1 of each year, beginning on August 1,
                          1999.

Optional Redemption.....  We may redeem all or part of the exchange notes beginning on
                          February 1, 2004, at the redemption prices stated in "Description of the Exchange Notes--Optional Redemption," plus accrued and unpaid interest on the exchange notes to be redeemed. Until
                          February 1, 2002, we may also redeem up to 25% of the exchange notes at a price of 110.375% of their face amount with the net cash proceeds from one or more public equity offerings. See
                          "Description of the Exchange Notes--Optional Redemption."

Ranking: ...............  The exchange notes will be general unsecured obligations of the
                          Company. The exchange notes will be effectively subordinated in right of payment to our secured debt (including purchase money indebtedness owed to suppliers of our capital equipment and borrowings under our senior credit facility) with respect to the assets securing such secured debt. The exchange notes will also be subordinated in right of payment to all of our existing and future senior debt. In the future, we may issue debt that ranks senior, equal or subordinate to the exchange notes. See
                          "Description of the Exchange Notes--Ranking of the Notes."

Guarantees..............  All of our current and future "restricted subsidiaries" will jointly, severally and unconditionally fully guarantee the exchange notes on an unsecured senior subordinated basis. Each subsidiary guarantor may issue debt that ranks senior, equal or subordinate to its subsidiary guarantee. Each subsidiary's guarantee will be effectively subordinated to each subsidiary guarantor's secured debt with respect to the assets securing such secured debt. Each subsidiary's guarantee will be subordinated in right of payment to all of its existing and future senior debt.
                          See "Description of the Exchange Notes--Guarantees" and see
                          "Description of the Exchange Notes--Ranking of Guarantees."

Change of Control.......  If a third party acquires control of our Company, you will have the right to require us to repurchase your exchange notes at a price equal to 101% of the principal amount of your exchange notes plus accrued and unpaid interest to the date of purchase.
                          See "Description of the Exchange Notes--Change of Control."

Asset Sale Proceeds.....  In certain instances, we would have to use the net cash proceeds of certain asset sales to offer to purchase the exchange notes at a price equal to 100% of the principal amount of the exchange notes plus accrued and unpaid interest to the date of purchase.
                          See "Description of

                          the Exchange Notes--Limitation on Sales of Assets and Subsidiary
                          Stock."

Certain Covenants.......  We will issue the exchange notes under an indenture that will contain covenants for your benefit that, among other things, restrict our ability to:

                          - incur additional debt

                          - pay dividends

                          - incur liens

                          - transfer or sell assets

                          - enter into transactions with affiliates

                          - issue or sell stock of restricted subsidiaries

                          - merge or consolidate Phoenix Color or certain subsidiaries

                          - change our line of business

                          See "Description of the Notes--Certain Covenants"

                                  RISK FACTORS

    You should read the "Risk Factors" section, as well as the other cautionary statements throughout the entire prospectus, to ensure you understand the risks associated with tendering your old notes in the exchange offer.

     SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    We present below summary historical and pro forma financial data of the Company. We derived the historical financial data as of December 31, 1998 and for the years ended December 31, 1996, 1997 and 1998 from the Company's audited Consolidated Financial Statements and related Notes, which are included elsewhere in this prospectus. We derived the historical financial data for the year ended December 31, 1995 from the Company's audited Consolidated Financial Statements and related Notes, which are not included herein. We derived the data for the year ended December 31, 1994 from unaudited financial statements that we prepared on the same basis as the audited Consolidated Financial Statements. In our opinion, the unaudited financial data includes all adjustments (consisting of normal recurring adjustments) that we consider necessary for a fair presentation of the data.

    The unaudited pro forma consolidated data presented below is based upon audited financial statements for our Company for the year ended December 31, 1998 after giving effect to the acquisitions of Mid-City and TechniGraphix. The unaudited pro forma consolidated operating data presented is based on certain assumptions that we believe fairly represent the effect of both the acquisitions and the issuance and sale of the old notes as if they had occurred on January 1, 1998, while the pro forma balance sheet data presented below assumes that the acquisitions and such issuance and sale took place on December 31, 1998. By including unaudited pro forma financial data, we do not suggest that the data indicates what our results of operations would actually have been had the acquisitions and this offering been completed on the assumed dates. You should read this information in conjunction with the Consolidated Financial Statements and related Notes and the other financial information contained elsewhere in this offering memorandum.

                                                                         YEARS ENDED DECEMBER 31,
                                                          -------------------------------------------------------
                                                            1994       1995      1996(1)      1997        1998
                                                          ---------  ---------  ---------  ----------  ----------

                                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.............................................  $  50,971  $  60,907  $  95,262  $  104,794  $  107,491
  Gross profit..........................................     13,503     15,778     24,146      31,072      26,864
  Selling and marketing expenses........................      1,827      3,036      6,089       5,881       6,278
  General and administrative expenses...................      4,803      4,505      8,920      12,265      12,934
  Income from operations................................      6,873      8,237      7,869      12,926       7,652
  Net income............................................      3,200      3,710      1,366       4,482       1,028



                                                                                            AS OF DECEMBER 31, 1998
                                                                                            -----------------------
                                                                                              ACTUAL     PRO FORMA
                                                                                            ----------  -----------
                                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...............................................................  $   14,834   $     665
  Total assets............................................................................     132,440     143,199
  Total debt (including capital lease obligations)........................................      95,447     105,000
  Total stockholders' equity..............................................................      17,283      16,642


                                                                         YEARS ENDED DECEMBER 31,
                                                          -------------------------------------------------------
                                                            1994       1995      1996(1)      1997        1998
                                                          ---------  ---------  ---------  ----------  ----------

                                                                          (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
  Depreciation and amortization expense.................  $   3,265  $   3,119  $   8,389  $    9,142  $   10,834
  Capital expenditures (2)..............................      6,083     17,841     11,052      15,131      48,168
  Ratio of earnings to fixed charges (3)................       4.7x       4.2x       1.6x        2.7x        1.5x
  EBITDA (4)............................................  $  10,208  $  11,346  $  16,499  $   22,005  $   18,946
  EBITDA margin (5).....................................      20.0%      18.6%      17.3%       21.0%       17.6%



                                                                                                   YEAR ENDED
                                                                                               DECEMBER 31, 1998
                                                                                              --------------------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
UNAUDITED PRO FORMA CONSOLIDATED DATA:
  Net sales.................................................................................       $  127,924
  Net loss (6)..............................................................................             (412)
  Cash interest expense.....................................................................           10,894
  EBITDA (4)................................................................................           21,050
  Ratio of total debt to EBITDA.............................................................              4.9x
  Ratio of EBITDA to cash interest expense..................................................              1.9x


------------

(1) On February 1, 1996, the Company acquired NEBC. See "Management Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 to Notes to Consolidated Financial Statements.

(2) Includes property and equipment financed through notes, deposits and capital leases. See Consolidated Statements of Cash Flows in the Consolidated Financial Statements.

(3) In calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and that portion of rental expense estimated to be attributable to interest.



(4) EBITDA represents net income of the Company plus interest, income taxes and depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP") and may not be comparable to other similarly titled measures used by other companies. EBITDA does not represent income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. As a result, EBITDA should not be considered an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA is included in this offering memorandum because it is a basis on which the Company assesses its financial performance and certain covenants in the Company's borrowing arrangements are tied to similar measurements. See Note 2 and Consolidated Statements of Cash Flows in Consolidated Financial Statements.



(5) EBITDA margin represents EBITDA divided by net sales.


(6) Includes expenses associated with the Mid-City and TechniGraphix acquisitions and the issuance of the old notes, such as (i) incremental interest expense and amortization of financing costs resulting from the issuance of the old notes and (ii) amortization of goodwill attributable to the acquisitions.

                                  RISK FACTORS

    Before you tender your old notes, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this offering memorandum before you decide to accept the exchange offer.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE
  NOTES, AND THERE MAY BE PROSPECTUS REQUIREMENTS FOR CERTAIN BROKER-DEALERS SELLING THE EXCHANGE NOTES

    The old notes were offered to a small number of institutional buyers and are eligible for trading in the PORTAL Market. The exchange notes will be a new issue of securities for which there is no existing trading market. We cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. First Union Capital Markets Corp. has advised us that it currently intends to make a market with respect to the exchange notes. However, it is not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer. We do not intend to apply for listing of the exchange notes on any national securities exchange or on NASDAQ. The liquidity of, and trading market for, the exchange notes also may be adversely affected by changes in the market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

    Based on interpretations by the SEC, we believe that you may offer for resale, resell or otherwise transfer the exchange notes issued pursuant to the exchange offer (unless you are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as you acquired the exchange notes in the ordinary course of your business and you will not, and have no arrangement with any person to, participate in the distribution of the exchange notes. However, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

OUR LEVERAGE MAY RESULT IN SIGNIFICANT DEBT SERVICE OBLIGATIONS AND LIMITATIONS

    As a result of the issuance and sale of the old notes, we will have a significant level of indebtedness. As of December 31, 1998, on a pro forma basis after giving effect to such issuance and sale, we would have had approximately $105.0 million of indebtedness. We would have also had approximately $15.8 million of additional borrowing availability under our senior credit facility ("Senior Credit Facility") on that date. See "Capitalization" and "Description of Senior Credit Facility." In addition, the indenture governing the notes allows us to incur additional indebtedness under certain circumstances. Our ability to pay principal and interest on the notes and to satisfy our other obligations will depend on our future operating performance. Our operating performance will be affected by prevailing economic conditions and financial, business and other factors, which may be beyond our control.

    Our high degree of leverage could have important consequences to you, such as:

    - we must use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available to us for other purposes such as capital expenditures and acquisitions;

    - in the future, we may not be able to obtain additional financing on satisfactory terms for working capital, capital expenditures, acquisitions or other general corporate purposes;

    - our borrowings under our Senior Credit Facility bear interest at variable rates, which would create higher debt service requirements if market interest rates increase;

    - we may not be able to compete as effectively with competitors that are less leveraged; and

    - our degree of leverage may hinder our ability to adjust rapidly to changing market conditions and could make us more vulnerable to downturns in general economic conditions or in our business.

    If we cannot generate sufficient cash flow from operations to meet our obligations, we may be forced to reduce or delay capital expenditures, sell assets, restructure or refinance our debt, or seek additional equity capital. However, we cannot assure you that any of these remedies would be available or satisfactory. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

YOUR EXCHANGE NOTES WILL BE SUBORDINATED TO OUR SENIOR INDEBTEDNESS

    Before paying principal and interest on the exchange notes, we must first make payments on our existing and future senior indebtedness, including all amounts owed under our Senior Credit Facility. As of December 31, 1998, on a pro forma basis, we would have had no borrowings under our Senior Credit Facility but we would have had the ability to borrow approximately $15.8 million under such Senior Credit Facility. See "Capitalization" and "Description of Senior Credit Facility.".

    Our obligations under the Senior Credit Facility are secured by substantially all of the Company's assets, including the real and personal property used in our business operations, and by a majority of the ownership interest in the Company held by our stockholders. If we default on any payments required under any secured indebtedness (including our Senior Credit Facility), the secured lenders could declare all amounts outstanding, together with accrued and unpaid interest, to be immediately due and payable. If we were unable to repay amounts due, the lenders could proceed against their collateral. If these lenders proceed against the collateral, we may not have sufficient assets remaining to pay you and other noteholders. Moreover, if we become bankrupt or similarly reorganize, we would not be able to use our assets to pay you and other noteholders until after we pay all of our senior indebtedness in full. In addition, if certain defaults exist with respect to senior indebtedness, we may be prohibited from paying amounts due on the exchange notes, or from purchasing, redeeming or otherwise acquiring the exchange notes. See "Description of the Exchange Notes--Ranking of the Exchange Notes."

OUR INDEBTEDNESS PREVENTS US FROM ENGAGING IN CERTAIN ACTIVITIES

    Our Senior Credit Facility and the indenture governing the exchange notes each contain a number of significant covenants. These covenants limit or restrict our ability to:

    - incur additional debt;

    - pay dividends;

    - incur liens;

    - transfer or sell assets;

    - enter into transactions with affiliates;

    - issue or sell stock of restricted subsidiaries;

    - merge or consolidate Phoenix Color or certain subsidiaries; or

    - change our line of business.

    These limitations and restrictions may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our best interest. In addition, our Senior Credit Facility also requires us to comply with certain financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. If we breach any of the covenants in the Senior Credit Facility or the indenture, or if we are unable to comply with the required financial ratios, we may be in default under the Senior Credit Facility. If we default, the lenders under the Senior Credit Facility could declare all borrowings outstanding under the Senior Credit Facility, including accrued interest and other fees, to be due and payable. If we must use all of our available cash to repay borrowings under the Senior Credit Facility, we may not be able to make payments on the exchange notes. If we were unable to repay the borrowings under the Senior Credit Facility when due, the lenders could also proceed against the collateral granted to them. If our lenders accelerate the repayment of indebtedness under the Senior Credit Facility, our assets may not be sufficient to repay all of the indebtedness in full. See "Description of Senior Credit Facility" and "Description of the Exchange Notes."

OUR EXPANSION INTO BOOK MANUFACTURING MAY CREATE NEW PROBLEMS AND MAY NOT BE
  SUCCESSFUL

    We are expanding our business by investing in two new facilities for manufacturing certain types of complete books. One plant, which recently commenced operations, is now producing complete, high-quality, multi-color, thin, flat back, hardcover books suitable for juvenile publishing and other markets. The second plant, expected to begin operations in the second quarter of 1999, will produce workbook-size paperbacks, suitable for the higher education market, and digest-size paperbacks for juvenile publishing and other markets.

    The manufacture and sale of complete books is a different business from the manufacture and sale of book components, and may present different operating and marketing problems from those we faced previously, as well as unforeseen expenses, difficulties, complications or delays. In addition, the production of complete books may result in loss of business from certain book manufacturers who have ordered book components from us in the past. We cannot guarantee that we will receive significant orders for complete books, and, even if we do, that those orders will be sufficient to offset the cost of complete book manufacture or that our expansion into complete book manufacturing will be successful. See "We Could Lose Business to Our Competitors" and "Business--New Book Manufacturing Facilities."

OUR INABILITY TO MANAGE GROWTH COULD HARM OUR FUTURE BUSINESS

    We plan to develop additional manufacturing facilities, to integrate the recent Mid-City and TechniGraphix acquisitions and, should appropriate opportunities arise, to acquire other book component and book manufacturing companies in the future. If we pursue these goals at the same time, our managerial, operational and financial resources may be strained. Our future performance and profitability will depend on the maintenance of existing customer relationships, the effective marketing of expanded services, the ability to maintain a consistently high level of service, the ability to recruit, train, motivate and retain qualified personnel, and the ability to integrate acquired companies into our existing business. We cannot assure you that we will be able to maintain or accelerate our growth or to anticipate changing demands that expanding operations will impose on our resources. If we fail to manage our growth carefully, our business could suffer adverse consequences.

WE MIGHT NOT SUCCEED IN COMPLETING OR INTEGRATING OUR ACQUISITIONS INTO OUR
  BUSINESS

    We completed a substantial acquisition (NEBC) in 1996, and we recently closed the acquisitions of Mid-City and TechniGraphix. We also intend to evaluate other book component and book manufacturing companies for possible future acquisitions. Acquisitions generally involve numerous risks, including the diversion of management's attention from other business concerns and the potential loss of key employees. The contribution of any acquisition to our future revenues and profitability, and the realization of economies of scale from such acquisition, will depend to a large extent on our ability to integrate effectively the customer base, operations and personnel of the acquired company into our existing business. If we fail to achieve such integration, our Company could be adversely affected. See "Mid-City Acquisition" and "TechniGraphix Acquisition."

WE COULD LOSE ONE OR MORE MAJOR CUSTOMERS

    Our ten largest customers accounted for approximately 71.0% of net sales in 1998. Simon & Schuster and Harper Collins, our two largest customers, accounted, respectively, for 14.7% and 14.9% of 1998 net sales and 17.1% and 13.7% of 1997 net sales. We have no long-term commitments for continuing orders from our customers, and we cannot predict that we will be able to maintain or increase the current level of sales derived from our existing customers or attract additional customers. The loss of any of our major customers could have a material adverse affect on our business. See "Business--Sales and Marketing."

WE COULD LOSE BUSINESS TO OUR COMPETITORS

    Our industry is extremely competitive. We face competition from other independent book component printers, as well as from such commercial printing firms as R.R. Donnelley, Quebecor Printing, Banta and World Color Press, all of whom offer component printing services as part of their complete book manufacturing businesses, and all of whom are substantially larger than the Company. In addition, now that we have begun to manufacture certain types of complete books, we will be competing with various U.S. and foreign book printing companies. Competitive factors in the printing of book components and in the manufacture of complete books include price, quality, speed of production and delivery, use of technology and ability to service specialized customer needs on a consistent basis. There is a risk that major commercial printing firms such as R.R. Donnelley, Quebecor Printing, Banta and World Color Press will seek to expand their book component business significantly, which could have a material adverse effect on our business. See "Business--Competition."

WE DEPEND ON THE BOOK MARKET AND THE GENERAL INTEREST SEGMENT OF THAT MARKET

    We derive all of our revenues from customers in the book publishing and book printing industries, which ultimately depend on the sale of books. For this reason, our business could be adversely affected by factors such as changes in the book-buying habits of the general public or in the funding of large institutional users of books such as libraries and elementary and high schools. In addition, we are dependent on the sale of book components used in the general interest segment of the consumer book market. The general interest book segment experienced modest declines in total sales in 1995 and 1996. Therefore, future weakness in this segment, particularly if not offset by improvement in other book market segments, could have a material adverse affect on the Company's business. See "Business-- Sales and Marketing."

OUR COMPANY DEPENDS ON KEY MANAGERS

    Our success is substantially dependent on the efforts, abilities and continued services of our senior management, including Louis LaSorsa, Chairman, President and Chief Executive Officer. Our business could suffer if we lost the services of any one or more of such senior management. Our future success also depends on our ability to recruit, train, motivate and retain other highly skilled managerial, technical, marketing and customer service personnel. Competition for such personnel is intense, and we cannot be certain we will meet our future personnel needs. If we fail to meet such personnel needs, our business could be adversely affected. See "Management."

WE MIGHT NOT BE ABLE TO MAKE FUTURE INVESTMENTS IN NEW TECHNOLOGY

    We have invested substantial resources in modern printing technology and must continue to do so in the future in order to remain competitive in our industry. However, there is a risk that the Company will not be able to finance such capital expenditures in the future. There is also a risk that subsequent technological change will result in our newly acquired equipment being less efficient than subsequent versions of such equipment. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

OUR RAW MATERIAL COSTS COULD INCREASE

    The prices of raw materials we use, including paper, foil and ink, are subject to market fluctuations. For example, paper prices increased in 1994 and 1995. Although the prices we paid for paper and other finishing materials remained stable during that period due to our policy of single-source purchasing, if prices for paper or other materials increase in the future and if we are not able to pass such increases on to our customers, or if our customers reduce the size of their orders as a result of such increases, our sales and profitability could suffer. See "Business--Raw Materials, Purchasing and Inventory."

WE COULD BE AFFECTED BY "YEAR 2000" COMPUTER PROBLEMS

    Many existing computer programs use only two digits to identify a year in the computer's processing operations. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. "Year 2000" issues affect virtually all companies and organizations, including our Company.

    The Company's digital communications and information network has been continually upgraded with the newest equipment available, all of which, the Company has been informed by the manufacturers, is Year 2000 compliant. The Company's information systems consist of local and wide area networks, and the Company's file servers use the most recent versions of Novell and Microsoft NT software, which are represented to be Year 2000 compliant. In 1998, the Company rewrote all of its information system programs, including its manufacturing and financial software, in conjunction with a company-wide systems upgrade and, as a result, believes that its Year 2000 issues have been addressed.

    As part of its Year 2000 compliance program, and in order to minimize potential disruptions caused by the Year 2000, the Company investigated Year 2000 compliance by its suppliers, including the manufacturers of such equipment. Based on the responses received, the Company does not believe it will experience a disruption in its manufacturing processes from equipment currently owned. The Company also requested information from its major suppliers of consumable products used in manufacturing, including paper, ink, and finishing materials, as to their ability to deliver product without interruption. These suppliers have indicated they do not anticipate any Year 2000 disruption in the delivery of product.

    Based on the actions taken with respect to internal systems, and responses received from vendors, management does not anticipate that the Company will be subject to a material disruption in its information systems, or in its ability to manufacture products or receive necessary raw materials from vendors due to computer calendaring and date change problems associated with the Year 2000. Although the Company has taken what it believes is prudent action to eliminate disruption which may be caused by the Year 2000, there is no guarantee that the Company will not be affected by dislocations caused by the Year 2000 beyond its control, such as disruptions which could affect public utilities or financial institutions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance.

WE MAY NOT HAVE SUFFICIENT FUNDS TO REPAY THE EXCHANGE NOTES UPON A CHANGE OF
  CONTROL

    In the event a third party acquires control of our Company, you will have the right to require us to purchase the exchange notes at a purchase price equal to 101% of the principal amount of your exchange notes plus accrued and unpaid interest to the date of purchase. In such circumstances, we may be required to
(1) repay all or a portion of any senior debt outstanding or (2) obtain our lenders' consent to our purchase of the exchange notes. If we cannot repay all of our debt or cannot obtain the needed consents, we may be unable to purchase the exchange notes. This would be an event of default under the indenture. Upon a change of control, we cannot guarantee that we will have sufficient funds to make any debt repayment (including purchases of the exchange notes) as described above. Also, we cannot guarantee that we could refinance our outstanding debt in order to purchase the exchange notes or, if we could refinance, that such financing would be on terms favorable to us. See "Description of the Exchange Notes--Change of Control."

    The events that qualify as a change of control under the indenture may also be events of default under the Senior Credit Facility or other indebtedness. An event of default under the Senior Credit Facility would permit the lenders to accelerate the indebtedness. If we were unable to repay such borrowings when due, the lenders could proceed against their collateral.

ISSUANCE OF THE EXCHANGE NOTES MAY BE SUBJECT TO FRAUDULENT CONVEYANCE LAWS

    Any debt that we issue may be subject to review under relevant state and federal fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of our unpaid creditors. A court may find that, after giving effect to the sale of the exchange notes, either:

    - we issued the exchange notes with the intent of hindering, delaying or defrauding creditors or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or

    - we received less than reasonably equivalent value or fair consideration for the exchange notes, and any one of the following occur:

       - we were insolvent or rendered insolvent by reason of the issuance of the exchange notes; or

       - we were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

       - we intended to incur, or believed that we would incur, debts beyond our ability to pay as they matured.

    A court could then subordinate the exchange notes to our presently existing and future indebtedness, void the issuance of such indebtedness and direct the repayment of any amounts paid thereunder to our creditors or take other action detrimental to the holders of such indebtedness.

    Similarly, the guarantees of our "restricted subsidiaries" may be subject to federal or state court review in the event of a bankruptcy or other creditor court proceeding. If a court were to find that the guarantees were issued under circumstances such as those described in the preceding paragraph relating to the exchange notes, the court could void the guarantees and direct the repayment of amounts previously paid under the guarantees.

    Also, if federal bankruptcy or state insolvency proceedings were commenced within 90 days after a payment by us with respect to the exchange notes, or if we anticipated becoming insolvent at the time of the payment, all or a portion of the payment could be voided as a preferential transfer and the recipient of such payment could be required to return the payment.

    There is no generally applicable standard which a court might apply in the future to decide if we would be considered insolvent at a particular point in time. Generally, a business is considered

"insolvent" if the fair value of all of its assets is less than the sum of its debts, or if the business is unable to pay its debts as they mature and become due. Based on our financial statements, recent operating history and other factors, and after taking into account the issuance of the exchange notes, we believe we would not be considered insolvent by a court, would not be viewed as having unreasonably small capital for our business and would not be seen as incurring debts beyond our ability to pay them as they become due. However, it is not certain that a court passing on such matters in the future would agree with us.


OLD NOTES OUTSTANDING AFTER THE EXCHANGE OFFER WILL NOT HAVE REGISTRATION
  RIGHTS, AND MAY HAVE A MORE LIMITED MARKET



    If you do not exchange your old notes for exchange notes pursuant to the exchange offer, your old notes will continue to be subject to the restrictions on transfer of old notes. In general, you may not offer or sell old notes unless they are registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for remaining untendered and tendered but unaccepted old notes will be adversely affected.


                                USE OF PROCEEDS


    The Company will not receive any cash proceeds from the exchange of the old notes ("Old Notes") pursuant to the exchange offer. The net proceeds to the Company from the issuance of the Old Notes on February 2, 1999 were approximately $101.0 million, after deducting the initial purchaser's discount and expenses. The Company used the net proceeds from the offering of the Old Notes to repay all $11.3 million of outstanding indebtedness under the Senior Credit Facility, which bore interest at a weighted average rate of 8.1% as of December 31, 1998, $40 million of indebtedness under certain senior secured notes (the "Bridge Notes") issued September 15 and November 30, 1998, and outstanding notes payable and obligations under capital leases. See "Capitalization" and Note 5 to the Consolidated Financial Statements. The proceeds of the Bridge Notes, which bore interest at a rate of 9.75% as of December 31, 1998, were used to repay the balance of two earlier term loans, to fund the acquisition of Mid-City, and for working capital. Affiliates of First Union Capital Markets Corp. acted as lender and the agent under both the Senior Credit Facility and the agreement under which the Bridge Notes were issued. For a description of the Senior Credit Facility, see "Description of Senior Credit Facility."

                                 CAPITALIZATION

    The following table sets forth the Company's capitalization as of December 31, 1998 (i) on a historical basis, and (ii) on a pro forma basis to give effect to the issuance and sale of the Old Notes and the acquisitions of Mid-City and TechniGraphix. The information in this table should be read in conjunction with "Summary Historical and Unaudited Pro Forma Consolidated Financial Data," "Use of Proceeds," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included in this prospectus.

                                                                                  AS OF DECEMBER 31, 1998
                                                                                  -----------------------
                                                                                    ACTUAL     PRO FORMA
                                                                                  ----------  -----------

                                                                                      (IN THOUSANDS)
Cash and cash equivalents.......................................................  $   14,834   $     665
                                                                                  ----------  -----------
                                                                                  ----------  -----------
Long-term debt (including current portion):
  Senior Credit Facility (1)....................................................  $   11,325   $      --
  Notes payable and obligations under capital leases............................      44,122          --
  Bridge Notes..................................................................      40,000          --
  Exchange Notes offered hereby.................................................          --     105,000
                                                                                  ----------  -----------
    Total long-term debt........................................................      95,447     105,000
  Stockholders' equity..........................................................      17,283      16,642
                                                                                  ----------  -----------
      Total capitalization......................................................  $  112,730   $ 121,642
                                                                                  ----------  -----------
                                                                                  ----------  -----------


------------

(1) The Senior Credit Facility provides for borrowings up to $20.0 million under a revolving credit facility. On a pro forma basis, as of December 31, 1998, the Company would have had $15.8 million of borrowing availability under the Senior Credit Facility.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    Set forth below is certain selected consolidated historical financial information of the Company and its subsidiaries as of December 31, 1994, 1995, 1996, 1997 and 1998 and for the years then ended. The following financial data as of December 31, 1995, 1996, 1997, and 1998 and for each of the years then ended have been derived from the Company's Consolidated Financial Statements and related Notes thereto as of such dates and with respect to such periods, which Consolidated Financial Statements have been audited by PricewaterhouseCoopers LLP, independent accountants. Such firm's report on the Company's Consolidated Financial Statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 is included elsewhere in this prospectus. The financial data presented below as of December 31, 1994 is unaudited and was prepared by management of the Company on the same basis as the audited Consolidated Financial Statements included elsewhere in this registration statement and, in the opinion of management, includes all adjustments necessary to present fairly the information set forth therein. The selected historical financial information set forth below should be read in conjunction with the Consolidated Financial Statements, the Notes thereto and the other financial information contained elsewhere in this prospectus.


                                                                         YEARS ENDED DECEMBER 31,
                                                          -------------------------------------------------------
                                                            1994       1995      1996(1)      1997        1998
                                                          ---------  ---------  ---------  ----------  ----------
                                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales...............................................  $  50,971  $  60,907  $  95,262  $  104,794  $  107,491
Cost of sales...........................................     37,468     45,129     71,116      73,722      80,627
                                                          ---------  ---------  ---------  ----------  ----------
Gross profit............................................     13,503     15,778     24,146      31,072      26,864
                                                          ---------  ---------  ---------  ----------  ----------
Operating expenses:
Selling and marketing expenses..........................      1,827      3,036      6,089       5,881       6,278
General and administrative..............................      4,803      4,505      8,920      12,265      12,934
Impairment loss (2).....................................         --         --      1,268          --          --
                                                          ---------  ---------  ---------  ----------  ----------
Total operating expenses................................      6,630      7,541     16,277      18,146      19,212
                                                          ---------  ---------  ---------  ----------  ----------
Income from operations..................................      6,873      8,237      7,869      12,926       7,652
Interest expense........................................      1,341      1,827      4,937       4,484       5,076
Other (income) expense..................................        (70)        10       (241)         62        (460)
                                                          ---------  ---------  ---------  ----------  ----------
Income before income taxes:.............................      5,602      6,400      3,173       8,380       3,036
Income tax provision....................................      2,402      2,690      1,807       3,898       2,008
                                                          ---------  ---------  ---------  ----------  ----------
Net income..............................................  $   3,200  $   3,710  $   1,366  $    4,482  $    1,028
                                                          ---------  ---------  ---------  ----------  ----------
                                                          ---------  ---------  ---------  ----------  ----------
BALANCE SHEET DATA (AT YEAR END):
Cash and cash equivalents...............................  $     299  $     370  $     158  $    1,045  $   14,834
Total assets............................................     30,609     50,038     76,113      84,993     132,440
Total debt (including capital lease obligations)........     14,488     26,411     49,939      46,726      95,447
Total stockholders' equity..............................      7,689     10,154     11,610      16,154      17,283

OTHER FINANCIAL DATA:
Depreciation and amortization expense...................  $   3,265  $   3,119  $   8,389  $    9,142  $   10,834
Capital expenditures (3)................................      6,083     17,841     11,052      15,131      48,168
Ratio of earnings to fixed charges (4)..................       4.7x       4.2x       1.6x        2.7x        1.5x
EBITDA (5)..............................................     10,208     11,346     16,499      22,005      18,946
EBITDA margin (6).......................................       20.0%      18.6%      17.3%       21.0%       17.6%

------------

(1) On February 1, 1996, the Company acquired NEBC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 of Notes to Consolidated Financial Statements.

(2) Reflects the write-down of real estate assets held for sale to their estimated net realizable value.


(3) Includes property and equipment financed through notes, deposits and capital leases. See Consolidated Statements of Cash Flows in the Consolidated Financial Statements.



(4) In calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and that portion of rental expense estimated to be attributable to interest.



(5) EBITDA represents net income of the Company plus interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP and may not be comparable to other similarly titled measures by other companies. EBITDA does not represent income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. As a result, EBITDA should not be considered an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA is included in this offering memorandum because it is a basis on which the Company assesses its financial performance, and certain covenants in the Company's borrowing agreements are tied to similar measurements. See Consolidated Statements of Cash Flows and Note 2 in Consolidated Financial Statements.



(6) EBITDA margin represents EBITDA divided by net sales.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with "Selected Historical Consolidated Financial Data" and the audited Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this prospectus.

RESULTS OF OPERATIONS


    The following table sets forth for the periods indicated, certain information derived from the Company's Consolidated Statements of Operations (dollars in thousands):



                                                                                       YEARS ENDED DECEMBER 31,
                                                                   ----------------------------------------------------------------
                                                                           1996                  1997                  1998
                                                                   --------------------  --------------------  --------------------
                                                                                  %                     %                     %
                                                                       $      ---------      $      ---------      $      ---------
                                                                   ---------             ---------             ---------
Net sales........................................................     95,262      100.0    104,794      100.0    107,491      100.0
Cost of sales....................................................     71,116       74.7     73,722       70.3     80,627       75.0
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.....................................................     24,146       25.3     31,072       29.7     26,864       25.0
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Operating Expenses:
  Selling and marketing expenses.................................      6,089        6.4      5,881        5.6      6,278        5.9
  General and administrative expenses............................      8,920        9.4     12,265       11.7     12,934       12.0
  Impairment loss................................................      1,268        1.2         --         --         --         --
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Total operating expenses.........................................     16,277       17.0     18,146       17.3     19,212       17.9
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Income from operations...........................................      7,869        8.3     12,926       12.4      7,652        7.1
Interest expense.................................................      4,937        5.2      4,484        4.3      5,076        4.7
Other (income) expense...........................................       (241)      (0.3)        62        0.1       (460)      (0.4)
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes.......................................      3,173        3.4      8,380        8.0      3,036        2.8
Income tax provision.............................................      1,807        1.9      3,898        3.7      2,008        1.8
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Net income.......................................................      1,366        1.5      4,482        4.3      1,028        1.0
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------  ---------


YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997


    Net sales increased $2.7 million or 2.6% to $107.5 million for the year ended December 31, 1998 from $104.8 million for the same period in 1997. These increases were a result of higher unit volume in the general interest, juvenile and religious segments of the publishing market, as indicated in the table under "Business--Sales and Marketing.".



    Gross profit declined $4.2 million or 13.5% to $26.9 million for the year ended December 31, 1998, from $31.1 million for the same period in 1997, decreasing the gross profit margin to 25.0% for the year ended December 31, 1998 from 29.7% for the same period in 1997. This decline resulted primarily from the opening in September 1998 of the Company's new thin flat back book manufacturing facility in New Jersey, for which the Company incurred approximately $2.4 million of costs, with offsetting sales of approximately $388,000. The effect of this opening was almost entirely borne by the fourth quarter. Additionally, the Company incurred costs of $780,000 for the relocation of its Hingham, Massachusetts facility to Taunton, Massachusetts, and other costs and expenses during the first quarter of 1998 in connection with the distribution of a former facility's activities to various other facilities, including establishing a prepress department in New York.



    Operating expenses increased $1.1 million or 6.1% to $19.2 million for the year ended December 31, 1998, from $18.1 million for the same period in 1997. This increase was attributable to expenses incurred to provide for expanded operations in both book components and book manufacturing, including increases in promotional costs of $275,000, sales staff support costs of $285,000, and telecommunications costs of $300,000. Operating expenses increased 0.6% as a percentage of sales to 17.9% for the year ended December 31, 1998 from 17.3% for the same period in 1997.



    Interest expense increased $592,000 or 13.2% to $5.1 million for the year ended December 31, 1998 from $4.5 million for the same period in 1997. The increase was due to additions of certain term debt for equipment, the write-off of the balance of $210,000 of deferred financing costs for the acquisition of NEBC and interest incurred in connection with the Bridge Notes during the fourth quarter. In the first quarter of 1999, as a result of the sale and issuance on February 2, 1999 of $105 million aggregate principal amount of Old Notes, the Company wrote off a balance of $1,140,000 of deferred financing costs applicable to the Bridge Notes, which is expected to reduce 1999 net income by approximately $695,000, after reflecting the related deferred income tax benefit.


    During the year ended December 31, 1998, the Company had non-operating income of $460,000 compared with a loss of $62,000 for the same period in 1997. The income or loss was primarily a result of gain and losses from the sale of certain assets.


    The Company's effective tax rate was 66.1% and 46.5% for the years ended December 31, 1998 and 1997 respectively. The effective rate is primarily attributable to the proportion of non-deductible amortization expense for goodwill resulting from the NEBC acquisition to pretax income.



    Net income declined $3.5 million to $1.0 million for the year ended December 31, 1998 from $4.5 million for the same period in 1997, a decrease of 77.8%. The decrease was due to the factors described above.


YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

    Net sales increased $9.5 million, or 10.0%, to $104.8 million in 1997, from $95.3 million in 1996, which included sales of NEBC following its acquisition on February 1, 1996. If, for comparison purposes, the Company's 1996 net sales had included the January operations of NEBC, net sales for 1997 would have shown an increase of $6.5 million or 6.8% over such adjusted 1996 net sales. These sales increases occurred due to increases in the Company's unit volume in the education, computer book and book club segments of the publishing market and despite difficult conditions in the general interest book segment of the publishing industry in 1997. Industry sales of hardcover general interest books declined 7.2% in 1997, due primarily to increased returns from book retailers.


    Gross profit increased $7.0 million, or 29.0%, to $31.1 million in 1997 from $24.1 million in 1996, increasing the gross profit margin to 29.7% from 25.3% in 1996. In addition to the effect of increased sales, the 4.4% increase in gross margin was attributable to the following decreases in costs and expenses expressed as a percentage of sales: material costs, 1.2%; production labor, 1.6%; and overhead, 1.6%. Savings in materials were the result of efficiencies created by new equipment, use of the Company's computerized sheeter and management efforts to eliminate waste.



    Operating expenses increased $1.8 million or 11.0% to $18.1 million in 1997 from $16.3 million in 1996. Operating expenses increased as a percentage of net sales from 17.0% in 1996 to 17.3% in 1997. This increase was attributable to the payment of $2.1 million of discretionary management incentive compensation to certain Company officers and other supervisory personnel, a contribution of $750,000 to the Stock Bonus Plan, the addition of sales and marketing personnel and higher depreciation expense. Operating expenses in 1996 were adversely impacted by a non-recurring impairment loss of $1.3 million relating to the write-down of real estate assets held for sale to their net realizable value. See Note 2 of Notes to Consolidated Financial Statements.

    Interest expense decreased $453,000, or 9.2%, to $4.5 million in 1997 from $4.9 million in 1996. This decrease was attributable to the reduction of both the Company's revolving loan indebtedness and the term debt incurred in connection with the acquisition of NEBC.



    The Company's effective tax rate was 46.5% for 1997 compared to 56.9% for 1996. The decrease was primarily attributable to an increase in taxable income and a decrease in the proportion of non-deductible amortization expense for goodwill to pretax income.



    Net income grew by $3.1 million to $4.5 million for 1997 from $1.4 million for the prior year, an increase of 221.4%. The increase was due to the factors described above.


LIQUIDITY AND CAPITAL RESOURCES


    The Company historically has financed its operations, including funding for the NEBC acquisition, with internally generated funds, external short and long-term borrowings and capital and operating leases. Cash flows from operating activities amounted to $13.9 million for 1996, $18.2 million for 1997 and $14.2 million for 1998.


    In September 1998, the Company entered into the Senior Credit Facility, which provides for a three-year $20.0 million revolving credit facility with First Union National Bank, and a $40 million facility with First Union Investors, Inc. under which the Company issued the Bridge Notes. The Senior Credit Facility refinanced the Company's prior senior indebtedness. The proceeds of the Bridge Notes were used to repay certain existing indebtedness, provide interim funding for the Company's expansion and fund the acquisition of Mid-City. On February 2, 1999, the Company issued the old notes and used the proceeds to repay the Bridge Notes and its borrowings under the Senior Credit Facility. See "Use of Proceeds".

    Borrowings under the Senior Credit Facility are collateralized by substantially all of the Company's assets. As of December 31, 1998, the interest rate on such borrowings was 9.75%. See "Description of Senior Credit Facility".

    In addition to the Senior Credit Facility, the Company has credit arrangements with various financial institutions to finance the purchase of equipment. The Company has operating lease arrangements for two printing presses. Rental expense related to such leases was approximately $593,000 for 1996, $480,000 for 1997 and $540,000 for 1998.

    Capital expenditures, inclusive of equipment acquired under capital leases and notes payable, totaled $11.1 million for 1996, $15.1 million for 1997 and $48.2 million for 1998. The Company has traditionally invested in facilities and equipment to increase capacity, improve efficiency, maintain high levels of productivity and meet customer needs. Capital expenditures primarily have been for prepress, pressroom and finishing equipment and plant construction.

    The Company's capital expenditures for 1999 are currently estimated to total approximately $22.9 million. Of that total, expansion-related capital expenditures are estimated to total $19.5 million (net of equipment deposits). This consists of $6.8 million for equipment and $12.5 million related to facilities development for the paperback book manufacturing facility in Maryland, and $230,000 for additional equipment for the book manufacturing facility in New Jersey. The remaining $3.4 million will be used for maintenance and equipment replacement at the Company's existing facilities. See "Business--Business Strategy".

    The Company believes that funds generated from operations, together with existing cash, the net proceeds of the sale of the old notes, available credit under the Senior Credit Facility ($15.8 million as of December 31, 1998), and equipment leases, will be sufficient to finance its current operations, planned capital expenditure requirements and internal growth. The cost of the Mid-City acquisition was funded through the issuance of Bridge Notes in November 1998 and the acquisition of TechniGraphix was funded from the proceeds of the sale of the old notes. However, if the Company were to make any significant additional acquisitions for cash, it may be necessary to obtain additional debt or equity financing. There can be no assurance that such financing will be available on satisfactory terms or at all. The Company has no current commitments or agreements with respect to any acquisitions.

YEAR 2000 COMPLIANCE

    The Company's digital communications and information network has been continually upgraded with the newest equipment available, all of which, the Company has been informed by the manufacturers, is Year 2000 compliant. The Company's information systems consist of local and wide area networks, and the Company's file servers use the most recent versions of Novell and Microsoft NT software, which are represented to be Year 2000 compliant. In 1998, the Company rewrote all of its information system programs, including its manufacturing and financial software, in conjunction with a company-wide systems upgrade and, as a result, believes that all of its Year 2000 issues have been addressed. Incidental to such upgrade were measures taken to insure the new software would be Year 2000 compliant, but no separate costs were assigned to such Year 2000 compliance aspects and, if such costs could be measured, they would not be material.

    The Company uses modern, highly sophisticated computer imaging and image management equipment in its prepress department, state-of-the-art printing presses, finishing equipment, foil stamping and other postpress equipment. As part of its Year 2000 compliance program, and in order to minimize potential disruptions caused by the Year 2000, the Company investigated Year 2000 compliance by its suppliers, including the manufacturers of such equipment. The Company has inquired of these suppliers, through publicly available information and direct correspondence, as to the status of their Year 2000 compliance, including any potential for disruption caused by embedded chips used in such equipment. Based on the responses received, the Company does not believe it will experience a disruption in its manufacturing processes from equipment currently owned. It is the Company's intention to independently verify the Company's system compliance with respect to Year 2000 issues.

    The Company also requested information from its major suppliers of consumable products used in manufacturing, including paper, ink, and finishing materials, as to their ability to deliver product without interruption. These suppliers have indicated they do not anticipate any Year 2000 disruption in the delivery of product. For example, paper is manufactured for the Company by its vendors, who maintain a 30-day inventory which is held in a warehouse located near the Company for delivery upon request by the Company. In the event of an emergency, the paper could be delivered to the Company using the Company's own trucks.

    Based on the actions taken with respect to internal systems, and responses received from vendors, management does not anticipate that the Company will be subject to a material disruption in its information systems, or in its ability to manufacture products or receive necessary raw materials from vendors due to computer calendaring and date change problems associated with the Year 2000. The Company is continuing to monitor all aspects of its communication and information systems, and does not foresee that any material costs will be incurred to continue its evaluation or to take any additional remedial action, should any such additional action be indicated.


    If, despite measures taken by the Company, a Year 2000 malfunction should result in an interruption of operations at one or more Company facilities, the Company would be able to shift production operations on an interim basis to its other facilities. Also, the Company's principal suppliers generally maintain, at public warehouses, a 30-day inventory of raw materials usually purchased from them by the Company, and, in the event Year 2000 problems were to interrupt supply operations, the Company could, in the first instance, access such inventories through the use of the suppliers' trucks or the Company's own trucks. Additionally, if a principal supplier were unable to function because of a

Year 2000 interruption, the Company could purchase raw materials from a number of alternate suppliers.


    Although the Company has taken what it believes is prudent action to eliminate disruption which may be caused by the Year 2000, there can be no assurance that the Company will not be affected by dislocations caused by the Year 2000 beyond its control, such as disruptions which could affect public utilities or financial institutions. See "Risk Factors--We Could Be Affected By "Year 2000" Computer Problems".

NEW ACCOUNTING STANDARD
    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard establishes accounting and reporting standards for derivative instruments and hedging activities. This statement is effective for fiscal years beginning after June 15, 1999. The Company does not believe this new standard will have any impact on the Company upon adoption.

                                    BUSINESS

THE COMPANY


    We believe we are the largest North American independent printer of book components, which we supply to publishers and book manufacturers. Our book components primarily include book jackets, paperback covers and pre-printed case covers which are glued to hardboard and used for hardcover books. We also produce book components such as illustrations, endpapers and inserts. We recently expanded our capabilities and now manufacture complete books in juvenile and educational book markets not being serviced by our principal book manufacturing customers. We serve over 200 customers, including some of the largest firms in publishing and book printing, such as Simon & Schuster, HarperCollins, Penguin Putnam, Random House, McGraw-Hill, Time Warner, Microsoft, Walt Disney and R.R. Donnelley.


    Producing complete books requires both the printing of text and the manufacture of book components. Publishers often demand high-quality, intricate book covers. Specialized equipment, materials and finishes are needed to produce these covers, and many leading publishers rely on specialty printers such as Phoenix Color to supply book components, and use other commercial printers to print text and assemble books.

    We intend to increase our net sales and EBITDA by expanding our current book components business and by using our newest production facility to offer complete book manufacturing for children's books and educational workbooks. We believe our long-standing reputation with our publishing customers for producing quality book components will enable us to attract orders for the manufacture of complete books. Based on comments and new orders from a number of our customers, we believe our book manufacturing plans are being well-received.


    We were founded in 1979 by 15 industry veterans. For the period from 1994 through 1998, and including our 1996 acquisition of New England Book Holding Corporation ("NEBC"), our annual net sales were $51.0 million, $60.9 million, $95.3 million, $104.8 million and $107.5 million, respectively. On a pro forma basis reflecting two acquisitions completed in 1999, our net sales were $127.9 million and our EBITDA was $21.1 million for the year ended December 31, 1998.


    Our growth and profitability are a result of (1) consistently providing superior customer service and product quality, (2) expanding our product line and (3) continually adding state-of-the-art manufacturing capacity. In developing our business, we emphasize:

    - Technologically advanced prepress and manufacturing equipment and efficient production techniques;

    - A computerized management information system which links all of our facilities and customers and furnishes immediately available operating data;

    - Fast turnaround times made possible by our state-of-the-art manufacturing equipment, strategic location of our seven plants near major delivery points and the use of our own delivery trucks;

    - Long-term relationships with suppliers of important raw materials such as paper, laminating film and ink; and

    - A highly motivated sales force which emphasizes customer training and educational programs.

COMPETITIVE STRENGTHS

    We attribute our strong historical results and positive growth outlook to the following factors:

    LEADING MARKET POSITION IN SPECIALIZED MARKET NICHE. Phoenix Color is the largest independent book component manufacturer in North America. We supply book components to multiple segments of the book market, such as general interest (including best sellers), juvenile, education, religious and business books. These books are distributed through retail bookstores, mass market retailers and increasingly via the internet. We estimate that, of the approximately $400 million in annual book component sales, Phoenix Color with 1998 pro forma net sales of $127.9 million (including two 1999 acquisitions) has a leading 30% market share and the next closest competitor has approximately a 15% share. Based on our industry experience, we believe that the next three largest book component manufacturers collectively possess approximately a 15% share of the overall market.


    WELL-ESTABLISHED CUSTOMER BASE. We serve over 200 customers, including some of the largest firms in publishing and book printing, such as Simon & Schuster, HarperCollins, Penguin Putnam, Random House, McGraw-Hill, Time Warner, Microsoft, Walt Disney and R.R. Donnelley. We have serviced many of these customers since our inception, due, we believe, to our ability to supply, on a timely and consistent basis, the high quality products needed by our customers.

    STATE-OF-THE-ART PRODUCTION FACILITIES. Phoenix Color is a technological leader in book component production due to its continual investment in technologically advanced prepress, printing and finishing equipment. Our modern facilities enable us to provide quality products with a high level of automation and a low number of manufacturing employees. Our proprietary Phoenix Colornet-Registered Trademark- system allows the electronic transfer of digital files through equipment installed by us at customer locations, resulting in reliable, consistently color-accurate, remote digital proofing. As a result of our investment in modern manufacturing facilities, we believe we consistently offer our customers the most modern and complete line of printing and finishing facilities and the shortest work-order turnaround time in the industry.

    POSITIVE OPERATING RESULTS. We have grown steadily since our 1979 founding and, over the five-year period ended December 31, 1998, generated a compound
annual growth rate in net sales of       20.5%, through internal growth and the
NEBC acquisition.

    DIVERSIFIED PRODUCT MIX. We believe we service the broadest range of book market segments of any book component manufacturer in North America, including general interest, juvenile, educational, business, book club and religious categories. Since each segment of the book market generally experiences yearly fluctuations, our supplying of book components for a broad range of market segments enables us to offset decreases in one segment with increases in other segments.

    PROFESSIONAL SALES AND MARKETING. Our direct sales force is highly trained and is located in seven offices throughout the United States. New sales representatives participate in a three-month manufacturing and sales orientation program, including spending at least two weeks in a working pressroom. All sales personnel are required to participate annually in a two-week continuing education program. We market our services by providing regular training and educational programs in printing processes and technology to publishing house personnel and by participating in publishers' trade shows.

    MANAGEMENT CONTINUITY AND OWNERSHIP. Current senior management has operated the Company since its early years and through multiple economic cycles and stages of growth. Active management owns, directly and indirectly through participation in an Employee Stock Bonus and Ownership Plan, 52.8% of the Company's total common stock and 73.0% of its voting common stock.

BUSINESS STRATEGY

    The key elements of our business strategy are to:


    MAINTAIN PRODUCTION EFFICIENCY AND QUALITY. Our goal is to remain the leading North American supplier of book components by maximizing production efficiency and offering superior quality and rapid turnaround times. We continue to invest our financial, management and personnel resources in highly automated production equipment, digital file transfer and network communications, real-time operating information systems and management controls.

    EXPAND INTO COMPLEMENTARY AREAS OF BOOK MANUFACTURING. We are expanding our business to include complete book manufacturing of children's books and educational workbooks in order to provide one-stop shopping for our publishing customers. These are market segments in which we believe we can obtain orders from existing customers and attract new customers who may be under-serviced. Our publishing customers have indicated they want us to supply these complete books which are not being produced by our principal book manufacturing customers.

    ENHANCE SALES AND MARKETING PROGRAMS. We have a direct sales force of 30 representatives and we intend to expand its size substantially over the next 18 months. We plan to use our increased sales force to capture a greater share of business from existing publishing customers and to solicit new customers, such as smaller regional publishers. We also intend to continue our customer training and educational programs in printing processes and technologies in efforts to reach a larger segment of the book publishing market.

    PURSUE STRATEGIC ACQUISITIONS. The book printing industry is facing consolidation because of the need for, and the high cost of, modern production plants. We believe there are attractive acquisition opportunities among book component and book printing companies, and we will continue to seek potential acquisition targets whose geographic location, customer base and type of business will complement ours. We expect that our management expertise, modern production technology, single-source purchasing relationships and financial resources will help us to achieve revenue growth and further economies of scale through the acquisition of other companies.

HISTORY OF COMPANY


    Phoenix Color was founded in 1979 by a group of fifteen printing industry veterans, including Louis LaSorsa, its Chairman, President and Chief Executive Officer. Initially supplying book components for the higher education and professional reference markets, the Company increased its services over time to include components for the general interest, religious and other segments of the book publishing industry. Conducting its early operations in a single production facility in Long Island City, New York, the Company moved the major portion of its business to Hagerstown, Maryland in 1993. The 1996 acquisition of NEBC and the 1999 acquisition of Mid-City, both of which were merged into the Company, added significant sales and broadened the Company's geographic base. Phoenix Color currently operates a total of seven plants in Illinois, Maryland, Massachusetts, New York, New Jersey and Virginia with a eighth under construction in Maryland.


    The Company was incorporated in New York in 1979 and reincorporated by merger in Delaware in 1996. The Company's headquarters are at 540 Western Maryland Parkway, Hagerstown, Maryland 21740 and its telephone number is (301) 733-0018.

INDUSTRY OVERVIEW

    The Company operates in the book manufacturing segment of the commercial printing industry servicing both larger, well-known publishing houses and smaller, regional, independent and specialty publishers. According to the Book Industry Study Group's BOOK INDUSTRY TRENDS 1998: COVERING THE YEARS 1992-2002, domestic consumer spending on books in the United States was $26.4 billion in 1997 and is projected to reach $28.9 billion in 1999 and $32.8 billion by 2002. Demographic factors such as an aging population, increasing enrollments in elementary and high school, and growth in public education spending are all expected to have a positive impact on book sales over the next decade.

    According to U.S. INDUSTRY AND TRADE OUTLOOK 1998: PRINTING, PUBLISHING AND ELECTRONIC MEDIA, the U.S. book manufacturing industry is comprised of approximately 600 U.S. enterprises. These range in size from small independent printers to large book printing divisions of multi-national printing companies such as R.R. Donnelley and Quebecor. The book printing industry is extremely competitive and capital intensive. In response to competitive pressures, book publishers have instituted practices such as just-in-time purchases of inventory, reduction in the size of book print runs, more frequent reprints, shorter production cycles, and insistence on digital proofs to make the printing process faster and less costly. In addition, constantly changing production technology requires manufacturers to continue to invest in more efficient and versatile pressroom and prepress equipment. Management believes that small scale book printers and book component manufacturers will be increasingly subject to consolidation pressures, since generally only larger, well-capitalized enterprises will be capable of making the capital expenditures and meeting the staffing requirements necessary to build and operate state-of-the-art production facilities offering a full range of services and rapid work-order turnaround time.

PRODUCTION OPERATIONS

    As a result of publishers' desire to manage book inventory levels more efficiently, book component printers, such as the Company, are under increasing pressure to improve turnaround time. The Company believes it provides the quickest turnaround time in the book component segment of the U.S. commercial printing industry and, once customer approval of a proof is given, it is able to complete the production of an order in less than 24 hours. The Company's printing facilities operate on a 24-hour basis, seven days a week. The Company has upgraded its digital communications and information network which electronically links all Company locations. The upgrade permits the network to transfer large amounts of digital information more quickly and is expected to lead to further efficiencies.

    The Company has also developed, and during 1998 made available to customers, its Phoenix Colornet-Registered Trademark- system. Our proprietary Phoenix Colornet-Registered Trademark-system allows the electronic transfer of digital files through equipment installed by us at customer locations, resulting in reliable, consistently color-accurate, remote digital proofing.

    ORDER PROCESSING. Customer orders are received at the Company's various plant locations by physical delivery or electronic file transfer. Once entered into the Company's order processing system, a customer order can be monitored on a real-time basis throughout the entire manufacturing process. At the time orders are entered, management allocates work orders among the Company's plants through the Company's data network in order to maximize plant efficiency and minimize operating cost.

    DIGITAL PREPRESS SERVICES. The Company provides a complete range of prepress services, including color separations, high speed imaging, assembly, electronic retouching and archiving, digital file transfer, color-accurate digital proofing and computer-generated platemaking. The Company's prepress services are available at each of its plants, and are linked through a high speed telecommunications network. The Company does not rely on any subcontractors for its prepress needs.

    Prior to printing a customer order, the customer must approve the size, layout, colors and general appearance of the image or "proof" created by the prepress department. Virtually all of the Company's proofs are generated digitally through its Phoenix Colornet-Registered Trademark- system, which permits the colors and images in such proofs to be accurately reproduced on the printing press. Phoenix Colornet-Registered Trademark- proofs are transmitted electronically within the Company's facilities and can be transmitted to a customer location for review and approval, thereby eliminating delays caused by manual delivery of a proof. When a Phoenix Colornet-Registered Trademark- proof is transmitted electronically between the Company and a customer, the Company generally is able to complete all prepress operations on a given job in less than one day.

    PRINTING AND FINISHING SERVICES. The Company operates 31 modern high-speed, sheetfed printing presses capable of printing up to eight colors in a single pass for the manufacture of book components. In addition, its New Jersey book manufacturing plant has two presses capable of printing up to ten colors on a single side or five colors on each side during a single pass. Certain Company presses are equipped with in-line coaters which permit multi-color printing and coating processes to be completed simultaneously. The quality and efficiency of the Company's pressroom operations are augmented by computer-to-plate technology, which permits the creation of a printing plate directly from a digital file and eliminates the use of negative film. The Company uses computer-to-plate technology on virtually all new jobs, and maintains traditional platemaking equipment primarily for reorders of older jobs originally produced using negative film. As a service to customers, the Company archives such negative films to facilitate reorders.

    The Company uses two printing processes--offset lithography with conventional inks and offset lithography with ultraviolet inks. The Company has been able, through its in-house printing technology staff, to improve the quality of the Company's ultraviolet printing process to the point where the output of such equipment is comparable to the quality available from conventional offset lithography. The Company believes that the capabilities and variety of its presses and other production equipment allow it to provide a wide range of services to meet its customers needs.

    After book components have been printed, they are treated through special finishing operations to protect and enhance the printed image. The Company's finishing services include liquid coatings applied to full sheets or selected areas, film lamination, foil stamping, embossing and die-cutting. The Company believes it provides the most extensive in-house line of such finishing services of any manufacturer of book components in North America.

    Finishing services offered in the New Jersey book manufacturing plant include sewing and binding books in the thin, flatback hardcover format and the ability to bind soft cover books. Management believes the binding equipment installed in the plant is the most technologically advanced available.

    DISTRIBUTION AND LOGISTICS. The Company operates its own tractor-trailers to deliver a majority of its products. This enables the Company to reduce transportation costs and to save approximately one day of delivery time in the processing of most orders. The tractor-trailers are also used to distribute raw materials among the Company's manufacturing plants.

RAW MATERIALS, PURCHASING AND INVENTORY


    The Company uses substantial quantities of paper, ink, laminating film, foil and other materials in its operations. Management generally favors "single sourcing" of its various raw materials purchases, believing that establishing strong commercial relationships with a relatively small number of suppliers enables the Company to negotiate favorable prices and to maintain reliable supplies of such materials. For example, in 1996 the Company's long-time supplier of laminating film located its new plant adjacent to the Company's headquarters at the Company's request, thereby providing the Company with immediate access to such film. Nevertheless, the Company is not party to any long-term supply agreements, is not dependent on any single source for its raw materials and believes it could replace any individual supplier with purchases from a number of available alternates without disruption to its business. The Company uses centralized purchasing and storage at its Hagerstown plants to help control raw material costs.


    Among the Company's sole suppliers are International Paper and Simpson Lee which provide paper for book components, Superior Printing Ink which supplies standard lithographic inks, General Binding Corp. which supplies laminating film, and Fuji, Inc. which supplies negative film and printing plates.

    The Company generally obtains annual pricing commitments from its suppliers, but such commitments are not legally binding. Nevertheless, during 1994 and 1995, when many commercial printers experienced significantly increased paper costs as paper manufacturers raised prices in response to strong demand and limited supplies, the Company did not receive any paper price increases.

    The Company purchases paper in large rolls and converts the paper, using its own computerized sheeter, into sheets in the sizes required by its sheetfed presses. By converting in excess of 30 million pounds of paper in-house annually, the Company is able to reduce paper costs, avoid delays in obtaining properly-sized sheets and minimize the need to maintain an inventory of specific sheet paper sizes.

NEW BOOK MANUFACTURING FACILITIES

    While the Company has historically focused on the manufacture of book components, management believes that complete book manufacturing represents a natural outgrowth of the Company's core capabilities. The Company recently began operating a 90,000 square-foot facility, located in New Jersey, which produces complete multi-color, thin, flat back, hardcover books suitable for juvenile publishing and other markets. A second facility located in Maryland, consisting of approximately 150,000 square feet, is expected to become operational in the second quarter of 1999, and will produce workbook-size paperbacks for the higher education market and digest-size paperbacks for juvenile publishing and other markets. State-of-the-art prepress, press and binding equipment is being installed for these plants. The facilities' manufacturing processes will be fully automated and entirely self-sufficient.

    The Company intends initially to operate in these areas of complete book manufacturing because it believes it can build on its established relationships and its reputation for quality book component printing to obtain orders from its existing customers and attract new customers it believes are currently underserviced. The Company expects that the availability of high-quality components and book texts from the same source should provide publishers with "one-stop shopping" and enable them to reduce production cycle time as well as inventory risk. The Company has targeted the manufacture of those types of books which existing publishing customers have indicated an interest in having the Company supply, and which are not being produced by the Company's principal book manufacturing customers.

SALES AND MARKETING

    The Company has a base of over 200 customers, including many of the leading publishing companies in the world. Among its largest customers are Simon & Schuster, HarperCollins, Penguin Putnam, Random House, Von Holtzbrink, McGraw-Hill, Time Warner, International Thompson, John Wiley & Sons, Microsoft, Houghton Mifflin, Oxford University Press, Walt Disney, Harcourt Brace and W.W. Norton, many of whom have been customers of the Company since its inception in 1979. Many of these customers have decentralized operations in which purchasing decisions are made by various divisions. HarperCollins Publishers and Simon & Schuster accounted for 13.3% and 17.1%, respectively, of the Company's 1997 net sales, and 14.9% and 14.7%, respectively, of the Company's 1998 net sales. Our ten largest customers accounted for approximately 71.0% of net sales in 1998.

    The book components which the Company produces are used in books distributed in various segments within the consumer book market. The breakdown of the Company's net sales for 1997 and 1998 by book market segments is as follows:

                                                                               PERCENTAGE OF
                                                                                 NET SALES
                                                                            --------------------
                                                                              1997       1998
                                                                            ---------  ---------
General Interest..........................................................       44.9%      47.8%
Juvenile..................................................................        6.1        7.7
Education.................................................................       14.9       14.2
Business..................................................................       14.3       10.2
Book Club.................................................................        4.2        4.5
Religion..................................................................        5.1        6.2
Other.....................................................................       10.5        9.4
                                                                            ---------  ---------
                                                                                100.0%     100.0%
                                                                            ---------  ---------
                                                                            ---------  ---------

    As is indicated in the above table, the Company has been dependent on the sale of book components used in the general interest segment of the book market. The general interest segment of the U.S. book market experienced modest declines in total sales in 1995 and 1996 although, according to PUBLISHERS WEEKLY, the general interest segment remained stable in 1997 and experienced an increase of approximately 4% in 1998. In addition, various segments of the book market may respond to differing economic and other factors, and declines in one or more segments in a given year may be offset by improvements in other sectors. Accordingly, management views the Company's supplying of book components to a broad range of book market segments as a competitive strength.



    The Company has a direct sales force consisting of 30 sales representatives located in seven offices throughout the U.S. The Company intends to expand the size of its sales force to 40 or 45 representatives, over the next 18 months to capture a greater share of the business from its existing publishing customers, to identify and solicit new customers, including smaller regional publishers, and to promote its new book manufacturing services. The Company promotes its services generally by providing training and educational programs in printing processes and technology to publishing house personnel and by participating in publishing industry trade shows.


    New sales representatives are required to participate in a three-month manufacturing and sales orientation program, including spending at least two weeks in a working pressroom, and all sales personnel are required to participate annually in a two-week continuing education program. Various forms of monitoring by management are used to ensure that goals for individual sales representatives are achieved, including sales call reports, monthly sales analyses and customer ranking reports.

    The Company does not operate with any backlog, since its goal and that of its customers is to produce products on demand in the shortest possible time frame.

IMPROVEMENTS IN MANUFACTURING OPERATIONS

    The Company emphasizes the development of new products and services, and continues to evaluate emerging technologies while assessing their cost-effectiveness and relevance to current and future needs. The Company created Lithoflex-Registered Trademark-, a substitute for liquid coated, pre-printed case covering material, and developed an innovative line of luminescent metallic colors. The Company was among the first to use offset gravure printing extensively in order to reduce costs and improve the quality of book component printing, and supplemented it with more advanced processes as they became commercially available. The Company also developed and has made available to customers its Phoenix Colornet-Registered Trademark-color-accurate, digital proofing system.

COMPETITION

    The printing industry in general, and the printing and manufacture of books in particular, are extremely competitive. The Company faces competition from other independent book component printers, as well as from such large commercial printing firms as R.R. Donnelley, Quebecor, Banta and World Color Press, all of whom offer component printing services within the context of their complete book manufacturing businesses, and all of whom have significantly larger revenues and assets than the Company. In addition, as the Company commences the manufacture of certain types of complete books, the Company will be competing with various book printing concerns, both foreign and domestic. Competitive factors in the printing of book components and manufacture of complete books include price, quality, speed of production and delivery, use of technology and the ability to service specialized customer needs on a consistent basis.

FACILITIES AND EQUIPMENT

    The Company's corporate and administrative offices are located in one of its two adjacent manufacturing facilities in Hagerstown, MD. The Company also leases various regional sales offices. A summary of the location, size and nature of the principal facilities appears below:

                                                                                      LEASED/OWNED;      SQUARE
LOCATION                                                USE                          EXPIRATION DATE     FOOTAGE
---------------------------------  ----------------------------------------------  -------------------  ---------
Hagerstown, MD (No. 1)...........  Corporate offices; printing, prepress and       Owned                  114,000
                                   finishing for book components
Hagerstown, MD (No. 2)...........  Printing, prepress and finishing for book       Owned                   86,000
                                   components
Long Island City, NY.............  Prepress                                        Leased; 12/31/06        54,000

Taunton, MA......................  Printing, prepress and finishing for book       Leased; 12/31/12        53,000
                                   components
Rockaway, NJ.....................  Printing, prepress and finishing for complete   Leased; 3/31/08         90,000
                                   books
Lake Forest, IL (Mid-City).......  Printing, prepress and finishing for book       Leased; 12/31/99        60,000
                                   components
Dulles, VA (TechniGraphix).......  Digital book printing, prepress and finishing   Leased; 4/30/07         27,000

    The Company's facilities contain various state-of-the-art equipment in all departments. The pre-press capabilities at all locations include high-speed digital scanning, composition, proofing, file transfer and platemaking equipment. The press rooms contain high speed sheet-fed lithographic presses capable of printing two to ten colors, many of which can print both sides of the sheet in a single pass through the press. The finishing departments contain silk screen presses, laminating, embossing, foil stamping and bindery machinery.

    The Company believes that the facilities plus its new soft-cover book manufacturing plant under construction in Maryland provide adequate capacity for the production of book components and complete books for the foreseeable future.

EMPLOYEES

    As of December 31, 1998, the Company had 595 employees, of whom 13 were engaged in management, 40 in finance, administration and billing,69 in sales, sales support and customer service, 12 in information systems and technological development, 13 in transportation and 448 in manufacturing. None of the employees are represented by unions, and the Company believes it has satisfactory relations with its workforce.

LEGAL PROCEEDINGS

    The Company has filed a complaint against Krause Biagosch GmbH and Krause America ("Krause"), which is pending in the United States District Court for the District of Maryland, based on breach of contract and statutory warranties on certain prepress equipment which the Company had agreed to purchase from Krause. The Company attempted to operate the equipment, and contends that the equipment has failed to perform as warranted. During 1998, the Company removed the portion of the equipment actually received, and is seeking recovery of the $1.6 million paid to date on this equipment, which includes an amount for deposits on the balance of the equipment not yet received. As of December 31, 1998, the Company has included in other non-current assets a receivable from Krause of approximately $1.6 million. Krause has recently counterclaimed for $1.5 million for the balance of the purchase price for all the equipment (whether or not delivered), plus incidental charges.

The Company intends to vigorously prosecute its claims against Krause and contest Krause's counterclaims. If Krause were nevertheless to prevail, the Company may be required to pay Krause's actual lost profit on the equipment. While such lost profit is not presently determinable, the amount the Company might be required to pay if Krause prevailed would in no event exceed the unpaid balance of the purchase price, claimed by Krause to be $1.5 million and by the Company to be $1.2 million. Also, in that event, if the Company were to attempt to resell the equipment in its possession, assuming a market existed, and the price received from such resale were less than the price it had paid Krause, the Company would incur a loss.

    The Company is not a party to any other legal proceedings, other than claims and lawsuits arising in the normal course of the Company's business. The Company does not believe that such claims and lawsuits, individually or in the aggregate, will have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's Board of Directors is composed of seven members. Directors generally serve for one-year terms and until their successors are duly elected and qualified.

    The following table sets forth certain information regarding the Company's current directors and executive officers:

DIRECTORS AND EXECUTIVE OFFICERS          AGE                                    POSITIONS
------------------------------------      ---      ---------------------------------------------------------------------
Louis LaSorsa.......................          53   Chairman, Chief Executive Officer and Director
Edward Lieberman....................          56   Executive Vice President, Chief Financial Officer, Secretary and
                                                   Director
Dion von der Lieth..................          55   Senior Vice President, Sales and Marketing, and Director
John Carbone........................          40   Vice President, Manufacturing, Book Components, and Director
David Rubin.........................          42   Director
Thomas Newell.......................          55   Chief Information Officer
Mitchell Weiss......................          36   Vice President, Manufacturing, Commercial Print/Book Manufacturing

    LOUIS LASORSA has been with the Company since its inception in 1979, when he became Vice President, Sales and Marketing. Mr. LaSorsa has been President of the Company since 1982, was elected Chairman and Chief Executive Officer in 1996, and is involved in the management of all areas of the Company's operations, planning and growth.

    EDWARD LIEBERMAN joined the Company in 1981, has been Executive Vice President, Chief Financial Officer and Secretary since February 1988, and is responsible for financial information, general financing, legal matters, human resources and benefits. From 1967 to 1981, Mr. Lieberman, a certified public accountant, was a principal of Louis Lieberman & Company, an independent public accounting firm.

    DION VON DER LIETH has been Senior Vice President, Sales and Marketing, since November 1993, directing the sales and marketing efforts of the Company. Prior to joining the Company, Mr. von der Lieth was President of the Book Group of Quebecor Printing Inc., a major commercial printing company, and prior thereto, was Vice President of Manufacturing and Inventory Control for McGraw Hill.

    JOHN CARBONE joined the Company in 1981, has been Vice President, Manufacturing, for the Book Component Divisions since December 1997, and is responsible for all component printing operations. Mr. Carbone was Vice President of Manufacturing/Hagerstown from June 1996 to December 1997, Vice President of Operations/New York from 1993 to 1996 and Vice President of Sales from 1990 to 1993.

    DAVID RUBIN was elected a director of the Company in February 1998, and is Corporate Vice President and a director of Don Aux Associates, a privately-held management consulting firm which services a wide range of manufacturing, distribution and service-oriented client companies. Mr. Rubin has been employed by Don Aux Associates since 1984, and has served as Director of Corporate Analysis and Director of Consulting Services.

    THOMAS NEWELL has been Chief Information Officer since May 1988 and is responsible for developing, implementing and managing the Company's digital communications and information network.

    MITCHELL WEISS joined the Company in 1984, first in customer service and later as a sales representative. In 1993, Mr. Weiss joined R.R. Donnelley & Sons Company as a salesman, and returned to the Company as a sales representative in 1995, becoming a Regional Sales Manager in 1996. Since January 1998 Mr. Weiss has been responsible for developing the Company's new complete book manufacturing facility in New Jersey and will manage the facility's operations.


    There are presently two vacancies on the Board, created by the resignations in February 1999 of former directors Andrew J. Goodman and Govi C. Reddy. Mr. Goodman is a member of the law firm which has served as legal counsel to the Company, and resigned as previously arranged and in contemplation of the Company's pending registration of securities, in keeping with the policy of his law firm concerning directorships. Mr. Reddy, who is the chief executive officer of one of the Company's major suppliers, was unable to continue as a director due to the demands of his business. The Company intends to fill both vacancies with two outside directors, and has extended an invitation to one candidate and is considering a list of names for the second vacancy.


DIRECTORS COMPENSATION


    Commencing as of January 1, 1999, directors who are not employees of the Company receive an annual retainer fee of $10,000.


COMMITTEES OF THE BOARD OF DIRECTORS

    After the consummation of the offering, the Board of Directors will create an Audit Committee and a Compensation Committee.

    The Audit Committee's principal responsibilities will be to recommend annually a firm of independent auditors to the Board of Directors, to review the annual audit of the Company's Consolidated Financial Statements and to meet with the independent auditors of the Company from time to time in order to review the Company's general policies and procedures with respect to audits and accounting and financial controls. The members of the Audit Committee will consist of outside directors.

    The principal responsibilities of the Compensation Committee will include the establishment of compensation policies for the executive officers of the Company and the administration of any stock-based compensation plans. The members of the Compensation Committee will consist of Louis LaSorsa and two outside directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors has not had a Compensation Committee and the functions of such a committee have been previously performed by the Company's Board of Directors. Louis LaSorsa, Chairman, Chief Executive Officer and a director of the Company, will serve as one of three members of the Compensation Committee after the consummation of the Offering. The other two members of the Compensation Committee, will be outside directors. The Company will not approve any interlocking relationships between the Compensation Committee or the Board of Directors and any other company's board of directors or compensation committee. See "Certain Transactions."

EMPLOYMENT AGREEMENTS

    None of the Company's officers have employment agreements.

EMPLOYEE STOCK BONUS AND OWNERSHIP PLAN

    The Company's Employee Stock Bonus and Ownership Plan (the "Stock Bonus Plan") was established in 1980, initially as a profit-sharing, tax-qualified retirement plan, and later as a stock bonus plan. Employees become participants on any June 30 or December 31 after they complete one year of service. Annual Company contributions to the Stock Bonus Plan are discretionary, and have been made in the form of Company stock and cash. Contributions are allocated among all Stock Bonus Plan participants, based on the proportion which each participant's eligible compensation bears to the total compensation of all participants. Company contributions for participants become vested for each participant in equal installments over a six-year period of continuing service. The Trustees of the Stock Bonus Plan are Louis LaSorsa and Edward Lieberman, and the Stock Bonus Plan held 6,794 Class B (non-voting) shares of the Company as of December 31, 1998. See "Certain Transactions" and "Principal Stockholders."

EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the three years ended December 31, 1998 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company, including both fixed salary compensation and discretionary management incentive compensation ("Bonus"):

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                           ----------------------     ALL OTHER        OTHER ANNUAL
NAME AND PRINCIPAL POSITION                       YEAR       SALARY      BONUS     COMPENSATION(3)    COMPENSATION(2)
----------------------------------------------  ---------  ----------  ----------  ----------------  -----------------
Louis LaSorsa.................................       1998  $  549,979  $  452,652     $   --             $  --
Chief Executive Officer                              1997     599,420     847,096         --                 6,294
                                                     1996     556,309      --             --                --
Edward Lieberman..............................       1998     361,350     226,326         --                --
Chief Financial Officer                              1997     392,729     478,840         --                 6,294
                                                     1996     375,955      --             --                --
Anthony DiMartino(1)..........................       1998      61,635      --             --                --
Vice President                                       1997     399,751     249,043         --                 6,294
                                                     1996     375,839      --             --                --
Dion von der Lieth............................       1998     278,372     150,884         --                --
Vice President                                       1997     289,402     211,774         --                 6,294
                                                     1996     274,818      --             --                --
John Carbone..................................       1998     267,315      94,303         --                --
Vice President                                       1997     201,468      90,366         --                 6,294
                                                     1996     195,850      --             --                --

------------

(1) As of March 23, 1998, Mr. DiMartino was no longer employed by the Company.

(2) Information shown does not include amounts attributed to automobile use or other perquisites, which total less than the level required to be reported.

(3) Reflects amounts contributed by the Company pursuant to the Stock Bonus
    Plan.

    No information is presented for options, restricted stock awards, long-term incentive or other compensation because no such compensation has been awarded.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Class A voting and Class B non-voting Common Stock as of the date of this prospectus by (i) each person known by the Company to own beneficially more than 5.0% of the outstanding voting and non-voting Common Stock, (ii) each director of the Company, (iii) each of the named executive officers listed under "Management--Executive Compensation", and
(iv) all officers and directors as a group. Except as otherwise noted, the persons named in the table have sole voting and investment powers with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                          VOTING                NON- VOTING
                                                                         SHARES(1)       %       SHARES(2)       %       SHARES
                                                                        -----------  ---------  -----------  ---------  ---------
                                                                               CLASS A                 CLASS B            TOTAL
                                                                        ----------------------  ----------------------  ---------
Louis LaSorsa.........................................................       1,000         9.0         514         6.6      1,514
Edward Lieberman......................................................       1,000         9.0         359         4.6      1,359
John Biancolli........................................................       1,000         9.0         192         2.5      1,192
John Carbone..........................................................       1,000         9.0         186         2.4      1,186
Thomas Newell.........................................................       1,000         9.0         126         1.6      1,126
Mitchell Weiss........................................................       1,000         9.0          99         1.3      1,099
Dion von der Lieth....................................................       1,000         9.0          24         0.3      1,024
Henry Burk............................................................       1,000         9.0         438         5.6      1,438
Ronald Burk...........................................................       1,000         9.0         421         5.4      1,421
Anthony DiMartino.....................................................       1,000         9.0         390         5.0      1,390
Bruno Jung............................................................       1,000         9.0         276         3.5      1,276
Judith Lieberman......................................................      --          --           1,000        12.8      1,000
David Rubin...........................................................      --          --          --          --         --
Louis LaSorsa and Edward Lieberman, as Trustees under the Stock Bonus
  Plan(3).............................................................      --          --           6,794        87.2      6,794
All directors and executive officers as a group (7 persons)...........       6,000        54.1       1,308        16.8      7,308


                                                                            %
                                                                        ---------

Louis LaSorsa.........................................................        8.0
Edward Lieberman......................................................        7.2
John Biancolli........................................................        6.3
John Carbone..........................................................        6.3
Thomas Newell.........................................................        6.0
Mitchell Weiss........................................................        5.8
Dion von der Lieth....................................................        5.4
Henry Burk............................................................        7.6
Ronald Burk...........................................................        7.5
Anthony DiMartino.....................................................        7.4
Bruno Jung............................................................        6.8
Judith Lieberman......................................................        5.3
David Rubin...........................................................     --
Louis LaSorsa and Edward Lieberman, as Trustees under the Stock Bonus
  Plan(3).............................................................       36.0
All directors and executive officers as a group (7 persons)...........       38.7

------------

(1) All Class A voting shares are held directly by the named individuals.

(2) Indicates each named individual's vested interest in Class B non-voting shares held in the Stock Bonus Plan, except for Judith Lieberman whose Class B shares are held directly.

(3) See "Management--Employee Stock Bonus and Ownership Plan."

    The address of all stockholders listed in the above table is c/o Phoenix Color Corp., 540 Western Maryland Parkway, Hagerstown, MD 21740.

                              CERTAIN TRANSACTIONS

    On February 1, 1996, in connection with a loan agreement between the Company and two commercial banks, Louis LaSorsa, Edward Lieberman, Anthony DiMartino, Thomas Newell, Henry Burk and Ronald Burk executed individual surety agreements with the lending banks, under which each such person guaranteed all of the Company's obligations under the loan agreement. Each of the Company's principal stockholders other than Judith Lieberman also executed a Stock Pledge Agreement, under which all of their respective shares of the Company's stock (except for shares held through the Stock Bonus Plan) were pledged as security for the Company's obligations under the loan agreement. See "Principal Stockholders." The Stock Pledge Agreement required such pledge of shares to remain in effect until the outstanding principal balance of certain term loans under the loan agreement were repaid or reduced to an agreed level. Such term loans were repaid in full on September 15, 1998, from the proceeds of the sale of Bridge Notes to First Union Investors, Inc. Under the terms of the Senior Credit Facility the personal guarantees of Messrs. LaSorsa, Lieberman, DiMartino, Newell and Henry and Ronald Burk were released, and the earlier pledge of their shares of the Company's stock was continued as security for indebtedness outstanding under the Senior Credit Facility.

    Louis LaSorsa and Edward Lieberman act as Trustees for the Stock Bonus Plan. The Stock Bonus Plan owns 6,794 shares of Class B Common Non-Voting shares and, under its terms, when permitted pursuant to the laws of Delaware, Messrs. LaSorsa and Lieberman have full power and discretion to vote the shares of the Company stock held by the Stock Bonus Plan, subject to their responsibilities as fiduciaries for the participating beneficiaries of the Plan. The Stock Bonus Plan's record ownership represents 36% of the total Company Common Stock outstanding. See "Principal Stockholders."


    Louis LaSorsa, Edward Lieberman, Ronald Burk, Henry Burk and Anthony DiMartino made loans to the Company in 1988, the proceeds of which were used as working capital. Such loans are represented by demand notes bearing interest at 12% per annum. The outstanding balances of such loans, which amounted to $50,000, $104,400, $98,240, $82,565 and $57,560, respectively, were repaid as of
March 31, 1999. The interest paid to the lenders on account of such loans amounted to $6,000, $12,528, $11,788, $9,908 and $6,907, respectively, for each of the years ended December 31, 1997 and 1998.



    A law firm of which Andrew J. Goodman, a former director of the Company, is a partner, has acted as counsel to the Company. During the years ended December 31, 1997 and 1998, the Company paid Mr. Goodman's law firm total fees of $127,168 and $513,605, respectively, for legal services and disbursements. Mr. Goodman continues to act as Assistant Secretary of the Company and his law firm acts as counsel to the Company.


    David Rubin, a director of the Company, is an officer and principal of Don Aux Associates, which furnishes management consulting services to the Company. During the years ended December 31, 1997 and 1998, the Company paid Don Aux Associates a total of $180,000 and $36,766, respectively, in management consulting fees.

    Govi C. Reddy, a former director of the Company, is President of General Binding Corp., which supplies certain raw materials to the Company. For the years ended December 31, 1997 and 1998, the Company purchased a total of $9,492,065 and $9,162,523, respectively, of such raw materials from General Binding Corp. Such purchases were on terms and conditions no less favorable than would be obtainable from an unaffiliated third-party vendor.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

    On September 15, 1998 the Company and its subsidiaries (collectively, the "Borrowers") entered into the Senior Credit Facility with First Union National Bank, as Agent and lender. Under the Senior

Credit Facility, the lenders have agreed to provide the Borrowers a three-year revolving credit facility under which the Borrowers may borrow up to an amount equal to the lesser of $20.0 million or a borrowing base consisting of a percentage of eligible inventory and accounts receivable.

SECURITY

    The Senior Credit Facility is secured by a first priority lien on substantially all of the Company's real and personal property. As additional security, (1) the Company has pledged 100% of the capital stock or membership interests of each subsidiary of the Company and (2) certain shareholders of the Company have pledged substantially all of the capital stock of the Company.

INTEREST AND FEES

    The annual interest rate applicable to the Senior Credit Facility is a fluctuating rate of interest measured, at the Company's option, by reference to either (1) LIBOR or (2) the greater of First Union National Bank's prime rate or the overnight federal funds rate plus 0.5% ("Base Rate"), plus, in either case, an additional amount which fluctuates based upon the leverage ratio of the Borrowers. This additional amount ranges from 1.50% to 3.00% for LIBOR based borrowings and from .25% to 1.75% for Base Rate based borrowings. The Senior Credit Facility provides for an unused commitment fee payable to the lenders and certain other fees payable by the Borrowers.

COVENANTS AND EVENTS OF DEFAULT

    The Senior Credit Facility contains affirmative and negative covenants customary for agreements of this type, including, among others, covenants restricting the Borrowers with respect: to the incurrence of debt (including guarantees); the creation of liens; substantially changing the nature of the Company's or its subsidiaries' business; the consummation of certain transactions such as dispositions of substantial assets, mergers, acquisitions, reorganizations and recapitalizations; the making of certain investments and loans, non-ordinary course asset sales and capital expenditures; the paying of dividends and other distributions; transactions with affiliates; and the Borrowers' ability to prepay certain debt. The Senior Credit Facility also requires the Borrowers to comply with certain financial tests and maintain certain financial ratios. Under these financial tests and ratios the Borrowers
(i) may not exceed a maximum leverage ratio; (ii) must maintain a minimum interest coverage ratio; (iii) must maintain a minimum EBITDA; and (iv) may not exceed annual capital expenditure limitations.

    The Senior Credit Facility also contains provisions relating to customary events of default. An event of default under the Senior Credit Facility will allow the lenders to accelerate or, in certain cases, will automatically cause the acceleration of, the maturity of the debt under the Senior Credit Facility and will restrict the ability of the Borrowers to meet their obligations to the holders of the notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

    The exchange notes offered hereby (the "Exchange Notes") are to be issued under the indenture (the "Indenture") among the Company, the Guarantors named therein, and Chase Manhattan Trust Company, National Association, as Trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and holders ("Holders") of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.


    The following is a summary of the material provisions of the Indenture and the Exchange Notes. The following summary does not purport to be complete and is expressly subject and qualified in its entirety by reference to all of the provisions of the Indenture, including those terms made a part thereof by the Trust Indenture Act. Investors may obtain a copy of the Indenture in the manner described under "Available Information." Certain capitalized terms used herein are defined in "--Certain Definitions."



    The Exchange Notes will be unsecured senior subordinated obligations of the Company. The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis, by all current and future Restricted Subsidiaries of the Company. Each such guarantee is referred to as a "Guarantee" and each such Restricted Subsidiary is referred to as a "Guarantor." The Company will cause each future Restricted Subsidiary to enter into a supplemental indenture providing for a Guarantee.


    Principal, premium and interest on the Exchange Notes will be payable, and the Exchange Notes may be exchanged or transferred, at the office or agency of the Company (which initially will be the corporate trust office of the Trustee, at 1201 Main Street, 18th Floor, Dallas, TX 75202), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Exchange Note register which is initially to be maintained by the Trustee. The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

TERMS OF THE EXCHANGE NOTES

    The aggregate amount of Exchange Notes (and Old Notes) issuable under the Indenture will be limited to $200.0 million in principal amount and will mature on February 1, 2009. The Exchange Notes will bear interest at 10 3/8% per annum, payable semiannually to Holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date on February 1 and August 1 of each year, commencing August 1, 1999. The Company will pay interest on overdue principal at 2.0% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent permitted by law. Interest on the Exchange Notes will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

    Except as set forth in the following paragraph, the Exchange Notes will not be redeemable at the option of the Company prior to February 1, 2004. Beginning February 1, 2004, the Exchange Notes will be redeemable in cash, at the Company's option, in whole or in part, upon 20 to 60 days' prior notice mailed to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest thereon to the redemption date, if redeemed during the 12-month period commencing on February 1 of the years set forth below:

PERIOD                                                                        REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2004........................................................................        105.188%
2005........................................................................        103.458%
2006........................................................................        101.729%
2007 and thereafter.........................................................        100.000%

    In addition, prior to February 1, 2002, the Company, at its option, may redeem up to 25.0% of the original principal amount of the Exchange Notes with the Net Cash Proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 110.375% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon to the redemption date; PROVIDED, HOWEVER, that at least 75.0% of the original principal amount of the Exchange Notes must remain outstanding after each such redemption; and PROVIDED, FURTHER, that each such redemption will occur within 60 days of the date of closing of the related Public Equity Offering.

    In the case of any partial redemption, selection of the Exchange Notes for redemption will be made by the Trustee on a pro rata basis, although no Exchange Note of $1,000 in principal amount or less will be redeemed in part. If any Exchange Note is to be redeemed in part only, the notice of redemption relating to such Exchange Note will state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note.

RANKING OF THE EXCHANGE NOTES

    The Indebtedness evidenced by the Exchange Notes will be senior subordinated, unsecured obligations of the Company. The payment of principal, premium and interest on the Exchange Notes is subordinated in right of payment to the prior payment of all existing and future Senior Indebtedness. In addition, the Exchange Notes will be subordinated to all Senior Indebtedness of the Guarantors and to all obligations of any other subsidiaries of the Company that are not Restricted Subsidiaries.

    Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Exchange Notes. The Exchange Notes will rank PARI PASSU with or be senior to all other Indebtedness of the Company. Although the Indenture limits the aggregate amount of additional Indebtedness that the Company may incur, the Indenture does not limit the amount of such Indebtedness that may be Senior Indebtedness.

    In the event of any distribution of the assets of the Company upon a liquidation, dissolution or reorganization of the Company, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment. Until the Senior Indebtedness is paid, any payment to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness. If a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them.

    Notwithstanding anything herein to the contrary, the Company may not pay principal, premium or interest on the Exchange Notes or make any deposit pursuant to the provisions described under "--Defeasance" below if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full.

However, the Company may pay the Exchange Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the first sentence of this paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately, the Company may not pay the Exchange Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier under certain circumstances described in the Indenture). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Exchange Notes after the end of such Payment Blockage Period. The Exchange Notes will not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

    If payment of the Exchange Notes is accelerated because of an Event of Default, the Company or the Trustee will promptly notify the holders of Designated Senior Indebtedness or the representative of such holders of the acceleration.

    By reason of these subordination provisions, in the event of an insolvency, bankruptcy, reorganization, or liquidation of the Company, or upon the occurrence of a Change of Control or an Asset Sale requiring repurchase by the Company of any Exchange Notes, there may not be sufficient assets remaining to satisfy the claims of the Holders after satisfying the claims of creditors of the Company who are holders of Senior Indebtedness and claims of creditors of the Company's Subsidiaries. See "Risk Factors--Your Exchange Notes Will Be Subordinated to Our Senior Indebtedness". As of December 31, 1998, after giving effect to the issuance and sale of the Old Notes, the Company would have had no Senior Indebtedness outstanding, but would have had the ability to borrow $15.8 million under the Senior Credit Facility. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See Certain Covenants--Limitation on Indebtedness."

    The terms of the subordination provisions described above will not apply to payment from money or the proceeds of U.S. government obligations held in trust by the Trustee for the payment of principal of and interest on the Exchange Notes pursuant to the provisions described under "--Defeasance."

GUARANTEES


    Each of the Company's subsidiaries, presently consisting of PCC Express, Inc., Phoenix (Md.) Realty, LLC, and TechniGraphix, Inc., is a joint and several guarantor ("Guarantor") of the Exchange Notes. Each such Guarantor will fully and unconditionally guarantee on an unsecured senior subordinated basis the performance and payment of all obligations of the Company under the Indenture and the Exchange Notes (all such obligations guaranteed by a Guarantor being herein called the "Guaranteed Obligations"). Each Guarantor will additionally agree to pay any and all expenses incurred by the Trustee or the Holders in enforcing any rights under a Guarantee with respect to a Guarantor.

    The obligations of a Guarantor under its Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Guarantor pursuant to its Guarantee will be subordinate in right of payment to the rights of holders of all Senior Indebtedness of the respective Guarantors, including guarantees of the Senior Credit Facility. As of December 31, 1998, after giving effect to the issuance of the Old Notes on February 2, 1999, the Guarantors collectively had no Senior Indebtedness outstanding, but would have had the ability to borrow $15.8 million under the Senior Credit Facility. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the relevant Guarantor without rendering such Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors--Issuance of Exchange Notes May Be Subject To Fraudulent Conveyance Laws."

    In the event of a sale of all of the assets of any Guarantor, or a sale of all of the capital stock of any Guarantor, such Guarantor (in the event of a sale of all of the capital stock of such Guarantor) will be released and relieved of its obligations under its Guarantee or the Person acquiring the property (in the event of a sale of all of the assets of such Guarantor) will not be required to enter into a Guarantee; PROVIDED, in each case, that such transaction is carried out pursuant to and in accordance with "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and, if applicable, "--Merger and Consolidation."

RANKING OF GUARANTEES

    The Guarantees are subordinated in right of payment to the prior payment of Senior Indebtedness of the Company and of the relevant Guarantor (which includes guarantees of the Senior Credit Facility).

    Upon any distribution of the assets of a Guarantor upon a liquidation, dissolution or reorganization of such Guarantor, the holders of Senior Indebtedness of such Guarantor will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment with respect to the relevant Guarantee. Until the Senior Indebtedness of such Guarantor is paid, any payment to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness. If a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of such Guarantor and pay it over to them.

    Notwithstanding anything herein to the contrary, a Guarantor may not pay principal, premium or interest on the Exchange Notes or make any deposit pursuant to the provisions described under "--Defeasance" below if (i) any Designated Senior Indebtedness of the relevant Guarantor is not paid when due or
(ii) any other default on Designated Senior Indebtedness of such Guarantor occurs and the maturity of such Designated Senior Indebtedness is accelerated unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, such Guarantor may pay the Exchange Notes without regard to the foregoing if such Guarantor and the Trustee receive written notice approving such payment from the representative of the Designated Senior Indebtedness of such Guarantor with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the first sentence of this paragraph) with respect to any Designated Senior Indebtedness of such Guarantor pursuant to which the maturity thereof may be accelerated immediately, such Guarantor may not pay the Exchange Notes for the Payment Blockage Period commencing upon the receipt by the Trustee (with a copy to the Company) of a Blockage Notice from the representative of the holders of such Designated Senior Indebtedness and ending 179 days thereafter (or earlier under certain circumstances described in the Indenture). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness of such Guarantor or the representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, such Guarantor may resume payments on the Exchange Notes after the end of such Payment Blockage Period. Each Guarantee will not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of a Guarantor during such period.

    By reason of these subordination provisions, if the Guarantors are required to make payments under the Guarantees, there may not be sufficient assets remaining to satisfy the claims of the Holders with respect to the Guarantees after satisfying the claims of creditors of the Guarantors who are holders of Senior Indebtedness of the Guarantors. Although the Indenture contains limitations on the amount of additional Indebtedness that the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitation on Indebtedness."

CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require that the Company repurchase such Holder's Exchange Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the purchase date:

    (i) any person, other than the Permitted Holders, becomes the beneficial owner of more than 33 1/3% of the total voting power of the voting stock of the Company;

    (ii) the Company merges with or into another Person or sells or disposes of all or substantially all of its assets to any Person, or any Person merges with the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the outstanding voting stock of the Company is converted into or exchanged for (1) voting stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (2) cash, securities or other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (y) immediately after such transaction no person or group (other than the Permitted Holders) is the beneficial owner of (1) 33 1/3% or more of the voting power of the voting stock of the surviving or transferee corporation on a fully diluted basis and (2) a greater percentage of the voting stock of the surviving or transferee corporation than the percentage beneficially owned by the Permitted Holders;

    (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company at the time of such approval who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

    (iv) the liquidation or dissolution of the Company.

    Within 30 days following any Change of Control, the Company will mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase; (2) the circumstances and relevant facts regarding such Change of Control; (3) the repurchase date (which will be between 30 and 60 days from the date such notice is mailed); and (4) the instructions that a Holder must follow in order to have its Exchange Notes purchased.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes upon a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Company's obligation to repurchase the Exchange Notes upon a Change of Control, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

    Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenant described under "--Certain Covenants--Limitation on Indebtedness." Such restrictions can be waived only with the consent of the Holders of a majority in principal amount of the Exchange Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

    So long as the Senior Credit Facility remains in place, the Company is prohibited from purchasing any Exchange Notes, or making any deposit with the Trustee pursuant to the provisions described under "--Defeasance". As of December 31, 1998, and giving effect to the issuance of the Old Notes on February 2, 1999, there were no borrowings outstanding under the Senior Credit Facility. The Senior Credit Facility also provides that the occurrence of certain change of control events with respect to the Company will constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchange Notes, the Company could seek the consent of the lenders under the Senior Credit Facility to the purchase of Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders.

    Future Senior Indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Exchange Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to Holders of Exchange Notes following the occurrence of a Change of Control may be limited by the Company's financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company does not currently have any indebtedness outstanding that is PARI PASSU with the Exchange Notes that contains repurchase provisions in the event of a Change of Control. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Exchange Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Exchange Notes then outstanding.

CERTAIN COVENANTS

    The Indenture contains covenants including the following:

    LIMITATION ON INDEBTEDNESS: The Company will not, and will not permit any Restricted Subsidiary to, incur any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing, in addition to Permitted Indebtedness, the Company or any Restricted

Subsidiary may incur Indebtedness (including Acquired Indebtedness) if (i) no Default or Event of Default exists on the date of the proposed incurrence of Indebtedness or would result as a consequence of such proposed incurrence and
(ii) immediately after giving effect to such incurrence of Indebtedness, the Consolidated Coverage Ratio of the Company is at least 2.0 to 1.0 for incurrences on or before February 1, 2001 and 2.25 to 1.0 for all incurrences thereafter.

    LIMITATION ON RESTRICTED PAYMENTS: (a) The Company will not, and will not permit any Restricted Subsidiary to, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default or Event of Default exists (or would result therefrom); (2) the Company or such Restricted Subsidiary is not able to incur, after giving effect to such Restricted Payment, an additional $1.00 of Indebtedness pursuant to the second sentence under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter beginning immediately following the Issue Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from certain issuances or sales of its capital stock (other than Disqualified Stock) subsequent to the Issue Date; (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for capital stock (other than Disqualified Stock) of the Company; and (D) an amount equal to the sum of (i) the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from such Person, and (ii) the portion (proportionate to the Company's equity interest in such subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum will not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

    (b) The provisions of the foregoing paragraph (a) will not prohibit: (1) if no Default or Event of Default exists, any purchase or redemption of capital stock or Subordinated Obligations of the Company made out of the proceeds of the concurrent sale of capital stock of the Company (other than Disqualified Stock and other than capital stock issued or sold to a subsidiary of the Company); PROVIDED, HOWEVER, that (A) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or capital contribution will be excluded from the calculation of amounts under clause (3) (B) of paragraph (a) above; (2) if no Default or Event of Default exists, any purchase or redemption of Subordinated Obligations made out of the proceeds of the concurrent sale of Indebtedness of the Company which is permitted to be incurred under the "Limitation on Indebtedness" covenant; PROVIDED, HOWEVER, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments; (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that at the time of payment of such dividend, no other Default will exist (or result therefrom); PROVIDED FURTHER, that such dividend will be included in the calculation of the amount of Restricted Payments; and (4) if no Default or Event of Default will exist or would result therefrom, any purchase of any fractional share of capital stock of the Company resulting from: (A) any dividend or other distribution on outstanding shares of capital stock that is payable in shares of such capital stock, (B) any combination of all of the outstanding shares of capital stock of the Company, (C) any reorganization or consolidation of the Company in any merger of the Company with or into any other Person or (D) the conversion of any securities of the Company into shares of capital stock of the Company; PROVIDED, HOWEVER, that such purchases will be included in the calculation of the amount of Restricted Payments.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES: The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist any restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its capital stock or pay any Indebtedness owed to the Company, (b) to make any loans to the Company or to any Restricted Subsidiary or (c) to transfer any of its property or assets to the Company or to any Restricted Subsidiary, except any restriction existing under (i) the Senior Credit Facility as in effect on the Issue Date; (ii) the Exchange Notes, the Indenture or the Guarantees; (iii) any instrument governing Acquired Indebtedness, (iv) Refinancing Indebtedness incurred pursuant to an agreement referred to in clause (i), (ii) or (iii); PROVIDED, HOWEVER, that the restrictions contained in any such refinancing agreement are no less favorable to the Noteholders than restrictions contained in such agreements governing the Indebtedness being refinanced; (v) customary nonassignment provisions in leases to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (vi) security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and (vii) applicable law.

    LIMITATION ON LIENS: Other than Permitted Liens, the Company will not, and will not permit any Restricted Subsidiary to, create any lien on any property or asset of the Company or of any Restricted Subsidiary or assign or convey any right to receive any income or profits therefrom, or file or permit the filing of any financing statement or other similar notice of any lien with respect to any such property or asset under the Uniform Commercial Code of any State or under any similar statute, unless (i) in the case of liens securing Indebtedness that is expressly junior in right of payment to the Exchange Notes, the Exchange Notes are secured by a lien on such property or assets that is senior to such liens and (ii) in all other cases, the Exchange Notes are equally and ratably secured.

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK: (a) The Company will not, and will not permit any Restricted Subsidiary to consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at least equal to the fair market value of the shares and assets subject to such Asset Sale (which fair market value will be determined in good faith by the board of directors for any transaction involving in excess of $1.0 million) and at least 75% of the consideration received by the Company or such Restricted Subsidiary is in the form of cash and is received at the time of such sale and
(ii) 100% of the Net Available Cash from such Asset Sale is applied by the Company or such Restricted Subsidiary (A) first, to the extent the Company elects (or is required by the terms of the Senior Credit Facility) to repay borrowings under the Senior Credit Facility; PROVIDED, that there is a permanent reduction in the availability under the Senior Credit Facility in an amount equal to such repayment and such repayment is made within 180 days from the date of such Asset Sale and (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, and within 180 days from the date of such Asset Sale, to (1) make an investment in assets that replace the assets that were the subject of such Asset Sale or in assets that will be used in a related business or (2) acquire the capital stock of a Person that is engaged in a related business and that becomes a Restricted Subsidiary as a result of the acquisition of such capital stock.

    (b) Any Net Available Cash not applied within 180 days after the consummation of an Asset Sale as provided in paragraph (a) above will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be obligated to make offers to purchase the Exchange Notes in an amount equal to the amount of Excess Proceeds (and not just the amount thereof that exceeds $5.0 million) at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the purchase date in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Exchange Notes tendered pursuant to an offer to purchase made pursuant to this paragraph is less than the amount of Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Exchange Notes surrendered by Holders is greater than the amount of Excess Proceeds, the Trustee will select the Exchange Notes to be purchased on a pro rata basis.

    (c) In the event of the transfer of substantially all (but not all) of the assets of the Company and its Subsidiaries to a Person in a transaction permitted under the caption "Certain Covenants--Merger and Consolidation" below, the successor corporation will be deemed to have sold the assets of the Company and its Subsidiaries not so transferred for purposes of this covenant, and will comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such assets of the Company or its Subsidiaries deemed to be sold will be deemed to be Net Available Cash for purposes of this covenant.

    (d) If any non-cash consideration received by the Company or any subsidiary in connection with any Asset Sale is disposed of for cash, then such disposition will be deemed to constitute an Asset Sale hereunder and the Net Available Cash thereof will be applied in accordance with this covenant.

    (e) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue thereof.

LIMITATION ON AFFILIATE TRANSACTIONS: (a) Except for transactions entered into prior to the Issue Date, the Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction with any affiliate of the Company unless the terms thereof (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained from a non-affiliate, (2) if such affiliate transaction is in excess of $1.0 million,
(i) is set forth in writing and (ii) has been approved by a majority of the disinterested members of the board of directors, and (3) if such affiliate transaction is in excess of $5.0 million, has been determined by a nationally recognized investment banking or accounting firm to be fair to the Company and its Restricted Subsidiaries.

    (b) The provisions of the foregoing paragraph (a) will not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments;" (ii) any issuance of securities or payments of cash pursuant to employee benefit plans or arrangements approved by the board of directors; (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the board of directors; (iv) loans or advances to employees in the ordinary course of business; (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries; and (vi) any affiliate Transaction (x) between the Company and a Restricted Subsidiary or (y) between Restricted Subsidiaries; PROVIDED that, no affiliate of the Company other than a Restricted Subsidiary owns any capital stock in or otherwise has a material financial interest in any such Restricted Subsidiary.

LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED
SUBSIDIARIES: The Company will not sell any shares of capital stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary to issue or sell any shares of its capital stock except to the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that this covenant will not prohibit the sale of 100% of the shares of the capital stock of any Restricted Subsidiary effected in accordance with the covenants described under "Limitation on Sales of Assets and Subsidiary Stock" and "--Merger and Consolidation."

MERGER AND CONSOLIDATION: The Company will not, and will not permit any Restricted Subsidiary to, consolidate or merge with any Person, or sell or dispose of (or permit any subsidiary to sell or dispose of) all or substantially all its assets to, any Person, unless: (i) the Company, in the case of a transaction involving the Company, or such Restricted Subsidiary in the case of a transaction involving a Restricted Subsidiary, will be the surviving or transferee Person or the surviving or transferee Person (in either case, the "Successor Company") will be a U.S. Person and the Successor Company (if not the Company or such Restricted Subsidiary) will expressly assume, by an indenture supplemental thereto, all the obligations of the Company under the Exchange Notes and the Indenture, or the obligation of such Restricted Subsidiary under its Guarantee, as the case may be; (ii) immediately after giving effect to such transaction, no Default will exist; (iii) immediately after giving effect to such transaction, the Company, if the transaction involves a Restricted Subsidiary, or the Successor Company would be able to incur an additional $1.00 of Indebtedness pursuant to the second sentence under "--Limitation on Indebtedness;" (iv) in the case of a transaction involving the Company, immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction; (v) if, as a result of any such transaction, property or assets of the Company or a Restricted Subsidiary would become subject to a lien securing Indebtedness not excepted from the provisions of the Indenture described above under the caption "--Limitation on Liens," the Company, any such Restricted Subsidiary or the Successor Company, as the case may be, will have secured the Exchange Notes and the relevant Guarantees, as required by such provisions; and (vi) the Company will have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    The Successor Company will be the successor to the Company or such Restricted Subsidiary, as the case may be, and will succeed to, and may exercise every right and power of the Company or such Restricted Subsidiary under, the Indenture, but the predecessor Company or Restricted Subsidiary in the case of a conveyance, transfer or lease will not be released from the obligation to pay the principal of and interest on the Exchange Notes.

LIMITATION ON LAYERED INDEBTEDNESS: The Company will not, and will not permit any Restricted Subsidiary to, incur any Indebtedness that is subordinate in right of payment to any other Indebtedness, unless such Indebtedness is subordinate in right of payment to, or ranks PARI PASSU with, the Exchange Notes or, in the case of Restricted Subsidiaries that are Guarantors, such Indebtedness is subordinate in right of payment to, or ranks PARI PASSU with, the Guarantees of such Guarantors.

    The Guarantors will not guarantee any Indebtedness of the Company that is subordinate in right of payment to any other Indebtedness of the Company unless such guarantee is subordinate in right of payment to, or ranks PARI PASSU with, the Guarantees of such Guarantors.


ADDITIONAL SUBSIDIARY GUARANTEES: The Indenture provides that in the event that any Person will become a Restricted Subsidiary, the Company will cause such Restricted Subsidiary to concurrently guarantee the Company's obligations under the Indenture and the Exchange Notes fully and unconditionally and to the same extent that the Guarantors have guaranteed the Company's obligations under the Indenture and the Exchange Notes; PROVIDED, HOWEVER, that each additional Guarantor will be automatically and unconditionally released and discharged from its obligations under such additional Guarantee only in accordance with the last paragraph set forth under "--Guarantees."


CONDUCT OF BUSINESS: The Company and its Restricted Subsidiaries will not engage in any business other than the business of the Company and its Restricted Subsidiaries on the Issue Date and any business related, ancillary or complementary thereto.

SEC REPORTS: Notwithstanding that the Company may not be subject to the reporting requirements of the Exchange Act, so long as any Exchange Notes remain outstanding, the Company will (i) provide the Trustee, the Initial Purchaser and the Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections within the time periods specified under such Sections and (ii) beginning on the earlier of (a) the effective date of the Exchange Offer Registration Statement and (b) 130 days following the Issue Date, file with the SEC, to the extent permitted, the information, documents and reports referred to in clause (i) within the time periods specified under such Sections. In addition, the Company will make available to any holder and any prospective purchaser of Exchange Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act.

DEFAULTS

    An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Exchange Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "--Change of Control," and under "--Certain Covenants" under "--Merger and Consolidation," "--Limitation on Sales of Assets and Subsidiary Stock," "--Limitation on Indebtedness," or "--Limitation on Restricted Payments" above,
(iv) the failure by the Company to comply for 30 days after notice with its other agreements contained in the Indenture, (v) Indebtedness of the Company or any subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million (the "cross acceleration provision"), (vi) certain events of bankruptcy, insolvency or reorganization of the Company or a subsidiary (the "bankruptcy provisions"), (vii) any judgment or decree for the payment of money in excess of $5.0 million is rendered against the Company or a subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days (the "judgment default provision") or (viii) the Guarantee of any Guarantor ceases to be in full force and effect or any Guarantor denies or disaffirms its obligations under its Guarantee. However, a default under clause (iv) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Exchange Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

    If an Event of Default occurs and is continuing (other than an Event of Default described in clause (vi) of the preceding paragraph with respect to the Company), the Trustee or the Holders of at least 25% in principal amount of the outstanding Exchange Notes may declare the principal of and accrued but unpaid interest on all the Exchange Notes to be due. Upon such a declaration, such principal and interest will be due immediately. If an Event of Default described in clause (vi) of the preceding paragraph occurs and is continuing with respect to the Company, the principal of and interest on all the Exchange Notes will become immediately due without any declaration or other act on the part of the Trustee or any Holders of the Exchange Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Exchange Notes may rescind any such acceleration with respect to the Exchange Notes and its consequences.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Exchange Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Exchange Notes unless
(i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Exchange Notes have requested the Trustee to pursue the remedy,
(iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Exchange Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Exchange Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

    The Indenture provides that if a Default exists and is known to the Trustee, the Trustee must mail to each Holder of the Exchange Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Exchange Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Exchange Notes then outstanding and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Exchange Notes then outstanding. However, without the consent of each Holder of an outstanding Exchange Note affected thereby, no amendment may (i) reduce the amount of Exchange Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Exchange Note,
(iii) reduce the principal of or extend the stated maturity of any Exchange Note, (iv) reduce the premium payable upon the redemption of any Exchange Note or change the time at which any Exchange Note may be redeemed as described under "--Optional Redemption," (v) make any Exchange Note payable in money other than that stated in the Exchange Note, (vi) impair the right of any Holder of the Exchange Notes to receive payment of principal and interest on such Holder's Exchange Notes after the due dates therefor or to institute suit for the enforcement of any payment on such Holder's Exchange Notes, (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions, (viii) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders or (ix) make any change in the Guarantees that would adversely affect the Noteholders.

    Without the consent of any Holder of the Exchange Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to add Guarantees with respect to the Exchange Notes, to secure the Exchange Notes, to add to the covenants of the Company for the benefit of the Holders of the Exchange Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder of the Exchange Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Guarantor then outstanding unless the holders of such Senior Indebtedness (or their representative) consent to such change.

    The consent of the Holders of the Exchange Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Exchange Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Exchange Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

    The Company at any time may terminate all its obligations under the Exchange Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Exchange Notes, to replace mutilated, destroyed, lost or stolen Exchange Notes and to maintain a registrar and paying agent in respect of the Exchange Notes. The Company at any time may terminate its obligations under "Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (iii) and (iv) under "--Certain Covenants--Merger and Consolidation" (and clause (iii) of the first paragraph under "--Defaults" as it relates to clauses (iii) and (iv) under "--Certain Covenants--Merger and Consolidation") above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default specified in clause (iii), (iv) or
(viii) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "--Certain Covenants--Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all its obligations with respect to its Guarantee.

    In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. government obligations for the payment of principal and interest on the Exchange Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Exchange Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

    Chase Manhattan Trust Company, National Association, is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Exchange Notes.

    The Holders of a majority in principal amount of the outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Exchange Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

    The Indenture provides that it and the Exchange Notes will be governed by the laws of the State of New York.

CERTAIN DEFINITIONS

    In addition to the other defined terms used herein, the following terms have the meanings set forth below when used in this Offering Memorandum.

    "ACQUIRED INDEBTEDNESS" means, with respect to any Person, (i) any Indebtedness or Disqualified Stock of any other Person existing at the time such Person is merged with or becomes a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a lien encumbering any asset acquired by such specified Person.

    "ASSET ACQUISITION" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will be merged with the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any person which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

    "ASSET SALE" means any sale or other disposition by the Company or by any of its Restricted Subsidiaries to any Person of (i) any of the stock of any of the Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Company or of any of its Subsidiaries, or (iii) any other material amount of assets of the Company or of any of its Subsidiaries.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of Consolidated EBITDA of the Company during the four full fiscal quarters ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio to Consolidated Fixed Charges of the Company for the four quarter period. For purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis for the period of such calculation to (a) the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes, occurring during the four quarter period or at any time subsequent to the last day of the four quarter period and on or prior to the transaction date, as if such incurrence or repayment occurred on the first day of the four quarter period and (b) any Asset Sales or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries incurring or otherwise becoming liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the four quarter period) occurring during the four quarter period or at any time subsequent to the last day of the four quarter period and on or prior to the transaction date, as if such Asset Sale or Asset Acquisition occurred on the first day of the four quarter period. If the Company or any of its Restricted Subsidiaries guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if the Company or such Restricted Subsidiary, as the case may be, had directly incurred such guaranteed Indebtedness.

    "CONSOLIDATED EBITDA" means, for any period, the sum of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby,
(A) all income taxes of the Company and its Restricted Subsidiaries paid or accrued for such period, (B) Consolidated Interest Expense and (C) Consolidated Non-Cash Charges LESS any non-cash items increasing Consolidated Net Income for such period.

    "CONSOLIDATED FIXED CHARGES" means, for any period, the sum of (a) Consolidated Interest Expense, plus (b) the product of (i) the amount of all dividend payments on any series of preferred stock of the Company paid or scheduled to be paid during such period times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then-current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the sum of: (i) all interest expense of the Company and its Restricted Subsidiaries for such period; and (ii) the interest component of capitalized lease obligations paid or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period.

    "CONSOLIDATED NET INCOME" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis; PROVIDED, that there shall be excluded therefrom (a) after-tax gains and losses from Asset Sales or abandonment or reserves relating thereto, (b) items classified as extraordinary, nonrecurring or unusual gains, losses or charges, and the related tax effects, each determined in accordance with GAAP, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with the Company or any Restricted Subsidiary of the Company, (d) the net income (but not loss) of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar restrictions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of he Company by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time after September 30, 1998, (g) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued),and (h) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

    "CONSOLIDATED NET WORTH" means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding capital stock of the Company plus (ii) paid-in capital or capital surplus relating to such capital stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

    "CONSOLIDATED NON-CASH CHARGES" means with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS" means the Senior Credit Facility and any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which the holders thereof are committed to lend up to, at least $5.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" and, in respect of any Guarantor, any guarantee by such Guarantor of Designated Senior Indebtedness of the Company.

    "DISQUALIFIED STOCK" means, with respect to any Person, any capital stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable (i) matures or is mandatorily redeemable for any reason, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the stated maturity of the Exchange Notes.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "GAAP" means generally accepted accounting principles in the United States as in effect as of the Issue Date.

    "HOLDER" or "NOTEHOLDER" means the Person in whose name an Exchange Note is registered on the Registrar's books.

    "INDEBTEDNESS" means, with respect to any Person on any date of determination (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all indebtedness of such Person for capitalized lease obligations, (iv) all indebtedness of such Person upon notes payable and drafts accepted representing extensions of credit of such Person, (v) all indebtedness of such Person for all or any part of the deferred purchase price of property or services which purchase price is (a) due more than six months (or a longer period of up to one year, if such terms are available from suppliers in the ordinary course of business) from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (vi) all indebtedness secured by any lien on any property or asset owned or held by that Person except that "Indebtedness" will not include trade payables and accrued liabilities incurred in the ordinary course of business for the purchase of goods or services which are not secured by a lien other than a lien permitted pursuant to clause (ii) of the definition of Permitted Liens and obligations under interest rate protection agreements, (vii) all guarantees of such Person in respect of Indebtedness of other Persons and (viii) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

    "INVESTMENT" in any Person means any advance, loan or other extension of credit or capital contribution to, or any purchase or acquisition of capital stock, indebtedness or other similar instruments issued by, such Person.

    "ISSUE DATE" means the date on which the Old Notes or the Exchange Notes, as the case may be, are originally issued.

    "NET AVAILABLE CASH" means, with respect to any Asset Sale, payments in cash or cash equivalents received therefrom net of bona fide direct costs of sale, including (i) income taxes reasonably estimated to be actually payable as a result of such Asset Sale within two years of the date of such Asset Sale, (ii) payment of any Indebtedness that is secured by a lien on the stock or assets in question and that is required to be repaid as a result of such Asset Sale, (iii) out-of-pocket expenses and fees relating to such Asset Sale and (iv) any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments or liabilities relating to the Asset Sale retained by the Company or any of its Restricted Subsidiaries.

    "NET CASH PROCEEDS" means, with respect to any sale of capital stock, the proceeds of such sale in the form of cash or cash equivalents net of fees, discounts or commissions actually incurred in connection with such sale.

    "PERMITTED HOLDERS" means Louis LaSorsa, Edward Lieberman and the Company's Employee Stock Bonus and Ownership Plan (so long as Louis LaSorsa and Edward Lieberman are the sole trustees thereof).

    "PERMITTED INDEBTEDNESS" means each of the following:

    (i) Indebtedness under the Exchange Notes, the Indenture and the Guarantees;

    (ii) Indebtedness under the Senior Credit Facility; PROVIDED that the aggregate principal amount of Indebtedness outstanding under the Senior Credit Facility at any one time will not exceed the greater of (a) $20.0 million and
(b) availability under the borrowing base thereunder.

    (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

    (iv) Interest Rate Protection Agreements of the Company and its Restricted Subsidiaries covering their Indebtedness;

    (v) Indebtedness of a Restricted Subsidiary to the Company or to a Restricted Subsidiary so long as such Indebtedness is held by the Company or a Restricted Subsidiary, in each case subject to no lien held by a Person other than the Company or a Restricted Subsidiary;

    (vi) Indebtedness of the Company to a Restricted Subsidiary so long as such Indebtedness is held by a Restricted Subsidiary, subject to no lien; PROVIDED that any Indebtedness of the Company to any Restricted Subsidiary is unsecured and subordinated to the Company's obligations under the Exchange Notes;

    (vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

    (viii) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

    (ix) Refinancing Indebtedness incurred in respect of Indebtedness originally incurred pursuant to the second sentence under "Limitation on Indebtedness" or pursuant to this clause (ix) or clause (i) or (ii) of this definition;

    (x) Additional Indebtedness of the Company and its Restricted Subsidiaries not to exceed $5.0 million at any one time outstanding for capitalized lease obligations or for purposes of financing the purchase price or construction cost of equipment, fixtures or similar property; and

    (xi) Additional Indebtedness of the Company and its Restricted Subsidiaries not to exceed $5.0 million at any one time outstanding.

    "PERMITTED INVESTMENT" means any of the following:

    (i) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

    (ii) Investments in the Company by any Restricted Subsidiary; PROVIDED that any Indebtedness evidencing such Investment is unsecured and subordinated to the Company's obligations under the Exchange Notes and the Indenture;

    (iii) Investments in cash and cash equivalents;

    (iv) loans and advances to employees and officers of the Company and its Subsidiaries in the ordinary course of business;

    (v) interest rate protection agreements entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses;

    (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

    (vii) consideration other than cash or cash equivalents received by the Company or its Restricted Subsidiaries in connection with an Asset Sale made in compliance with the "Limitation on Sales of Assets and subsidiary Stock" covenant; and

    (viii) Investments not to exceed $1.0 million at any one time outstanding.

    "PERMITTED LIENS" means any of the following:

    (i) liens for taxes, assessments or governmental charges or claims either
(a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or the Subsidiaries will have set aside on its books such reserves as may be required pursuant to GAAP;

    (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;

    (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    (iv) judgment liens not giving rise to an Event of Default so long as such lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment will not have been finally terminated or the period within which such proceedings may be initiated will not have expired;

    (v) easements, rights-of-way zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of the Subsidiaries;

    (vi) any interest or title of a lessor under any capitalized lease obligation;

    (vii) purchase money liens to finance property or assets of the Company or a Restricted Subsidiary acquired in the ordinary course of business;

    (viii) liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

    (ix) liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (x) liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary;

    (xi) liens securing interest rate protection agreements relating to Indebtedness incurred under the Indenture;

    (xii) liens securing Indebtedness under the Senior Credit Facility and Indebtedness permitted under Section (xi) of the definition of Permitted Indebtedness;

    (xiii) liens existing on the Issue Date and liens to secure any Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a lien permitted under the "Limitation on liens" covenant and which Indebtedness has been incurred in accordance with the "Limitation on Indebtedness" covenant; and

    (xiv) liens securing Acquired Indebtedness incurred in accordance with the second sentence of the "Limitation on Indebtedness" covenant; PROVIDED that (A) such liens secured such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (B) such liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than the liens securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary.

    "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of any class of common stock of the Company pursuant to an effective registration statement under the Securities Act.

    "PUBLIC MARKET" means any time after (i) an underwritten Public Equity Offering of the Company has been consummated and (ii) at least 10% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance other Indebtedness of the Company or any of its Restricted Subsidiaries; PROVIDED that: (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so refinanced; (ii) such Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced; (iii) if the Indebtedness being refinanced is subordinated in right of payment to the Exchange Notes, such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Notes on terms at least as favorable to the Holders of Exchange Notes as those relating to the Indebtedness being refinanced; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that is the obligor on the Indebtedness being refinanced.

    "RESTRICTED PAYMENT" means, with respect to any Person, (i) the declaration or payment of any dividends or any other distributions in respect of its capital stock or similar payment to the holders of its capital stock (other than dividends or distributions payable solely in its capital stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Restricted Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a subsidiary that is an entity other than a corporation)), (ii) the redemption of any capital stock of the Company or any Restricted Subsidiary held by any Person, (iii) the redemption or other acquisition prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations or (iv) the making of any Investment in any Person (other than a Permitted Investment).

    "RESTRICTED SUBSIDIARY" means any subsidiary of the Company that is not an Unrestricted Subsidiary.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

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
    "SENIOR CREDIT FACILITY" means the Credit Agreement dated as of September 15, 1998 among the Company, the subsidiaries listed therein as borrowers, the lenders who are or may become a party thereto and First Union National Bank ("FUNB"), as administrative agent, pursuant to which the Company may borrow up to the lesser of $20.0 million or a borrowing base consisting of a percentage of eligible inventory and accounts receivable, together with the documents related thereto, as such agreements may be amended or modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "SENIOR INDEBTEDNESS" means with respect to any Person, (i) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred and
(ii) accrued and unpaid interest (including interest accruing after commencement of an insolvency or liquidation proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes or other similar instruments for the payment of which such Person is responsible or liable unless, in the instrument evidencing any of the obligations referred to in clauses (i) or (ii) or pursuant to which any such obligations are outstanding, it is provided that such obligations are subordinate in right of payment to the Exchange Notes.

    "SUBORDINATED OBLIGATION" means any Indebtedness of the Company or a Restricted Subsidiary (whether outstanding on the Issue Date or thereafter incurred) which is subordinate in right of payment to the Exchange Notes or the Guarantees.

    "UNRESTRICTED SUBSIDIARY" means (i) any subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the board of directors in the manner provided below and (ii) any subsidiary of an Unrestricted Subsidiary. The board of directors may designate any subsidiary of the Company to be an Unrestricted Subsidiary unless such subsidiary or any of its Subsidiaries owns any capital stock or Indebtedness of, or holds any lien on any property of, the Company or any other subsidiary of the Company that is not a subsidiary of the subsidiary to be so designated; PROVIDED, HOWEVER that (A) either (1) the subsidiary to be so designated has total assets of $1,000 or less or (2) if such subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Limitation on Restricted Payments" and (B) such subsidiary to be so designated and each of its Subsidiaries has not at the time of such designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets or properties of the Company or any of its Restricted Subsidiaries. The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness pursuant to the second sentence under "--Certain Covenants Limitation on Indebtedness" and (y) no Default will exist.

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                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS


    The following is a general discussion of material U.S. federal income tax consequences of the acquisition, ownership and disposition of Exchange Notes by corporate and individual investors that acquire Exchange Notes at original issuance in exchange of Old Notes. This discussion does not address the tax consequences to subsequent purchasers of Exchange Notes and is limited to investors who hold Exchange Notes as capital assets. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances or to investors subject to special treatment under U.S. federal income tax law (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons that acquire Exchange Notes as part of a straddle, hedge, conversion transaction or other integrated investment or persons whose functional currency is not the U.S. dollar), nor does it address the U.S. federal income tax consequences to any investors that are trusts, estates or partnerships (or other pass through entities) or any beneficiaries, partners or members thereof. This discussion is based on provisions of the Code, United States Treasury Department ("Treasury") regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not describe any tax consequences arising under U.S. federal gift and estate taxes (except to the limited extent set forth below under "U.S. Taxation of Non-U.S. Holders") or under the tax laws of any state, local or foreign jurisdiction.


    EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS, ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

    The exchange of Old Notes for Exchange Notes pursuant to the exchange offer will not be considered a taxable exchange for U.S. federal income tax purposes because the Exchange Notes will not differ materially in kind or extent from the Old Notes and because the exchange will occur by operation of the terms of the Notes. Accordingly, such exchange will have no U.S. federal income tax consequences to Holders of Old Notes. A Holder's adjusted tax basis and holding period in an Exchange Note will be the same as such Holder's adjusted tax basis and holding period, respectively, in the Old Note exchanged therefor. All references to Notes under the heading "Certain U.S. Federal Income Tax Considerations" in this Prospectus apply equally to Exchange Notes as to Old Notes.

    Holders considering the exchange of Old Notes for Exchange Notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations, as well as any consequences arising under state, local or foreign income tax or other tax law.

U.S. TAXATION OF U.S. HOLDERS

    As used herein, the term "U.S. Holder" means a holder of a Note that is, for United States federal income tax purposes, (i) a citizen or resident (as defined in Section 7701 (b) (1) of the Code) of the United States, or (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, and the term "Non-U.S. Holder" means a corporate or individual holder of a Note that is not a U.S. Holder.

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PAYMENTS OF INTEREST

    Stated interest payable on the Exchange Notes generally will be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

DISPOSITION OF THE EXCHANGE NOTES

    Upon the sale, exchange, redemption, retirement at maturity or other disposition of an Exchange Note (any of the foregoing being a "Disposition"), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such U.S. Holder (except to the extent such amount is attributable to accrued interest, which will be treated as ordinary interest income) and such U.S. Holder's adjusted tax basis in such Note. Such capital gain or loss generally will be long- term capital gain or loss if the holding period for such Note exceeds one year at the time of the Disposition. Individual taxpayers may be taxed at reduced rates of federal income tax in respect of long-term capital gains realized on a Disposition of Exchange Notes (E.G., generally, long-term capital gain recognized by an individual U.S. Holder would be subject to a maximum tax rate of 20.0%). Prospective investors should consult their own tax advisors regarding the tax consequences of realizing long-term capital gains.

    The exchange of various forms of certificated and global notes permitted under the Indenture, the exchange of an Old Note for an Exchange Note in the exchange offer, and the exchange of an Exchange Note for the unredeemed portion of an Exchange Note partially redeemed with the proceeds of one or more Public Equity Offerings pursuant to the terms of the Indenture, will not constitute a "significant modification" of the Note for U.S. federal income tax purposes and, accordingly, such Notes received (as the case may be) would be treated as a continuation of the original Note in the hands of such U.S. Holder. As a result, there would be no material U.S. federal income tax consequences to a U.S. Holder who makes such exchanges.

U.S. TAXATION OF NON-U.S. HOLDERS

PAYMENTS OF INTEREST

    In general, payments of interest received by a Non-U.S. Holder will not be subject to U.S. federal income tax (including the withholding tax imposed on certain foreign investors, the "U.S. Withholding Tax"), provided that (i) the Non-U.S. Holder (a) does not actually or constructively own 10.0% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership and (c) provides, under penalties of perjury (either directly or through a financial institution that holds the Note on behalf of the Non-U.S. Holder and that holds customers' securities in the ordinary course of its trade or business), the Company or its agent with the Non-U.S. Holder's (or, if different, the beneficial owner's) name and address and certifies, under penalties of perjury, that it is not a United States person (as defined by Section 7701 (a) (30) of the Code), or (ii) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from such tax and the Non-U.S. Holder complies with certain certification and reporting requirements. In addition, payments of interest received by a Non-U.S. Holder will not be subject to U.S. Withholding Tax if the interest received on the Exchange Note is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and the Non-U.S. Holder complies with certain certification and reporting requirements. Payments of interest received by a Non-U.S. Holder that are not exempt from U.S. Withholding Tax as described above will be subject to such withholding tax at the rate of 30.0% of the gross amount of such payment (subject to reduction under an applicable income tax treaty if applicable certification and reporting requirements are met).

    In October 1997, the Treasury issued final regulations (the "New Regulations") that provide alternative methods of satisfying the beneficial ownership certification requirements described above. The New Regulations are effective January 1, 2000, although valid withholding certificates held on December 31, 1999 will remain valid until the earlier of December 31, 2000 or the expiration date of the certificate under the current rules. Non-U.S. Holders should consult their own tax advisors concerning the application of the New Regulations to an investment in the Exchange Notes.

DISPOSITION OF THE EXCHANGE NOTES

    A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain realized on the Disposition of an Exchange Note, unless (i) the gain is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the Disposition and certain other requirements are satisfied. In addition, an exchange of a certificated note for an interest in a global note, an exchange of an Old Note for an Exchange Note in the Exchange Offer, or an exchange of the unredeemed portion of an Exchange Note as part of a partial redemption of Exchange Notes with the proceeds of one or more Public Equity Offerings will not constitute a taxable exchange of such Notes for Non-U.S. Holders. See "U.S. Taxation of U.S. Holders--Disposition of the Exchange Notes."

EFFECTIVELY CONNECTED INCOME

    If interest and other payments received by a Non-U.S. Holder with respect to the Exchange Notes (including proceeds from the Disposition of the Exchange Notes) are effectively connected with the conduct by the Non- U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to U.S. federal income taxation on a net basis with respect to such Holder's ownership of the Exchange Notes), such Non-U.S. Holder will generally be subject to the rules described above under "U.S. Taxation of U.S. Holders" (subject to possible modification provided under an applicable income tax treaty). Such Non-U.S. Holder also may be subject to the U.S. "branch profits tax" if such Holder is a corporation.

U.S. FEDERAL ESTATE TAXES

    An Exchange Note beneficially owned by an individual who is a Non-U.S. Holder at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of such death if (i) the Non-U.S. Holder does not actually or constructively own 10.0% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (ii) interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Certain individual U.S. Holders may be subject to backup withholding at a rate of 31.0% on payments of principal, premium and interest on, and the proceeds of the Disposition of, the Exchange Notes. In general, backup withholding only will be imposed on an individual U.S. Holder if he or she (i) fails to furnish a taxpayer identification number ("TIN"), which would be his or her Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that he or she (a) has furnished a correct TIN and (b) has not been notified by the IRS that he or she is subject to backup withholding tax for failure to report interest or dividend payments. In addition, such payments of principal and interest to U.S. Holders will generally be subject to information reporting.

    Backup withholding generally will not apply to payments made to a Non-U.S. Holder of an Exchange Note who provides the certification described under "U.S. Taxation of Non-U.S. Holders-- Payments of Interest" or otherwise establishes an exemption from backup withholding. Payments by a U.S. office of a broker or the proceeds of a Disposition of the Exchange Notes generally will be subject to backup withholding at a rate of 31.0% unless the Non-U.S. Holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

    The amount of any backup withholding imposed on a payment to a Holder will be allowed as a credit against such Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided the required information is furnished to the IRS. The New Regulations change certain of the rules relating to backup withholding and information reporting. Holders should consult their own tax advisors regarding the application to them of backup withholding and information reporting.

                                 EXCHANGE OFFER

EXCHANGE OFFER REGISTRATION STATEMENT

    The Company, the Guarantors and First Union Capital Markets, as the initial purchaser of the Old Notes, previously entered into a Registration Rights Agreement pursuant to which the Company and the Guarantors agreed to:

       - file within 45 days from the Issue Date a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the Old Notes for the Exchange Notes to be issued under the Indenture in the same principal amount and with terms substantially identical to those of the Old Notes;

       - use their best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 130 days from the Issue Date; and

       - use their best efforts to consummate the exchange offer within 30 business days from the date the Exchange Offer Registration Statement becomes effective.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal ("Letter of Transmittal"), the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, tenders of Old Notes must be in a minimum principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.

    The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes, except that:

       - the Exchange Notes will bear a different CUSIP number from the Old
         Notes;

       - the issuance of the Exchange Notes will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof; and

       - the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions thereof which provide for liquidated damages payable to the holders of the Old Notes in certain circumstances relating to the timing of the exchange offer, which rights will terminate when the exchange offer is consummated.

    The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

    As of the date of this prospectus, $105,000,000 aggregate principal amount of Old Notes were outstanding. This prospectus and the Letter of Transmittal are being mailed to persons who were holders of Old Notes on the close of business on the date of this prospectus. Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. The Company intends to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given written notice thereof to Chase Manhattan Trust Company, National Association, as exchange agent (the "Exchange Agent"). The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such

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
unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

    Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes for Exchange Notes pursuant to the exchange offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "expiration date" shall mean 5:00 p.m., New York City time, on
          , 1999, unless the Company in its sole discretion, extends the exchange offer, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended.

    In order to extend the exchange offer, the Company will notify the Exchange Agent thereof by written notice and will make a public announcement of such extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    The Company reserves the right, in its sole discretion:

       - to delay accepting any Old Notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving written notice of such delay, extension or termination to the Exchange Agent; or

       - to amend the terms of the exchange offer in any manner, whether before or after any tender of the Old Notes.

    Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON EXCHANGE NOTES

    Interest on each Exchange Note will accrue from the original Issue Date of the old note which it replaces, i.e., February 2, 1999, and be payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 1999, at the rate of 10 3/8% per annum. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Notes.

PROCEDURES FOR TENDERING OLD NOTES

    Only a holder of Old Notes may tender such Old Notes in the exchange offer. Each such holder wishing to accept the exchange offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, have the signatures thereon guaranteed if required by the Letter of Transmittal or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver such Letter of Transmittal or such facsimile or agent's message, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the Old Notes, the Letter of Transmittal or agent's message and all other required documents must be properly completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

    The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Old Notes that such participant has received and agrees: (i) to participate in the Automated Tender Option Program ("ATOP"); (ii) to be bound by the terms of the Letter of Transmittal; and (iii) that the Company may enforce such agreement against such participant.

    The tender by a Holder and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company that such holder will participate in the exchange offer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    The method of delivery of the Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and sole risk of the Holder. As an alternative to delivery by mail, Holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the expiration date. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or is a savings institution, commercial bank or trust company having an office or correspondent in the United States, or is otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, and which is, in each case, a member of a recognized signature guarantee program (i.e., Securities Transfer Agents Medallion Program, Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program) (an "Eligible Institution"), unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an Eligible Institution.

    If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Company understands that the Exchange Agent will make a request promptly after the date of this prospectus to establish an account through the facilities of The Depository Trust Company ("DTC") for receipt of the tender of Old Notes through book-entry delivery thereof. For the purpose of facilitating the exchange offer, any financial institution that is a DTC participant may participate in the exchange offer through book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account for the Old Notes. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, unless an agent's message is received by the Exchange Agent in compliance with ATOP, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address and in the manner set forth below under "--Exchange Agent" on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as promptly as practicable following the expiration date.

    No Letter of Transmittal, Old Notes, notice of guaranteed delivery or other documents should be sent to the Company or DTC. Delivery thereof to the Company or DTC will not constitute valid delivery.

GUARANTEED DELIVERY PROCEDURES

    Holders of Old Notes who wish to tender their Old Notes but who cannot, prior to 5:00 p.m., New York City time, on the expiration date (i) deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent or (ii) deliver a confirmation of the book-entry tender of their Old Notes into the Exchange Agent's account at DTC and otherwise complete the procedures for book-entry transfer, may effect a tender of Old Notes if:

       - the tender is made through an Eligible Institution;

       - prior to 5:00 p.m., New York City time, on the expiration date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery (a form of which accompanies this prospectus) (by facsimile transmission, registered or certified mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

       - such properly completed and duly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the Exchange Agent, additional copies of the notice of guaranteed delivery will be sent to holders.

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
ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, the Company will accept, promptly after the expiration date, all Old Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Old Notes. For a description of certain conditions to the exchange offer, see "--Conditions" below. For purposes of the exchange offer, the Company will be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given written notice thereof to the Exchange Agent. For each Old Note accepted for exchange, the Holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note.

    In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes (or a timely confirmation that such Old Notes have been transferred into the Exchange Agent's account at DTC), a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of Old Notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

       - specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor");

       - identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the applicable book-entry procedures, the name and number of the account at DTC to be credited);

       - be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such Old Notes into the name of the person withdrawing the tender; and

       - specify the name in which any such Old Notes are to be registered, if different from that of the Depositor.

    All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned, without expense, to the Holder thereof as promptly as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Old Notes" at any time prior to the expiration date.

CONDITIONS

    Notwithstanding any other term of the exchange offer, the Company shall not be required to accept for exchange, or issue Exchange Notes for, any Old Notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such Old Notes, if:

    - any action or proceeding is instituted or threatened in any court or by any governmental or quasi-governmental agency which might materially impair the ability of the Company to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company;

    - the exchange offer violates applicable law or any applicable SEC interpretation; or

    - any governmental or quasi-governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the exchange offer as contemplated hereby.

    If the Company determines in its sole discretion that any of the foregoing conditions are not satisfied, the Company may:

       - refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders;

       - extend the exchange offer and retain all Old Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "--Withdrawal of Tenders"); or

       - waive such unsatisfied conditions and accept all properly tendered Old Notes which have not been withdrawn.

    In addition, the Company has reserved the right, notwithstanding the satisfaction or failure of any or all of the foregoing conditions, to terminate or amend the exchange offer in any manner it shall determine in its sole discretion, which determination shall be binding.

    The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange.

EXCHANGE AGENT

    Chase Manhattan Trust Company, National Association, which also acts as trustee under the Indenture, has been appointed as Exchange Agent for the exchange offer. Each Holder wishing to accept the exchange offer must deliver
(i) a Letter of Transmittal, such Holder's tendered Old Notes and all other required documents or (ii) a notice of guaranteed delivery and all other documents described under "--Guaranteed Delivery Procedures," to the Exchange Agent as follows:

        By Mail or Hand Delivery; Chase Manhattan Trust Company, National Association
                              Attn: Joseph Progar
                              1650 Market Street
                              One Liberty Place, Suite 5210
                              Philadelphia, PA 19103

        Facsimile Transmission; (215) 972-8372

        Confirm by Telephone; (215) 988-1317

    Delivery to an address other than as set forth above will not constitute valid delivery.

    Questions and requests for assistance, and requests for additional copies of this prospectus, the Letter of Transmittal or the notice of guaranteed delivery, should be directed to the Exchange Agent at the address and telephone number set forth in the Letter of Transmittal.

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers, employees or agents of the Company and its affiliates. The Company has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others to solicit acceptances of the exchange offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. All other expenses to be incurred in connection with the exchange offer will be paid by the Company. Such expenses include fees and expenses of the Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

    The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company in connection with the exchange offer. The expenses of the exchange offer will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The Old Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, such Old Notes may not be reoffered, resold, pledged or otherwise transferred except in accordance with applicable state securities laws and:

       - to a person whom the transferor reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

       - in an offshore transaction meeting the requirements of Rule 903 or Rule 904 of Regulation S;

       - to an institution that is an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act in a transaction exempt from the registration requirements of the Securities Act (if available);

       - pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available); or

       - pursuant to an effective registration statement under the Securities
         Act.

    Following consummation of the exchange offer, holders of the Old Notes who were eligible to participate in the exchange offer but who did not tender their Old Notes will generally not have any further registration rights under the registration rights agreement, and such Old Notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected. See "Risk Factors."

                              PLAN OF DISTRIBUTION

    Except as provided herein, this prospectus may not be used for an offer to resell, a resale or other transfer of Exchange Notes. Based on existing interpretations of the Securities Act by the SEC set forth in several no-action letters to third parties and unrelated to the Company and the exchange offer, the Company believes that the Exchange Notes issued pursuant to the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than any such holder which is an "affiliate" of the company within the meaning of Rule 405 under the Securities
Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such Exchange Notes.

    Any holder who is an affiliate of the Company or who intends to participate in the exchange offer for the purpose of distributing the Exchange Notes:

    - will not be able to rely on the SEC interpretations set forth in the above-mentioned no-action letters;

    - will not be able to tender its Old Notes in the exchange offer; and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer transaction unless such sale or transfer is made pursuant to an exemption from such requirements.

    A broker-dealer holding Old Notes may participate in the exchange offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. In connection with any resales of Exchange Notes, any participating broker-dealer who receives Exchange Notes for Old Notes pursuant to the exchange offer may be an "underwriter" (within the meaning of the Securities Act) and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until             , 1999, all dealers effecting transactions in the
Exchange Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Act and any profit from any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Act. Each participating broker-dealer wishing to accept the exchange offer must represent to the

Company that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Act.

    For a period of one year after the expiration date, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Old Notes) other than dealers' and brokers' discounts, commissions and other counsel fees, and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Act.

                                 LEGAL MATTERS

    Certain legal matters in connection with this offering and the sale of the Notes will be passed upon for the Company by Bresler Goodman & Unterman, LLP, New York, New York.

                                    EXPERTS


    The financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph concerning the revision of financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.


                             AVAILABLE INFORMATION

    The Company has agreed that, notwithstanding that it may not be required to do so by the rules and regulations of the SEC, for so long as any Exchange Notes or Old Notes remain outstanding, it will furnish to the holders of such Notes and the Trustee and file with the SEC all such information, documents and reports specified in Section 13 or 15(d) of the Exchange Act. In addition, the Company will make available, upon request, to any Holder and any prospective purchaser of such Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Chief Financial Officer of the Company.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Report of Independent Accountants..........................................................................         F-2

Consolidated Balance Sheets................................................................................         F-3

Consolidated Statements of Operations......................................................................         F-4

Consolidated Statements of Changes in Stockholders' Equity.................................................         F-5

Consolidated Statements of Cash Flows......................................................................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Phoenix Color Corp.


    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Phoenix Color Corp. and its subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



    As discussed in Note 13, the Company revised its financial statements for the effects of the accounting related to the sale of certain assets obtained in an acquisition.


                                          PricewaterhouseCoopers LLP


Baltimore, Maryland
February 12, 1999, except Note 13,
  as to which the date is April 13, 1999

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                            DECEMBER 31,
                                                                                    -----------------------------
                                                                                        1997            1998
                                                                                    -------------  --------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents.......................................................  $   1,044,966  $   14,834,035
  Accounts receivable, net of allowance for doubtful accounts and rebates of
    $674,463 in 1997 and $1,113,784 in 1998.......................................     19,695,780      14,760,695
  Inventory.......................................................................      4,388,276       3,875,398
  Income tax receivable...........................................................      1,376,977       1,233,554
  Prepaid expenses and other current assets.......................................         95,607       2,222,196
  Deferred income taxes...........................................................        423,606         337,571
                                                                                    -------------  --------------
    Total current assets..........................................................     27,025,212      37,263,449
Property, plant and equipment, net................................................     36,472,549      70,288,665
Goodwill, net.....................................................................     13,363,281      11,239,752
Deferred financing costs, net.....................................................        210,000       1,892,726
Other assets......................................................................      7,921,463      11,754,763
                                                                                    -------------  --------------
    Total assets..................................................................  $  84,992,505  $  132,439,355
                                                                                    -------------  --------------
                                                                                    -------------  --------------

                                       LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit........................................................  $  14,325,745  $     --
  Notes payable...................................................................      7,250,834        --
  Obligations under capital leases................................................      3,770,178        --
  Accounts payable................................................................     16,844,510      13,619,972
  Accrued expenses................................................................      4,026,006       3,483,445
                                                                                    -------------  --------------
    Total current liabilities.....................................................     46,217,273      17,103,417

Revolving line of credit..........................................................       --            11,325,225
Notes payable.....................................................................     15,498,930      78,150,335
Obligations under capital leases..................................................      5,880,781       5,971,609
Deferred income taxes.............................................................      1,242,047       2,606,257
                                                                                    -------------  --------------
    Total liabilities.............................................................     68,839,031     115,156,843
                                                                                    -------------  --------------
Commitments and contingencies

Stockholders' equity:
  Common Stock, Class A, voting, par value $0.01 per share, authorized 20,000
    shares, 14,560 issued shares, 11,100 outstanding shares.......................            146             146
  Common Stock, Class B, non-voting, par value $0.01 per share, authorized 200,000
    shares, 9,794 issued shares and 7,794 outstanding shares......................             98              98
  Additional paid in capital......................................................      2,126,804       2,126,804
  Retained earnings...............................................................     16,066,200      17,094,486
  Stock subscriptions receivable..................................................       (270,544)       (169,792)
  Treasury stock, at cost: Class A, 3,460 shares and Class B, 2,000 shares........     (1,769,230)     (1,769,230)
                                                                                    -------------  --------------
    Total stockholders' equity....................................................     16,153,474      17,282,512
                                                                                    -------------  --------------
    Total liabilities & stockholders' equity......................................  $  84,992,505  $  132,439,355
                                                                                    -------------  --------------
                                                                                    -------------  --------------


  The accompanying notes are an integral part of these consolidated financial statements.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                              YEAR ENDED DECEMBER 31,
                                                                   ---------------------------------------------
                                                                       1996            1997            1998
                                                                   -------------  --------------  --------------
Net sales........................................................  $  95,262,245  $  104,793,705  $  107,491,045
Cost of sales....................................................     71,115,953      73,721,630      80,627,039
                                                                   -------------  --------------  --------------
      Gross profit...............................................     24,146,292      31,072,075      26,864,006
                                                                   -------------  --------------  --------------
Operating expenses:
  Selling and marketing expenses.................................      6,088,693       5,880,844       6,278,379
  General and administrative expenses............................      8,920,429      12,265,442      12,933,474
  Impairment loss................................................      1,268,271        --              --
                                                                   -------------  --------------  --------------
      Total operating expenses...................................     16,277,393      18,146,286      19,211,853
                                                                   -------------  --------------  --------------
Income from operations...........................................      7,868,899      12,925,789       7,652,153
Other expenses:
  Interest expense...............................................      4,937,315       4,483,820       5,076,057
  Other (income) expense.........................................       --              --              (327,095)
  Loss (gain) on disposal of assets..............................       (240,945)         62,436        (132,862)
                                                                   -------------  --------------  --------------
Income before income taxes.......................................      3,172,529       8,379,533       3,036,053
Income tax provision.............................................      1,806,840       3,897,989       2,007,767
                                                                   -------------  --------------  --------------
Net income.......................................................  $   1,365,689  $    4,481,544  $    1,028,286
                                                                   -------------  --------------  --------------
                                                                   -------------  --------------  --------------


  The accompanying notes are an integral part of these consolidated financial statements.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                    COMMON STOCK
                                                  ------------------------------------------------
                                                         CLASS A                  CLASS B            ADDITIONAL
                                                  ----------------------  ------------------------    PAID-IN       RETAINED
                                                   SHARES      AMOUNT       SHARES       AMOUNT       CAPITAL       EARNINGS
                                                  ---------  -----------  -----------  -----------  ------------  -------------
Balance at December 31, 1995....................     14,560   $     146        9,794    $      98   $  2,126,804  $  10,218,967
Payment of stock subscription...................     --          --           --           --            --            --
Net income......................................     --          --           --           --            --           1,365,689
                                                  ---------       -----        -----          ---   ------------  -------------
Balance at December 31, 1996....................     14,560         146        9,794           98      2,126,804     11,584,656
Payment of stock subscription...................     --          --           --           --            --            --
Net income......................................     --          --           --           --            --           4,481,544
                                                  ---------       -----        -----          ---   ------------  -------------
Balance as of December 31, 1997.................     14,560         146        9,794           98      2,126,804     16,066,200
Payment of stock subscription...................     --          --           --           --            --            --
Net income......................................     --          --           --           --            --           1,028,286
                                                  ---------       -----        -----          ---   ------------  -------------
Balance at December 31, 1998....................     14,560   $     146        9,794    $      98   $  2,126,804  $  17,094,486
                                                  ---------       -----        -----          ---   ------------  -------------
                                                  ---------       -----        -----          ---   ------------  -------------


                                                     STOCK           TREASURY STOCK           TOTAL
                                                  SUBSCRIPTIONS ------------------------  STOCKHOLDERS'
                                                   RECEIVABLE    SHARES       AMOUNT         EQUITY
                                                  ------------  ---------  -------------  -------------
Balance at December 31, 1995....................   $ (422,344)      5,460  $  (1,769,230) $  10,154,441
Payment of stock subscription...................       90,100      --           --               90,100
Net income......................................       --          --           --            1,365,689
                                                  ------------  ---------  -------------  -------------
Balance at December 31, 1996....................     (332,244)      5,460     (1,769,230)    11,610,230
Payment of stock subscription...................       61,700      --           --               61,700
Net income......................................       --          --           --            4,481,544
                                                  ------------  ---------  -------------  -------------
Balance as of December 31, 1997.................     (270,544)      5,460     (1,769,230)    16,153,474
Payment of stock subscription...................      100,752      --           --              100,752
Net income......................................       --          --           --            1,028,286
                                                  ------------  ---------  -------------  -------------
Balance at December 31, 1998....................   $ (169,792)      5,460  $  (1,769,230) $  17,282,512
                                                  ------------  ---------  -------------  -------------
                                                  ------------  ---------  -------------  -------------


    The accompanying notes are an integral part of these consolidated financial statements.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               YEAR ENDED DECEMBER 31,
                                                                    ---------------------------------------------
                                                                         1996           1997            1998
                                                                    --------------  -------------  --------------
Operating activities:
  Net income......................................................  $    1,365,689  $   4,481,544  $    1,028,286
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization of property, plant and
      equipment...................................................       6,628,111      7,017,749       8,710,352
    Amortization of goodwill......................................       1,761,493      2,123,544       2,123,529
    Amortization of deferred financing costs......................         150,000        180,000         210,000
    Provision for uncollectible accounts..........................        --             --               150,000
    Deferred income taxes.........................................          42,092        328,105       1,450,245
    Impairment loss on real estate................................       1,268,271       --              --
    Loss (gain) on disposal of assets.............................        (240,945)        62,436        (132,862)
  Increase (decrease) in cash resulting from changes in assets and liabilities:
    Accounts receivable...........................................       4,014,558     (2,504,779)      4,785,085
    Inventory.....................................................          98,584        340,921         512,878
    Prepaid expenses and other assets.............................         425,110        (37,680)     (1,061,399)
    Accounts payable..............................................         534,820      4,988,585      (3,224,538)
    Accrued expenses..............................................      (2,193,241)     2,246,669        (542,561)
    Income tax refund receivable..................................          61,332     (1,075,455)        143,423
                                                                    --------------  -------------  --------------
    Net cash provided by operating activities.....................      13,915,874     18,151,639      14,152,438
                                                                    --------------  -------------  --------------
Investing activities:
  Proceeds from sale of equipment.................................         411,300      1,017,963         876,247
  Capital expenditures............................................      (1,735,063)    (3,294,066)     (9,415,529)
  Increase in equipment deposits..................................        --           (6,056,372)     (5,262,490)
  Purchase of NEBC, net of cash acquired..........................     (21,307,354)      --              --
                                                                    --------------  -------------  --------------
      Net cash used in investing activities.......................     (22,631,117)    (8,332,475)    (13,801,772)
                                                                    --------------  -------------  --------------
Financing activities:
  Net borrowings from revolving line of credit....................       2,534,913      2,764,393      (3,000,520)
  Proceeds from long term borrowings..............................      22,000,000        473,760      40,000,000
  Principal payments on long term borrowings......................     (11,065,841)    (8,472,215)    (18,089,753)
  Principal payments on capital lease obligations.................      (4,516,156)    (3,760,090)     (3,679,350)
  Debt financing costs............................................        (540,000)      --            (1,892,726)
  Payment of stock subscription...................................          90,100         61,700         100,752
                                                                    --------------  -------------  --------------
      Net cash provided by (used in) financing activities.........       8,503,016     (8,932,452)     13,438,403
                                                                    --------------  -------------  --------------
      Net increase (decrease) in cash.............................        (212,227)       886,712      13,789,069
Cash and cash equivalents at beginning of year....................         370,481        158,254       1,044,966
                                                                    --------------  -------------  --------------
Cash and cash equivalents at end of year..........................  $      158,254  $   1,044,966  $   14,834,035
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------
Supplemental cash flow disclosures:
  Cash paid for interest..........................................  $    4,476,115  $   4,104,020  $    4,722,336
  Cash paid for income taxes, net of refunds received.............  $    1,764,524  $   4,645,339  $      414,099
Non-cash investing and financing activities:
  Equipment acquired under capital leases.........................  $    5,278,959       --        $      555,476
  Equipment acquired under notes payable..........................  $    4,037,634  $   5,781,290  $   32,934,848
  Equipment sold on account.......................................  $      916,089       --              --


  The accompanying notes are an integral part of these consolidated financial statements.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS

    Phoenix Color Corp. (the "Company") manufactures book components, which include book jackets, paperback covers, pre-printed case covers, inserts and endpapers at its headquarters in Hagerstown, MD and other locations in Long Island City, NY, Taunton, MA and Rockaway, NJ. Customers consist of major publishing companies as well as smaller publishing companies throughout the United States. The Company operates and is managed under one business segment.

2. SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less at date of acquisition to be cash equivalents.

    INVENTORY

    Inventory is stated at the lower of cost or market value as determined by the first-in, first-out ("FIFO") method.

    PROPERTY, PLANT AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation for all fixed assets is provided on the straight-line method over the assets' estimated useful lives. Depreciable lives range from 3-40 years: 5-40 years for buildings and improvements, 3-10 years for machinery and equipment, and 3-5 years for transportation equipment. Equipment under capital leases is depreciable over the term of the lease or the estimated useful life of the assets, whichever is shorter.

    Expenditures for maintenance and repairs are charged to operations when incurred. Expenditures determined to represent additions and betterments are capitalized. Gains and losses from disposals, if any, are included in earnings.

    The Company has purchased additional equipment which is either on order or in various stages of installation. Depreciation begins at the time installation is completed.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company believes that the carrying amount of certain of its financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses, and obligations under capital leases approximate fair value, due to the relatively short maturity of these instruments.

    CONCENTRATION OF RISK

    Financial instruments that subject the Company to significant concentration of credit risk consist primarily of accounts receivable and cash equivalents. The Company sells products to customers located throughout the United States without requiring collateral. However, the Company assesses the financial strength of its customers and provides allowances for anticipated losses when necessary. The Company has

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) invested its excess cash in a money market fund with a commercial bank. The Company has not experienced any losses on its investments.

    At December 31, 1998, the Company had approximately $125,359 and $657,373 in two banks, which exceed FDIC insured limits by $25,359 and $557,373, respectively. For cash balances held greater than the FDIC insured amount, the Company assumes a certain degree of associated risk. The Company has not experienced any losses on its cash equivalents.

    Customers that accounted for more than 10% of net sales or accounts receivable are as follows:

                                                                                CUSTOMERS
                                                                     -------------------------------
                                                                         A          B          C
                                                                        --         --         --
Net sales
  1998.............................................................         15%        15%        --
  1997.............................................................         17%        14%        --
  1996.............................................................         17%        18%        --
Accounts receivable
  1998.............................................................         11%         7%        14%
  1997.............................................................         --         23%        --

    The Company currently purchases its paper and printing supplies from a limited number of suppliers. There are a number of other suppliers of these materials throughout the U.S. and management believes that these other suppliers could provide similar printing supplies and paper on comparable terms. A change in suppliers, however, could cause a delay in manufacturing, and a possible loss of sales, which could adversely affect operating results.

    Because the Company derives all of its revenues from customers in the book publishing and book printing industries, the Company's business, financial condition and results of operations could be adversely affected by changes which have a negative impact on these industries.

    INTANGIBLE ASSETS

    Goodwill represents the excess of cost of NEBC (see Note 7) over the fair value of identifiable net tangible assets acquired and is being amortized using the straight line method over an eight year life.


    Deferred financing costs incurred in connection with the Company's bank credit agreements with its financial institutions in 1996 (see Note 5) were written off to interest expense in 1998 upon consummation of the financing agreements discussed in Note 5. Costs incurred in connection with the 1998 financing discussed in Note 5 have been deferred and are being amortized using the straight-line method, which approximates the interest method, over the life of the related loan. These costs, in the amount of $1,140,000 at December 31, 1998, will be written off in their entirety in 1999 as a result of the issuance of 10 3/8% Senior Subordinated Notes in February 1999 (see Note 5).


    LONG-LIVED ASSETS

    The Company annually evaluates the recoverability of the carrying value of property and equipment and intangible assets. The Company considers historical performance and anticipated future results in its evaluation of any potential impairment. Accordingly, when the indicators of impairment are present, the

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company evaluates the carrying value of these assets in relation to the operating performance of the business and future and undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of the expected future cash flows is less than the assets' carrying value.


    In 1998, the Company sold certain of its real estate holdings in Connecticut for approximately $87,000. In 1996, the Company had classified these assets as assets held for sale at their estimated net realizable value of $364,000 based on the recent sale of a portion of the real estate holdings, which amount had been included in other non-current assets on the balance sheet, and recognized an impairment loss of $1,268,271 in the statement of operations for the year ended December 31, 1996. In 1998, the Company recognized an additional loss on the disposal of equipment of approximately $277,000.


    REVENUE RECOGNITION

    The Company recognizes revenue on product sales upon shipment on behalf of or to the customer.

    INCOME TAXES

    Deferred income taxes are recognized for the tax consequences in the future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

    USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates.

    NEW ACCOUNTING STANDARD


    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard establishes accounting and reporting standards for derivative instruments and hedging activities. This statement is effective for fiscal years beginning after June 15, 1999. The Company does not believe this new standard will have any impact on the Company upon adoption.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

3. INVENTORY

    Inventories consist of the following:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1998
                                                                                        ------------  ------------
Raw materials.........................................................................  $  3,591,421  $  3,031,744
Work in process.......................................................................       796,855       843,654
                                                                                        ------------  ------------
                                                                                        $  4,388,276  $  3,875,398
                                                                                        ------------  ------------
                                                                                        ------------  ------------

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, at cost, consist of the following:

                                                                                            DECEMBER 31,
                                                                                    -----------------------------
                                                                                        1997            1998
                                                                                    -------------  --------------
Land..............................................................................  $     803,416  $    2,842,205
Buildings and improvements........................................................     11,851,659      18,254,125
Machinery and equipment...........................................................     52,280,002      80,348,167
Transportation equipment..........................................................      2,651,691       4,348,608
                                                                                    -------------  --------------
                                                                                       67,586,768     105,793,105
Less: Accumulated depreciation and amortization...................................     31,114,219      35,504,440
                                                                                    -------------  --------------
                                                                                    $  36,472,549  $   70,288,665
                                                                                    -------------  --------------
                                                                                    -------------  --------------

    Included in other long-term assets are equipment deposits (see Note 8) in the amount of $7,310,199 and $9,786,394 as of December 31, 1997 and 1998,
respectively.

    The Company leases certain printing presses under capital lease arrangements. Included in machinery and equipment on the balance sheet are the following amounts under capital lease arrangements:

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1997           1998
                                                                                     -------------  -------------
Machinery and equipment............................................................  $  17,741,894  $  13,158,305
Less: Accumulated depreciation and amortization....................................      7,092,705      5,988,916
                                                                                     -------------  -------------
                                                                                     $  10,649,189  $   7,169,389
                                                                                     -------------  -------------
                                                                                     -------------  -------------

5. NOTES PAYABLE

    SENIOR SUBORDINATED NOTES


    On February 2, 1999, the Company issued $105.0 million of 10 3/8% Senior Subordinated Notes due 2009 ("Senior Subordinated Notes") in a private offering. The Senior Subordinated Notes were issued under an indenture and are uncollateralized senior subordinated obligations of the Company with interest payable semiannually on February 1 and August 1 of each year, beginning on August 1, 1999. Net proceeds of approximately $101.0 million from the Senior Subordinated Notes were used to repay substantially all short and long term debt facilities (discussed below) and capital leases existing at December 31, 1998 and

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

5. NOTES PAYABLE (CONTINUED)

to fund the acquisition of TechniGraphix (see Note 7) and working capital requirements. Although not due until 2009, the Senior Subordinated Notes are redeemable, at the option of the Company, on or after February 1, 2004, at declining premiums through January 2007 and at their principal amount thereafter. Until February 1, 2002, the Company may also redeem up to 25% of the Senior Subordinated Notes at a price of 110.375% of their face amount with the net cash proceeds from one or more public equity offerings. If a third party acquires control of the Company, the Senior Subordinated Note holders have the right to require the Company to repurchase the Senior Subordinated Notes at a price equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase. All of the current and future "restricted subsidiaries," as defined in the Senior Subordinated Notes indenture, are full and unconditional guarantors, jointly and severally, of the Senior Subordinated Notes on an uncollateralized senior subordinated basis (see Note 12). The Company intends to file a registration statement to register similar senior subordinated notes with the Securities and Exchange Commission by March 19, 1999 or it will be required to pay liquidated damages on these Senior Subordinated Notes. The registered notes will be offered for exchange with the holders of the Senior Subordinated Notes.



    The Senior Subordinated Notes contain limitations on the payment of dividends, the distribution or redemption of stock, sales of assets and subsidiary stock, as well as limitations on additional Company and subsidiary debt and require the Company to maintain certain financial and non-financial covenants, the most restrictive of which requires the Company to maintain certain defined coverage ratios.



    At December 31, 1997 and 1998, notes payable, which were substantially repaid by the Senior Subordinated Notes, consisted of the following:


                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                         MATURITY
NOTES                                                                      DATE          1997           1998
----------------------------------------------------------------------  -----------  -------------  -------------
Bridge Notes..........................................................         2008  $    --        $  40,000,000
Equipment Notes.......................................................    1999-2004      8,473,999     37,503,130
Term Loan A...........................................................         2000      8,505,000       --
Term Loan B...........................................................         2001      4,850,000       --
Former shareholder notes (see Note 9).................................         2000        468,000        252,000
Shareholder notes (see Note 9)........................................       Demand        452,765        395,205
                                                                                     -------------  -------------
  Total...............................................................                  22,749,764     78,150,335
  Less current portion................................................                   7,250,834       --
                                                                                     -------------  -------------
  Long-term portion...................................................               $  15,498,930  $  78,150,335
                                                                                     -------------  -------------
                                                                                     -------------  -------------


    All December 31, 1998 amounts attributable to notes payable, revolving line of credit, term loans, equipment notes and obligations under capital leases have been classified as noncurrent liabilities on the December 31, 1998 balance sheet as a result of the repayment of these facilities by the net proceeds of the Senior Subordinated Notes.


    REVOLVING LINE OF CREDIT AND TERM LOANS

    In February 1996, the Company entered into a joint $40.0 million Loan and Security Agreement (the "1996 Loan Agreement") with two commercial banks. The 1996 Loan Agreement consisted of an $18.0 million revolving line of credit ("1996 Revolver"), a four-year term loan ("A") for $16.0 million, and a

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

5. NOTES PAYABLE (CONTINUED)

five-year term loan ("B") for $6.0 million. In September 1998, the Company entered into an Amended and Restated Loan Agreement ("Senior Credit Facility") with a commercial bank for a three year $20,000,000 revolving credit facility, the proceeds of which were used to repay the balance of the 1996 Revolver.



    Borrowings under the term loans bore interest at a base rate, as defined in the 1996 Loan Agreement, or the LIBOR rate plus a margin based upon the Company's achievement of certain financial ratios. The interest rate was 9.8% on the term loans as of December 31, 1998. Borrowings under the Senior Credit Facility bear interest, at the Company's option, either (i) LIBOR or (ii) the greater of First Union National Bank's prime rate at the overnight federal funds rate plus 0.5%, plus a margin, payable quarterly in arrears (8.1% weighted average rate at December 31, 1998).


    BRIDGE NOTES

    In September 1998, the Company also issued $40,000,000 in senior collateralized increasing rate notes (the "Bridge Notes") to a commercial bank under which the Company drew $20,000,000 on each of September 15, 1998 and November 30, 1998. The proceeds of the Bridge Notes were used to repay the outstanding balance of term loans A and B, fund the acquisition of Mid-City (see
Note 7) and for working capital. The Bridge Notes would have matured in 2008 and bore interest at LIBOR plus 400 basis points, plus an additional 50 basis points for each three month anniversary from the initial issue date (9.75% at December 31, 1998). Total interest was subject to a cap of 18% per annum, of which 14% was payable in cash and 4% would be accrued as additional Bridge Notes. Interest was payable quarterly in arrears.

    EQUIPMENT NOTES


    The Company also had borrowings with various financial institutions that financed the purchase of certain equipment which were substantially repaid by the Senior Subordinated Notes. These borrowings bore interest at rates ranging from 7.38% to 11.63%.


    NONCOMPLIANCE WITH PRIOR DEBT COVENANTS


    Prior to the issuance of the Senior Subordinated Notes, the Company's borrowing agreements required the Company to maintain certain financial and non-financial covenants, the most restrictive of which requires the Company to maintain certain defined levels of tangible net worth and certain financial ratios defined in the 1996 and 1998 Loan Agreements. Such financial covenants were amended from time to time by agreement among the Company and the lending banks, and any event of non-compliance by the Company was waived by such banks. The Company was not in compliance with these covenants for any of its compliance periods during 1997. The Company has obtained waivers for all events of noncompliance with respect to these covenants.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

6. INCOME TAXES

    Provision for income taxes is summarized as follows:


                                                                                 FOR THE YEAR DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1996          1997          1998
                                                                          ------------  ------------  ------------
Current:
  Federal...............................................................  $  1,445,825  $  2,924,739  $    592,145
  State.................................................................       318,923       645,145       130,103
  State refunds resulting from changes in estimates on prior year
    returns.............................................................       --            --           (164,726)
                                                                          ------------  ------------  ------------
                                                                             1,764,748     3,569,884       557,522
                                                                          ------------  ------------  ------------
Deferred:
  Federal...............................................................        34,394       268,103     1,190,866
  State.................................................................         7,698        60,002       259,379
                                                                          ------------  ------------  ------------
                                                                                42,092       328,105     1,450,245
                                                                          ------------  ------------  ------------
                                                                          $  1,806,840  $  3,897,989  $  2,007,767
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------


    The source and tax effects of the temporary differences giving rise to the Company's net deferred tax liability are as follows:

                                                                                              DECEMBER 31,
                                                                                       --------------------------
                                                                                          1997          1998
                                                                                       -----------  -------------
Deferred income tax assets:
  Covenant not to compete............................................................  $    40,134  $      42,792
  Allowance for doubtful accounts....................................................       54,837        112,827
  Accrued liabilities................................................................      469,495        306,002
                                                                                       -----------  -------------
    Total deferred income tax assets.................................................      564,466        461,621
                                                                                       -----------  -------------
Deferred income tax liabilities:
  Property and equipment.............................................................   (1,282,181)    (2,649,049)
  Inventory..........................................................................     (100,726)       (81,258)
                                                                                       -----------  -------------
    Total deferred income tax liabilities............................................   (1,382,907)    (2,730,307)
                                                                                       -----------  -------------
    Net deferred tax liability.......................................................  $  (818,441) $  (2,268,686)
                                                                                       -----------  -------------
                                                                                       -----------  -------------

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

6. INCOME TAXES (CONTINUED)
    The provision for income taxes differed from the amount of income tax determined by applying the applicable U.S. statutory rate to income before taxes as a result of the following:


                                                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                                                              -------------------------------
                                                                                                1996       1997       1998
                                                                                              ---------  ---------  ---------
Statutory U.S. tax rate.....................................................................       34.0%      34.0%      34.0%
State taxes net of Federal benefit..........................................................        6.8        5.5        4.9
Goodwill amortization.......................................................................       18.9        8.6       23.8
Other permanent differences.................................................................       (2.8)      (1.6)       3.4
                                                                                                    ---        ---        ---
Effective tax rate..........................................................................       56.9%      46.5%      66.1%
                                                                                                    ---        ---        ---
                                                                                                    ---        ---        ---


7. ACQUISITIONS


    On February 1, 1996, the Company acquired all of the outstanding stock of New England Book Holding Corporation ("NEBC") for $21.5 million, including acquisition costs, in a transaction accounted for as a purchase. NEBC was immediately merged into the Company on the date of acquisition. NEBC was a competitor of the Company and was principally engaged in the manufacturing of book components for the publishing industry. The purchase price was allocated to the assets and liabilities of NEBC based upon their respective fair values. Resulting goodwill totaled $17.2 million.


    On January 4, 1999, the Company acquired the outstanding capital stock of Mid-City Lithographers, Inc. ("Mid-City") and certain assets of Viking Leasing Partnership, a related party of Mid-City, for $10.8 million in cash and the assumption of $1.7 million of indebtedness. Mid City, located in Lake Forest, Illinois, supplies book components primarily to the elementary and high school textbook segment of the book publishing market. Mid-City was merged into the Company and does not exist as a subsidiary. On February 12, 1999, the Company acquired the outstanding capital stock of TechniGraphix, Inc. ("TechniGraphix") for a purchase price of $7.3 million. TechniGraphix is a producer of print-on-demand books located in Dulles, Virginia. These transactions will be accounted for as purchase business combinations.

    The following unaudited pro forma information sets forth the consolidated results of operations of the Company had the acquisitions of Mid-City and TechniGraphix occurred on January 1, 1998. This unaudited pro forma information does not purport to be indicative of the actual results that would have occurred if the combination had been in effect on January 1, 1998. In addition, this information does not purport to be indicative of future results of operations of the consolidated entities.


Net sales.....................................................  $127,924,000
Net loss......................................................  $  (412,000)


8. COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES

    The Company leases certain office and manufacturing facilities under operating leases. Lease terms generally range from 1 to 10 years with options to renew at varying terms. The leases generally provide for the lessee to pay taxes, maintenance, insurance and other operating costs of the leased property. Rent

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

8. COMMITMENTS AND CONTINGENCIES (CONTINUED) expense under all leases is recognized ratably over the lease terms. Rent expense under all operating leases was approximately $1,617,445, $1,914,650 and $2,154,522 for the years ending December 31, 1996, 1997, and 1998, respectively.

    Future minimum lease payments, including those of Mid-City and TechniGraphix, under operating leases as of December 31, 1998 are as follows:

                                                              PHOENIX      MID-CITY    TECHNIGRAPHIX      TOTAL
                                                           -------------  -----------  -------------  -------------
1999.....................................................  $   1,821,225   $  --        $   173,100   $   1,994,325
2000.....................................................      1,656,618      --            178,296       1,834,914
2001.....................................................      1,282,598      --            183,636       1,466,234
2002.....................................................      1,279,870      --            189,156       1,469,026
2003.....................................................      1,315,150      --            194,820       1,509,970
Thereafter...............................................      7,145,250      --            649,394       7,794,644
                                                           -------------  -----------  -------------  -------------
                                                           $  14,500,711   $  --        $ 1,568,402   $  16,069,113
                                                           -------------  -----------  -------------  -------------
                                                           -------------  -----------  -------------  -------------

    In 1997, the Company entered into an agreement to lease a build-to-suit facility in Taunton, MA. In connection with this agreement, the Company advanced the developer $175,000 in the form of a note which is included in other non-current assets on the balance sheet at December 31, 1998. The note bears interest at 14% and is payable in full on May 13, 2007. The Company will receive monthly installments of interest at 10%, while the remaining 4% will be accrued and payable upon repayment of the debt.

    CAPITAL LEASES


    Capital leases were repaid in their entirety by the proceeds of the Senior Subordinated Notes, as described in Note 5.


    LEGAL CONTINGENCIES

    The Company has filed a complaint against Krause Biagosch GmbH and Krause America ("Krause"), which is pending in the United States District Court for the District of Maryland, based on breach of contract and statutory warranties on certain prepress equipment which the Company had agreed to purchase from Krause. The Company attempted to operate the equipment and contends that the equipment has failed to perform as warranted. During 1998, the Company removed, the portion of the equipment actually received, and is seeking recovery of the sum of $1.6 million paid to date on this equipment, which includes an amount for deposits on the balance of the equipment not yet received. As of December 31, 1998, the Company has included in other non-current assets a receivable from Krause of approximately $1.6 million. Krause has recently counterclaimed for $1.5 million for the balance of the purchase price for all the equipment (whether or not delivered), plus incidental charges. The Company intends to vigorously prosecute its claims against Krause and contest Krause's counterclaims. If Krause were nevertheless to prevail, the Company may be required to pay Krause's actual lost profit on the equipment. While the potential amount of such lost profits is not presently determinable, the amount the Company might be required to pay if Krause prevailed would in no event exceed the unpaid balance of the purchase price, claimed by Krause to be $1.5 million and by the Company to be $1.2 million. Also, in that event, if the Company were to attempt to resell the equipment in its possession, assuming a market existed,

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

8. COMMITMENTS AND CONTINGENCIES (CONTINUED) and the price received from such resale were less than the price it had paid Krause, the Company would incur a loss.

    The Company is also party to claims and lawsuits arising in the normal course of the Company's business. The Company does not believe that such claims and lawsuits, individually or in the aggregate, will have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

    PURCHASE COMMITMENTS

    The Company has commitments under contracts, which require deposits, for the purchase of equipment and for the construction of a building. Portions of such contracts not completed at year-end are not reflected in the consolidated financial statements. These unrecorded commitments were approximately $18.2 million as of December 31, 1998.

9. RELATED PARTY TRANSACTIONS

    In February 1995 the Company redeemed 2,000 shares from two former stockholders in accordance with a stockholders' agreement which has been subsequently terminated effective January 1, 1998. The total purchase price of $1,098,000 is being paid in monthly installments of $18,000 plus interest at 1.0% below the prime rate, but not less than 7.0% (7.8% and 8.0% at December 31, 1998 and 1997, respectively). The balance due to these stockholders was $252,000 and $468,000 as of December 31, 1998 and 1997, respectively, and is included in notes payable on the balance sheet.

    The Company utilizes the services of a law firm in which a former director of the Company is also a partner. The Company paid the law firm approximately $514,000, $127,000 and $250,000 for the years ended December 31, 1998, 1997 and
1996, respectively. As of December 31, 1998 and 1997, included in accrued expenses is a payable to the law firm of $51,948 and $12,561, respectively.

    The Company utilizes the services of a management consulting firm in which a director of the Company is also a principal. The Company paid the consulting firm approximately $38,000, $180,000 and $-0- for the years ended December 31, 1998, 1997 and 1996, respectively. As of December 31, 1998 and 1997, included in accrued expenses is a payable to the consulting firm of $1,800 and $860, respectively.

    The Company purchases raw materials from a supplier in which a former director of the Company is President and CEO. The Company purchased approximately $9,215,000, $9,492,000 and $5,840,000 for the years ended December 31, 1998, 1997 and 1996, respectively. As of December 31, 1998 and 1997, included in accrued expenses is a payable to the supplier of $1,637,897 and $2,435,167, respectively.

    The Company has outstanding $392,765 of demand notes payable to five stockholders of the Company, which are included in current liabilities in the Consolidated Balance Sheets. These notes bear interest at the rate of 12%. Interest expense paid to these stockholders totalled $35,348, $47,131 and $51,601 for the years ended December 31, 1998, 1997 and 1996, respectively. The stockholders have agreed to subordinate their claims under these notes to all other obligations of the Company. The Company has classified all the notes payable to the aforementioned stockholders as current liabilities.

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

10. RETIREMENT PROGRAMS

    Phoenix Color Corp.'s Employee Stock Bonus and Ownership Plan (the "Plan") is the primary retirement program of the Company. Contributions to the Plan are made at the discretion of management. There was a $750,000 contribution made in the year ended December 31, 1997; however, no contribution was made in each of the years ended December 31, 1996 and 1998.

    The Company offers a 401(k) Employee Savings and Investment Plan to all employees of the Company who have completed at least one year of service (1,000 hours) during the plan year. The Company may, at its discretion, make contributions to the plan. No contributions were made to the plan during the three year period ended December 31, 1998.

11. UNAUDITED QUARTERLY FINANCIAL DATA

                        QUARTERLY FINANCIAL INFORMATION


                                          FIRST         SECOND          THIRD         FOURTH          TOTAL
                                      -------------  -------------  -------------  -------------  --------------
1998:
Net sales...........................  $  24,620,306  $  25,167,939  $  31,443,964  $  26,258,836  $  107,491,045
Cost of sales.......................     19,973,761     19,143,343     20,791,748     20,718,187      80,627,039
Income from operations..............        846,919      1,983,586      5,076,207       (254,559)      7,652,153
Net income (loss)...................        (44,784)       569,790      1,707,431     (1,204,151)      1,028,286

1997:
Net sales...........................  $  23,714,635  $  23,746,341  $  28,649,934  $  28,682,795  $  104,793,705
Cost of sales.......................     16,804,341     16,930,950     19,668,733     20,317,606      73,721,630
Income from operations..............      2,618,666      2,615,599      4,815,143      2,876,381      12,925,789
Net income (loss)...................        759,319        827,800      1,996,567        897,858       4,481,544

                      PHOENIX COLOR CORP. AND SUBSIDIARIES

12. GUARANTOR SUBSIDIARIES:


    The following summarized consolidating financial information sets forth the information regarding the Company and its subsidiaries all of which are restricted subsidiaries (see Note 5) as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998:



                                             PHOENIX        PCC
                                              COLOR       EXPRESS,   PHOENIX (MD.)
                                              CORP.         INC.      REALTY, LLC   ELIMINATIONS       TOTAL
                                          -------------  ----------  -------------  -------------  -------------
Balance sheet information:
  December 31, 1998
    Current assets......................  $  38,030,305  $   14,036       --        $    (780,892) $  37,263,449
    Noncurrent assets...................     94,837,998     342,908   $ 2,038,789      (2,043,789)    95,175,906
    Current liabilities.................     17,071,415     787,147       --             (755,145)    17,103,417
    Noncurrent liabilities..............     98,053,426      --           --             --           98,053,426

  December 31, 1997
    Current assets......................     27,401,061      26,320       --             (402,169)    27,025,212
    Noncurrent assets...................     57,608,980     363,313       --               (5,000)    57,967,293
    Current liabilities.................     46,268,032     451,410       --             (402,169)    46,317,273
    Noncurrent liabilities..............     22,510,221     111,537       --             --           22,621,758

Statement of operations information:
  December 31, 1998
    Sales...............................    107,491,045     915,020       --             (915,020)   107,491,045
    Gross profit........................     26,596,945    (241,697)      --              508,758     26,864,006
    Income from operations..............      7,652,153    (256,889)      --              256,889      7,652,153
    Net income..........................      1,028,286    (256,889)      --              256,889      1,028,286

  December 31, 1997
    Sales...............................    104,793,705     459,215       --             (459,215)   104,793,705
    Gross profit........................     30,826,302    (169,170)      --              414,943     31,072,075
    Income from operations..............     12,925,789    (178,314)      --              178,314     12,925,789
    Net income..........................      4,481,544    (178,314)      --              178,314      4,481,544

  December 31, 1996
    Sales...............................     95,262,245      --           --             --           95,262,245
    Gross profit........................     24,146,292      --           --             --           24,146,292
    Income from operations..............      7,868,899      --           --             --            7,868,899
    Net income..........................      1,365,689      --           --             --            1,365,689



    Upon its acquisition in February, 1999, TechniGraphix became a restricted subsidiary.



13. REVISION OF FINANCIAL STATEMENTS



    In 1996, the Company sold certain operating machinery and equipment obtained in the acquisition of NEBC (see Note 7). The Company previously recorded a gain in 1996 of approximately $852,000 related to such sale. The Company has since determined that the appropriate accounting treatment for this transaction is to adjust the amount of purchase price allocated to the assets acquired and to eliminate the gain. The effect on net income of this revision, which has been reflected in the accompanying financial statements, is a decrease in 1996 of approximately $431,000 and an increase in both 1997 and 1998 of approximately $97,000.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Phoenix Color Corp. and one of its subsidiaries, PCC Express, Inc. are Delaware corporations.

    As permitted by Section 102(b) (7) of the Delaware General Corporation Law (the "DGCL"), Phoenix Color Corp.'s ("Phoenix") and PCC Express, Inc.'s ("PCC") Certificate of Incorporation and Phoenix's and PCC's By-Laws eliminate in certain circumstances the liability of directors of Phoenix and PCC for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director: (i) for breach of the director's duty of loyalty to Phoenix and PCC or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL; or (iv) for transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such a person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsections (s) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person acting in any of the capacities set forth in the second preceding paragraph against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

    Phoenix's and PCC's Bylaws require Phoenix and PCC, under certain circumstances, to indemnify any person who is or was a director or officer against expense (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Phoenix and PCC and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws of Phoenix and PCC also provide that expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by Phoenix and PCC in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitle to be indemnified by Phoenix and PCC as authorized in the Bylaws.

    In addition, Phoenix and PCC will apply for directors' and officers' liability insurance which, if issued, insures against liabilities that directors and officers of Phoenix and PCC may incur in such capacities. The risks covered by such policies do not exclude liabilities under the Securities Act.

    TechniGraphix, Inc. is a Maryland Corporation.

    Section 2-148 of the Maryland General Corporation Law ("MGCL") provides that a Maryland corporation may indemnify any director or officer made party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with such proceeding unless it is established that (i) the director's or officer's act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or, (iii) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that his act was unlawful. However, if the proceeding was one by or in the right of the corporation, indemnification may not be made if the director or officer is adjudged to be liable to the corporation. A director or officer may not be indemnified in respect of any proceeding charging improper personal benefit, whether or not involving action in his official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. A director or officer who has been successful, on the merits or otherwise, must be indemnified against reasonable expenses incurred in connection with the proceeding.

    TechniGraphix, Inc.'s Bylaws requires that each and every person who serves now or hereafter shall serve as a director or officer of TechniGraphix, Inc., and each and every person who at the request of TechniGraphix, Inc. serves now or hereafter shall serve as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified according to the MGCL. TechniGraphix, Inc.'s Bylaws also provide for expenses incurred by such a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by TechniGraphix, Inc. in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by TechniGraphix, Inc. Such right of indemnification shall not be deemed exclusive of any other rights to which such person may be entitled.

    Maryland (MD.) Realty, LLC is a Maryland limited liability company.

    Section 4A-301 of the Maryland Limited Liability Company Act of 1992 provides that no member shall be personally liable for the obligations of the limited liability company, whether arising in contract, tort or otherwise, solely by reason of being a member of the limited liability company.

    The operating agreement of Maryland (MD.) Realty, LLC ("Maryland Realty") provides that any person made or threatened to be made a party to an action or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate, then, is, or was a member of Maryland Realty, or then serves or has served on behalf of Maryland Realty in any capacity at the request of Maryland Realty, shall be indemnified by Maryland Realty against reasonable expenses, judgements, fines and amounts actually and necessarily incurred in connection with the defense of such action or proceeding or in connection with an appeal therein, to the fullest extent permissible by the laws of the State of Maryland. Such right of indemnification shall not be deemed exclusive of any other rights to which such person may be entitled.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


(a) Exhibits. A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately proceeds such exhibits and is hereby incorporated by reference.


(b) Financial Statement Schedules.



    - Report of Independent Accountants on Financial Statement Schedule.



    - Schedule II.



    - Valuation and Qualifying Accounts.


ITEM 22. UNDERTAKINGS

    Each of the undersigned Registrants hereby undertakes:

    (1) to file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, each of the Registrants has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of a Registrant in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    Each of the undersigned Registrants hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Phoenix Color Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of May, 1999.


                                PHOENIX COLOR CORP.

                                By:              /s/ LOUIS LASORSA
                                     -----------------------------------------
                                                   Louis LaSorsa
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                By:             /s/ EDWARD LIEBERMAN
                                     -----------------------------------------
                                                  Edward Lieberman
                                            PRINCIPAL ACCOUNTING OFFICER

                               POWER OF ATTORNEY


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints LOUIS LASORSA and EDWARD LIEBERMAN and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may unlawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or thereto has been signed below by the following persons in the capacities and on the date indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ LOUIS LASORSA         Chairman, Chief Executive
------------------------------    Officer                        May 5, 1999
        Louis LaSorsa

     /s/ EDWARD LIEBERMAN       Executive Vice President,
------------------------------    Chief Financial Officer,       May 5, 1999
       Edward Lieberman           Secretary and Director

    /s/ DION VON DER LIETH      Senior Vice President,
------------------------------    Sales and Marketing, and       May 5, 1999
      Dion von der Lieth          Director

                                Vice President,
       /s/ JOHN CARBONE           Manufacturing, Book
------------------------------    Manufacturing, and             May 5, 1999
         John Carbone             Director

       /s/ DAVID RUBIN          Director
------------------------------                                   May 5, 1999
         David Rubin

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, PCC Express, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of May, 1999.


                                PCC EXPRESS, INC.

                                By:              /s/ LOUIS LASORSA
                                     -----------------------------------------
                                                   Louis LaSorsa
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                By:             /s/ EDWARD LIEBERMAN
                                     -----------------------------------------
                                                  Edward Lieberman
                                            PRINCIPAL ACCOUNTING OFFICER

                               POWER OF ATTORNEY


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints LOUIS LASORSA and EDWARD LIEBERMAN and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may unlawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or thereto has been signed below by the following persons in the capacities and on the date indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ LOUIS LASORSA         Chairman, Chief Executive
------------------------------    Officer                        May 5, 1999
        Louis LaSorsa

     /s/ EDWARD LIEBERMAN       Executive Vice President,
------------------------------    Chief Financial Officer,       May 5, 1999
       Edward Lieberman           Secretary and Director

    /s/ DION VON DER LIETH      Senior Vice President,
------------------------------    Sales and Marketing, and       May 5, 1999
      Dion von der Lieth          Director

                                Vice President,
       /s/ JOHN CARBONE           Manufacturing, Book
------------------------------    Manufacturing, and             May 5, 1999
         John Carbone             Director

       /s/ DAVID RUBIN          Director
------------------------------                                   May 5, 1999
         David Rubin

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, TechniGraphix, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of May, 1999.


                                TECHNIGRAPHIX, INC.

                                By:              /s/ LOUIS LASORSA
                                     -----------------------------------------
                                                   Louis LaSorsa
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                By:             /s/ EDWARD LIEBERMAN
                                     -----------------------------------------
                                                  Edward Lieberman
                                            PRINCIPAL ACCOUNTING OFFICER

                               POWER OF ATTORNEY


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints LOUIS LASORSA and EDWARD LIEBERMAN and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may unlawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or thereto has been signed below by the following persons in the capacities and on the date indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ LOUIS LASORSA         Chairman, Chief Executive
------------------------------    Officer                        May 5, 1999
        Louis LaSorsa

     /s/ EDWARD LIEBERMAN       Executive Vice President,
------------------------------    Chief Financial Officer,       May 5, 1999
       Edward Lieberman           Secretary and Director

    /s/ DION VON DER LIETH      Senior Vice President,
------------------------------    Sales and Marketing, and       May 5, 1999
      Dion von der Lieth          Director

                                Vice President,
       /s/ JOHN CARBONE           Manufacturing, Book
------------------------------    Manufacturing, and             May 5, 1999
         John Carbone             Director

       /s/ DAVID RUBIN          Director
------------------------------                                   May 5, 1999
         David Rubin

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Phoenix (MD.) Realty, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of May, 1999.


                                PHOENIX (MD.) REALTY, LLC

                                By:              /s/ LOUIS LASORSA
                                     -----------------------------------------
                                                   Louis LaSorsa
                                                 OPERATING MANAGER

                                By:             /s/ EDWARD LIEBERMAN
                                     -----------------------------------------
                                                  Edward Lieberman
                                            PRINCIPAL ACCOUNTING OFFICER

                               POWER OF ATTORNEY


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints LOUIS LASORSA and EDWARD LIEBERMAN and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may unlawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or thereto has been signed below by the following persons in the capacities and on the date indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman, Chief Executive
      /s/ LOUIS LASORSA           Officer and Director of
------------------------------    Phoenix Color Corp., sole      May 5, 1999
        Louis LaSorsa             member of Phoenix (MD.)
                                  Realty LLC
                                Executive Vice President,
                                  Chief Financial Officer,
     /s/ EDWARD LIEBERMAN         Secretary and Director of
------------------------------    Phoenix Color Corp., sole      May 5, 1999
       Edward Lieberman           member of Phoenix (MD.)
                                  Realty LLC
                                Senior Vice President,
    /s/ DION VON DER LIETH        Sales and Marketing, and
------------------------------    Director of Phoenix Color      May 5, 1999
      Dion von der Lieth          Corp., sole member of
                                  Phoenix (MD.) Realty LLC
                                Vice President,
                                  Manufacturing, Book
       /s/ JOHN CARBONE           Manufacturing, and
------------------------------    Director of Phoenix Color      May 5, 1999
         John Carbone             Corp., sole member of
                                  Phoenix (MD.) Realty LLC
       /s/ DAVID RUBIN          Director of Phoenix Color
------------------------------    Corp., sole member of          May 5, 1999
         David Rubin              Phoenix (MD.) Realty LLC

                      PHOENIX COLOR CORP. AND SUBSIDIARIES
                    INDEX TO FINANCIAL STATEMENTS SCHEDULES



Index to Financial Statements Schedules....................................................................     S-1

Report of Independent Accountants..........................................................................     S-2

Schedule II--Valuation and Qualifying Accounts.............................................................     S-3

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE



To the Board of Directors of
Phoenix Color Corp.



Our audits of the consolidated financial statements referred to in our report dated February 12, 1999, except for Note 13, as to which the date is April 13, 1999, appearing in the Prospectus also included an audit of the financial statement schedule listed in Item 21(b) on page II-3 of this Registration Statement. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



                                          PricewaterhouseCoopers LLP



Baltimore, Maryland
February 12, 1999, except Note 13,
as to which the date is April 13, 1999

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)



                                                                              ADDITIONS
                                                                     ----------------------------
                                                        BALANCE AT    CHARGED TO       REBATES                     BALANCE
                                                         BEGINNING     COSTS AND     CHARGED TO                   AT END OF
DESCRIPTION                                               OF YEAR     EXPENSES(1)       SALES       DEDUCTIONS      YEAR
------------------------------------------------------  -----------  -------------  -------------  -------------  ---------

Allowance for Doubtful Accounts Receivable and
  Rebates:

  Year ended December 31, 1998........................   $     674     $     150      $     823      $     533    $   1,114
                                                             -----         -----          -----          -----    ---------
                                                             -----         -----          -----          -----    ---------

  Year ended December 31, 1997........................   $     687     $      --      $     533      $     546    $     674
                                                             -----         -----          -----          -----    ---------
                                                             -----         -----          -----          -----    ---------

  Year ended December 31, 1996........................   $      18     $     134      $     535      $      --    $     687
                                                             -----         -----          -----          -----    ---------
                                                             -----         -----          -----          -----    ---------



(1) Includes an addition of $134 in 1996 associated with the recording of receivables and the related allowance for doubtful accounts acquired in 1996 in connection with the acquisition of New England Book Holding Corporation.

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement
       2.1   Acquisition Agreement dated as of November 30, 1998 among the Company, Carl E. Carlson, Wayne L.
             Sorensen, Donald Davis, Margaret Davis and Viking Leasing Partnership (schedules and exhibits omitted)
       2.2   Acquisition Agreement dated as of February 3, 1999 among the Company, TechniGraphix, Inc., Debra A.
             Barry and Jack L. Tiner (schedules and exhibits omitted)
       2.3   Stock Purchase Agreement dated as of December 27, 1995 among the Company and various stockholders of New
             England Book Holding Corporation
       2.4   Plan and Agreement of Merger of Phoenix Color Corp. (New York) into Phoenix Merger Corp. (Delaware)
       3.1   Certificate of Incorporation of the Company
       3.2   By-Laws of the Company
       4.1   Note Purchase Agreement dated January 28, 1999 among the Company, the Guarantors and the Initial
             Purchasers
       4.2   Indenture dated as of February 2, 1999 among the Company, the Guarantors and Chase Manhattan Trust
             Company, National Association, Trustee
       4.3   Registration Rights Agreement dated as of February 2, 1999 among the Company, the Guarantors and the
             Initial Purchasers
       4.4   Form of Initial Global Note (included as Exhibit A to Exhibit 4.2)
       4.5   Form of Initial Certificated Note (included as Exhibit B to Exhibit 4.2)
       4.6   Form of Exchange Global Note (included as Exhibit C to Exhibit 4.2)
       4.7   Form of Exchange Certificated Note (included as Exhibit D to Exhibit 4.2)
       5.1   Opinion letter of Bresler Goodman & Unterman, LLP*
      10.1   Employment Agreement dated as of February 12, 1999 between the Company and Jack L. Tiner
      10.2   Employment Agreement dated as of January 4, 1999 between the Company and Carl E. Carlson
      10.3   Non-Competition Agreement dated as of January 4, 1999 between the Company and Wayne L. Sorensen
      10.4   Credit Agreement dated as of September 15, 1998 among the Company, the Guarantors and First Union
             National Bank as Agent, as Issuer and as Lender (schedules omitted)
      10.5   Revolving Credit Note dated as of September 15, 1998 executed by the Company and the Guarantors
      10.6   Master Security Agreement dated as of September 15, 1998 among the Company, the Guarantors and First
             Union National Bank as Collateral Agent (schedules omitted)*
      10.7   Master Pledge Agreement dated as of September 15, 1998 executed by the stockholders of the Company
             (schedules omitted)
      10.8   Subsidiary Pledge Agreement dated as of September 15, 1998 executed by the Company (schedules omitted)
      10.9   Loan and Security Agreement dated as of February 1, 1996 among the Company, CoreStates Bank, N.A. as
             Issuer and Lender and Fleet Bank as Co-Agent and Lender
      10.10  Form of Stock Pledge Agreement dated as of February 1, 1996 among the Company, CoreStates Bank, N.A. as
             Issuer and Lender and Fleet Bank as Co-Agent and Lender
      10.11  Form of Surety Agreement dated as of February 1, 1996 among the Company, CoreStates Bank, N.A. as Issuer and Lender and Fleet Bank as Co-Agent and Lender

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.12  Lease Agreement dated as of January 4, 1999 between the Company and Laurel Limited Partnership for the facility located at 13825 West Laurel Drive, Lake Forest, IL 60301
      10.13  Lease Agreement dated as of March 20, 1998 between the Company and Maurice M. Weill, Trustee under
             Indenture dated December 6, 1984 for the facility located at 40 Green Pond Road, Rockaway, NJ 07866*
      10.14  Lease Agreement dated as of March 31, 1997 between the Company and Constitution Realty Company, LLC for the facility located at 555 Constitution Drive, Taunton, MA 02780*
      10.15  Lease Agreement dated as of November 16, 1987 between the Company and 474431 Associates, as modified by a lease modification Agreement with CMC Factory Holding Company, LLC, dated November 4, 1996 for the facility located at 47-07 30th Place, Long Island City, NY 11101**
      10.16  Escrow Agreement dated as of February 1, 1996 among the Company and various stockholders of New England
             Book Holding Corporation
      12.1   Statement concerning calculation of Ratio of Earnings to Fixed Charges
      12.2   Statement concerning calculation of EBITDA, Ratio of total debt to EBITDA, and EBITDA to cash interest expense
      21.1   Subsidiaries of the Company
      23.1   Consent of Bresler Goodman & Unterman, LLP (included in Exhibit 5.1)*
      23.2   Consent of PricewaterhouseCoopers LLP
      24.1   Powers of attorney (included on signature pages)
      25.1   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Chase Manhattan Trust
             Company, National Association
      99.1   Form of Letter of Transmittal*
      99.2   Form of Notice of Guaranteed Delivery*
      99.3   Form of Instructions to Registered Holder from Beneficial Holder*
      99.4   Form of Letter to Brokers, Dealers and Financial Institutions*
      99.5   Form of Letter to Client*


------------


*   filed with this Amendment No. 2.



** Filed under Form SE in accordance with Rule 201 of Regulation S-T pursuant to a temporary hardship exemption.